   As Filed With the Securities and Exchange Commission on January 27, 2000.

                                                       Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------

                               Allscripts, Inc.

            (Exact name of registrant as specified in its charter)

         Delaware                    5122                    36-3444974
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)

                              2401 Commerce Drive
                         Libertyville, Illinois 60048
                                (847) 680-3515
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                                ---------------

                                Glen E. Tullman
                     Chairman and Chief Executive Officer
                              2401 Commerce Drive
                         Libertyville, Illinois 60048
                                (847) 680-3515
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
          Joseph H. Greenberg                    Mitchell L. Hollins
       Gardner, Carton & Douglas            Sonnenschein Nath & Rosenthal
  321 North Clark Street, Suite 2900              8000 Sears Tower
        Chicago, Illinois 60610                Chicago, Illinois 60606
            (312) 644-3000                         (312) 876-8000

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
  Title of Each Class                   Proposed Maximum  Proposed Maximum
  of Securities to be     Amount to be   Offering Price      Aggregate         Amount of
       Registered        Registered (1)  Per Share (2)   Offering Price (2) Registration Fee
--------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share........   2,300,000        $46.3125        $106,518,750        $28,121
--------------------------------------------------------------------------------------------

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(1) Includes a maximum of 300,000 shares that may be purchased by the underwriters to cover over-allotments, if any.
(2) Average of the high and low prices on the Nasdaq National Market on January 20, 2000. Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(c).

                                ---------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion. Dated January 27, 2000.

                                2,000,000 Shares

                                Allscripts, Inc.

                             [LOGO FOR ALLSCRIPTS]
                                  Common Stock

                                  ----------

  Allscripts, Inc. is offering 692,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 1,308,000 shares. Allscripts will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

  The common stock is quoted on the Nasdaq National Market under the symbol "MDRX". The last reported sale price of the common stock on January 26, 2000 was $51.50 per share.

  See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.

                                  ----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

                                                        Per Share    Total
                                                        --------- ------------
   Initial price to public.............................  $        $
   Underwriting discount...............................  $        $
   Proceeds, before expenses, to Allscripts............  $        $
   Proceeds, before expenses, to the selling
    stockholders.......................................  $        $

  To the extent that the underwriters sell more than 2,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 300,000 shares from Allscripts at the initial price to public less the underwriting discount.

                                  ----------

  The underwriters expect to deliver the shares against payment in New York,
New York on            , 2000.

Goldman, Sachs & Co.

           Bear, Stearns & Co. Inc.

                       CIBC World Markets

                                                        Wit Capital Corporation

                                  -----------

                      Prospectus dated             , 2000.

                               PROSPECTUS SUMMARY

   This is a summary and does not contain all the information that may be important to you. You should read the more detailed information included in this prospectus. All information in this prospectus gives effect to a one-for-six reverse split of our common stock effected on June 28, 1999. Except as otherwise noted, the information contained in this prospectus assumes that the underwriters will not exercise the over-allotment option, and no other person will exercise any other outstanding option or warrant.

                                Allscripts, Inc.

   We provide physicians with Internet and client/server medication management solutions designed to improve the quality and cost effectiveness of pharmaceutical healthcare. Our technology-based approach focuses on the point of care, where prescriptions and many other healthcare transactions originate, and creates an electronic dialogue between physicians and other participants in the healthcare delivery process, including patients, pharmacies, managed care organizations and pharmaceutical manufacturers.

   We believe physicians find our solutions attractive because incorporating these solutions into their office work flow can increase efficiency and profitability, reduce medication errors and improve the quality of patient care. We also believe that, in addition to medication management, there are other aspects of the physician's daily work flow that can be effectively addressed through technology-focused solutions. We intend to enhance our current offerings by integrating new products and services that address these needs.

   The traditional process for prescribing and delivering medications is inefficient, unnecessarily costly and error-prone. Our Internet and in-office comprehensive solutions are designed to improve and streamline every step of the pharmaceutical healthcare process in a way that can benefit each participant. Our medication management solutions enable physicians to improve their prescribing at the point of care by providing them with information about potential adverse drug interactions, patient drug history and managed care guidelines. This ready access to information during the prescribing process reduces the time physicians spend clarifying and changing prescriptions, enables them to better manage financial risk and can reduce medication errors. Our products also enable physicians to increase practice revenue by dispensing their most commonly prescribed medications to their patients at the point of care. In addition, our solutions make it possible for patients to have their prescriptions electronically routed to the pharmacy of their choice or to benefit from the convenience, immediacy and confidentiality of receiving their medications in the physician's office. Our solutions also benefit managed care organizations by promoting higher physician compliance with their pharmacy guidelines, while pharmacies benefit from improved communication with physicians, which enhances efficiency and reduces the likelihood of errors. We also believe that our medication management solutions as well as the new products and services that we intend to offer in the future will benefit additional participants in the healthcare delivery process.

   We currently offer products in four categories: point-of-care medication management, Internet products and services, including e-detailing, information products and prepackaged medications. Our TouchScript software enables electronic prescribing, routing of prescription information and capturing of prescription data at the point of care. Our other e-commerce products and services offer physicians and their patients medication-related education and information services. We also sell prepackaged medications to physicians so they can offer their patients the convenience of receiving prescription medications in the physician's office.

   We believe that our experience in the pharmaceutical healthcare delivery process gives us a competitive advantage. Through our business relationships with thousands of physicians, we have developed an understanding of their office work flow and business practices. Versions of TouchScript are currently installed and used in over 400 physician practice sites, and we have facilitated relationships between many of the country's largest managed care payers and our physician customers under which our customers can obtain reimbursement for prescription medications dispensed in their offices. In addition, our experience in providing medication management solutions has given us a thorough understanding of the complex and dynamic healthcare regulatory environment. Finally, we believe that our management team, which is experienced in managing rapidly growing public companies that use technology to change business processes, further enhances our competitive advantage.

                             Corporate Information

   Allscripts was incorporated in Illinois in 1986 and was reincorporated in Delaware in 1999. Our executive offices are at 2401 Commerce Drive, Libertyville, Illinois 60048. Our telephone number is (847) 680-3515; our Internet e-mail address is info@allscripts.com; and our Web site is www.Allscripts.com. Information contained on our Web site is not part of this prospectus.

   TouchScript(R) and MedSmart(R) are registered trademarks of Allscripts, Inc. Allscripts(TM), 3Touch Prescribing(TM), Physician's Interactive(TM), ScriptGuard(TM), Personal Prescriber(TM), e-detailing(TM) and Intelligent Reminder(TM) are trademarks of Allscripts, Inc. All other trademarks, brand marks, trade names and registered marks used in this prospectus are trademarks, brand marks, trade names or registered marks of their respective owners.

                                  The Offering

Shares offered by
 Allscripts.............     692,000
Shares offered by the
 selling stockholders...   1,308,000
Shares to be outstanding
 after the offering
 (1)....................  25,210,571
Nasdaq National Market
 symbol.................  MDRX
Use of proceeds.........  Working capital and other general corporate purposes. See
                          "Use of Proceeds."

-------
(1) Based on shares outstanding as of January 26, 2000. It excludes an aggregate of up to 3,315,115 shares comprised of:
  . 63,799 shares issuable upon the exercise of warrants that were outstanding as of December 31, 1999, at a weighted average exercise price of $1.58 per share;
  . 2,584,312 shares issuable upon the exercise of stock options that were outstanding on December 31, 1999 with a weighted average exercise price of $4.11 per share; and
  . 667,004 shares available for future grant as of December 31, 1999 under our Amended and Restated 1993 Stock Incentive Plan.
   See "Shares Eligible for Future Sale."

                      Summary Consolidated Financial Data
                     (In thousands, except per share data)

   The following table summarizes our financial data and should be read together with our consolidated financial statements, including the related notes, and the other financial information in this prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                         Nine Months
                                                                            Ended
                                  Year Ended December 31,               September 30,
                          -------------------------------------------  ----------------
                           1994     1995     1996     1997     1998     1998     1999
                          -------  -------  -------  -------  -------  -------  -------
Statements of Operations
 Data:
Revenue.................  $32,635  $33,310  $33,462  $30,593  $23,682  $18,167  $19,395
Gross profit............   11,029    9,168   10,072    9,476    6,362    4,936    4,001
Loss from continuing
 operations.............   (3,019)  (5,752)  (4,430)  (8,991)  (7,694)  (5,684) (10,462)
Gain from sale of
 discontinued
 operations.............      --       --       --       --       --       --     3,547
Net loss................   (2,662)  (4,363)  (2,941) (10,799)  (7,514)  (5,592)  (6,273)
Net loss attributable to
 common stockholders....   (2,988)  (5,286)  (3,864) (11,722)  (9,929)  (7,380)  (8,471)
Basic and diluted net
 loss from continuing
 operations per share...  $ (8.34) $ (3.84) $ (1.87) $ (3.35) $ (1.66) $ (1.35) $ (1.24)
Weighted average shares
 used in computing per
 share calculation......      401    1,737    2,854    2,956    6,076    5,557   10,199
Pro forma basic and
 diluted net loss from
 continuing operations
 per share (1)..........                                      $ (1.15) $ (0.70) $ (0.82)
Shares used in computing
 pro forma basic and
 diluted net loss from
 continuing operations
 per share (1)..........                                        9,073    8,554   12,797
Other Operating Data:
Traditional revenue
 (2)....................  $32,635  $33,310  $33,462  $30,593  $22,338  $17,302  $13,807
E-commerce revenue (3)..      --       --       --       --     1,344      865    5,588
                          -------  -------  -------  -------  -------  -------  -------
Revenue.................  $32,635  $33,310  $33,462  $30,593  $23,682  $18,167  $19,395
                          =======  =======  =======  =======  =======  =======  =======

-------
(1) Pro forma basic and diluted net loss from continuing operations per share information reflects the impact of the conversion of all shares of convertible preferred stock into common stock upon the closing of our initial public offering as well as the issuance of 19,958 shares of common stock upon the closing of our initial public offering pursuant to a contingent payment obligation on basic and diluted net loss per share as of the beginning of the year, or date of issuance, if later, using the if-converted method. In addition, the unaudited pro forma net loss per share information excludes accretion and accrued dividends on redeemable preferred shares as redemption of these shares, which occurred upon the closing of our initial public offering, is assumed to have occurred as of the beginning of the year or, if later, the date of issuance.
(2) Traditional revenue is derived from the sale of prescription medications to physicians through channels other than the Internet.
(3) E-commerce revenue is derived primarily from the sale of prescription medications over the Internet to physicians and also includes revenue from software license fees, computer hardware sales and leases, and related services.

                                                           September 30, 1999
                                                         -----------------------
                                                         Actual  As Adjusted (1)
                                                         ------- ---------------
Balance Sheet Data:
Cash and marketable securities.......................... $63,089     $96,356
Working capital.........................................  65,111      98,378
Total assets............................................  78,947     112,214
Long-term debt, net of current portion..................      59          59
Total stockholders' equity..............................  71,856     105,123

-------
(1) The consolidated balance sheet data at September 30, 1999, as adjusted, gives effect to the sale of 692,000 shares at an assumed initial price to the public of $51.50 per share, after deducting the underwriting discount and estimated offering expenses payable by us.

                                  RISK FACTORS

    You should carefully consider the risks and uncertainties described below and other information in this prospectus before deciding to invest in our common stock. These are not the only risks and uncertainties that we face. Additional risks and uncertainties that we do not currently know about or that we currently believe are immaterial may also harm our business operations. If any of these risks or uncertainties occurs, it could have a material adverse effect on our business, the trading price of our common stock could decline and you could lose all or part of your investment.

                          Risks Related to Our Company

If physicians do not accept our products and services, our growth will be impaired.

    Our business model depends on our ability to sell our TouchScript system to physicians and other healthcare providers and to generate usage by a large number of physicians. We have not achieved this goal with previous or currently available versions of our software. Physician acceptance of our products and services will require physicians to adopt different behavior patterns and new methods of conducting business and exchanging information. We cannot assure you that physicians will integrate our products and services into their office work flow or that participants in the pharmaceutical healthcare market will accept our products and services as a replacement for traditional methods of conducting pharmaceutical healthcare transactions. Achieving market acceptance for our products and services will require substantial marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the pharmaceutical healthcare industry. If we fail to achieve broad acceptance of our products and services by physicians and other healthcare participants or to position our services as a preferred method for pharmaceutical healthcare delivery, our prospects for growth will be diminished.

Because our business model is new and unproven, our operating history is not indicative of our future performance and our business is difficult to evaluate.

    Because we have not yet successfully implemented our business model, we do not have an operating history upon which you can evaluate our prospects, and you should not rely upon our past performance to predict our future performance. We sold our pharmacy benefit management business in March 1999. Revenue from this discontinued operation was $42,225,000 in 1996, $44,719,000 in 1997 and $52,866,000 in 1998, which exceeded revenue from continuing operations in each of those years. For the year ended December 31, 1998, we generated 93.4% of our revenue from the sale of prepackaged medications to doctors for dispensing at the point of care, without the use of our TouchScript system and 81.5% for the nine months ended September 30, 1999. Accordingly, our operating history is not indicative of our future performance under our new business model. In attempting to implement our business model, we are significantly changing our business operations, sales and implementation practices, customer service and support operations and management focus. We are also facing new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets, the need to develop strategic relationships and other risks described below.

We have a substantial accumulated deficit because of our operating losses and may never be profitable.

    At September 30, 1999, we had an accumulated deficit of $57,038,000, and we expect to continue to incur significant operating losses and that our operating losses will continue to increase as we invest in the growth of our business and the implementation of our business strategy. We cannot be certain that we will ever become profitable. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future.

If we are unable to maintain existing relationships and create new relationships with managed care payers, our prospects for growth will suffer.

    We rely on managed care organizations to reimburse our physician customers for prescription medications dispensed in their offices. While many of the leading managed care payers and pharmacy benefit managers currently reimburse our physicians for in-office dispensing, none of these payers is under a long-term obligation to do so. If we are unable to increase the number of managed care payers that reimburse for in-office dispensing, or if some or all of the payers who currently reimburse physicians decline to do so in the future, utilization of our products and, therefore, our growth will be impaired.

If we are unable to successfully introduce new products, our business prospects will be impaired.

    The successful implementation of our business model depends on our ability to introduce new products and to introduce these new products on schedule. See "Business--Products and Services" and "--Product Development and Technology." We cannot assure you that we will be able to introduce new products or our products currently under development on schedule, or at all. In addition, early releases of software often contain errors or defects. We cannot assure you that, despite our extensive testing, errors will not be found in our new product releases and services before or after commercial release, which would result in product redevelopment costs and loss of, or delay in, market acceptance. A failure by us to introduce planned products or other new products or to introduce these products on schedule could have a material adverse effect on our business prospects.

Our business will not be successful unless we establish and maintain strategic relationships.

    To be successful, we must establish and maintain strategic relationships with leaders in a number of healthcare and Internet industry segments. This is critical to our success because we believe that these relationships will enable us to:

  . extend the reach of our products and services to a larger number of physicians and to other participants in the healthcare industry;

  . develop and deploy new products;

  . further enhance the Allscripts brand; and

  . generate additional revenue.

    Entering into strategic relationships is complicated because some of our current and future strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to establish relationships with key participants in the healthcare industry if we have relationships with their competitors. Moreover, many potential strategic partners have resisted, and may continue to resist, working with us until our products and services have achieved widespread market acceptance.

    Once we have established strategic relationships, we will depend on our partners' ability to generate increased acceptance and use of our products and services. To date, we have established only a limited number of strategic relationships, and these relationships are in the early stages of development. We have limited experience in establishing and maintaining strategic relationships with healthcare and Internet industry participants. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, and our business will suffer.

If potential customers take a long time to evaluate the purchase of our products and services, we could incur additional selling expenses and require additional working capital.

    The length of the selling cycle for our current TouchScript product depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer, and is difficult to predict. Because we are focusing our marketing efforts on large healthcare organizations, the sale and implementation process has generally been lengthy due to these organizations' complex decision-making processes. If potential customers take longer than we expect to decide whether to purchase our solutions, our selling expenses could increase, and we may need to raise additional capital sooner than we would otherwise need to.

If we cannot keep pace with advances in technology, our business could be harmed.

    If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the Internet and healthcare information markets are characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers' requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers' requirements.

    We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. An unexpectedly large increase in the volume or pace of traffic on our Web site or the number of orders placed by customers may require us to expand and further upgrade our technology. We may not be able to project the rate or timing of increases in the use of our Web site accurately or to expand and upgrade our systems and infrastructure to accommodate such increases. Difficulties in managing any future growth could have a significant negative impact on our business because we may incur unexpected expenses and be unable to meet our customers' requirements.

If we lose the services of our key personnel, we may be unable to replace them, and our business could be negatively affected.

    Our success depends in large part on the continued service of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Glen E. Tullman, our Chairman and Chief Executive Officer, and David B. Mullen, our President and Chief Financial Officer, are integral to the execution of our business strategy. If one or more of our key employees leaves Allscripts, we will have to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could negatively affect our business, financial condition and results of operations.

If we are unable to implement our acquisition strategy successfully, our ability to expand our product and service offerings and our customer base may be limited.

    We regularly evaluate acquisition opportunities. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns, entry into markets in which we have little or no direct prior experience, the potential loss of key employees of the acquired company and our inability to maintain the goodwill of the acquired businesses. In order to expand our product and service offerings and grow our business by reaching new customers, we may continue to acquire businesses that we believe are complementary. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations and technology successfully with our own and maintain the goodwill of the acquired business. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than we have. Competition for these acquisition targets could also result in increased prices of acquisition targets.

    Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, the writeoff of software development costs and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition, operating results and prospects. We have taken, and in the future may take, charges against earnings in connection with acquisitions. The costs and expenses incurred may exceed the estimates upon which we based these charges.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position will suffer.

    Our business plan is predicated on our proprietary systems and technology, including TouchScript. We protect our proprietary rights through a combination of trademark, trade secret and copyright law, confidentiality agreements and technical measures. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot assure you that the steps we have taken will prevent misappropriation of technology. Misappropriation of our intellectual property would have a material adverse effect on our competitive position. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs as a result.

If we are deemed to infringe on the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

    We could be subject to intellectual property infringement claims as the number of our competitors grows and the functionality of our applications overlaps with competitive products. While we do not believe that we have infringed or are infringing on any valid proprietary rights of third parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any infringement claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Factors beyond our control could cause interruptions in our operations, which would adversely affect our reputation in the marketplace and our results of operations.

    To succeed, we must be able to operate our systems without interruption. Certain of our communications and information services are provided through our service providers. Our operations are vulnerable to interruption by damage from a variety of sources, many of which are not within our control, including:

  .power loss and telecommunications failures;

  .software and hardware errors, failures or crashes;

  .computer viruses and similar disruptive problems; and

  .fire, flood and other natural disasters.

    We have no comprehensive plans for these contingencies. Any significant interruptions in our services would damage our reputation in the marketplace and have a negative impact on our results of operations.

We may be liable for use of data we provide.

    We provide data for use by healthcare providers in treating patients. Third-party contractors provide us with most of this data. Although no claims have been brought against us alleging injuries related to the use of our data, claims may be made in the future. While we maintain product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could materially harm our financial condition.

If our security is breached, we could be subject to liability, and people could be deterred from using our services.

    The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to conducting e-commerce and engaging in sensitive communications over the Internet. Our strategy relies on the use of the Internet to transmit confidential information. We believe that any well-publicized compromise of Internet security may deter people from using the Internet for these purposes, and from using our system to conduct transactions that involve transmitting confidential healthcare information.

    It is also possible that third parties could penetrate our network security or otherwise misappropriate patient information and other data. If this happens, our operations could be interrupted, and we could be subject to liability. We may have to devote significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches. We could face financial loss, litigation and other liabilities to the extent that our activities or the activities of third-party contractors involve the storage and transmission of confidential information like patient records or credit information. In addition, we could incur additional expenses if new regulations regarding the use of personal information are introduced.

If we are unable to obtain additional financing for our future needs, our growth prospects and our ability to respond to competitive pressures will be impaired.

    We expect the net proceeds to us of this offering, together with our existing cash and borrowings under our line of credit, to be sufficient to meet our anticipated needs for working capital and other cash requirements for at least the next twelve months. We may need to raise additional funds sooner, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. We cannot be certain that additional financing will be available on favorable terms, or at all. If adequate financing is not available or is not available on acceptable terms, our ability to fund our expansion, take advantage of potential acquisition opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited.

If our content and service providers fail to perform adequately, our reputation in the marketplace and results of operations could be adversely affected.

    We depend on independent content and service providers for many of the benefits we provide through our TouchScript system, including the maintenance of managed care pharmacy guidelines, drug interaction reviews and the routing of transaction data to third-party payers. Any problems with our providers that result in interruptions of our services or a failure of our services to function as desired could damage our reputation in the marketplace and have a material adverse effect on our results of operations. We may have no means of replacing content or services on a timely basis or at all if they are inadequate or in the event of a service interruption or failure.

    We also expect to rely on independent content providers for the majority of the clinical, educational and other healthcare information that we plan to provide on our Web site. In addition, we will depend on our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to demand and evolving healthcare industry trends. Any failure by these parties to develop and maintain high quality, attractive content could impair the value of the Allscripts brand and our results of operations.

If third-party payers force us to reduce our prices, our results of operations could suffer.

    We expect to derive a majority of our revenue from the sale, including over the Internet, of prepackaged medications to physicians. We may be subject to pricing pressures with respect to our future sales of prepackaged medications arising from various sources, including practices of managed care organizations and any governmental action requiring or allowing pharmaceutical reimbursement under Medicare. If our pricing of prepackaged medications experiences significant downward pressure, our business will be less profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

If we incur costs exceeding our insurance coverage in lawsuits pending against us or that are brought against us in the future, it could materially adversely affect our financial condition.

    We are a defendant in numerous multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. While we do not believe we have any significant liability in these lawsuits, in the event we were found liable in these lawsuits or in any other lawsuits filed against us in the future in connection with these weight-loss drugs or otherwise, and if our insurance coverage were inadequate to satisfy these liabilities, it could have a material adverse effect on our financial condition. See "Business--Legal Proceedings."

If our principal supplier fails or is unable to perform its contract with us, we may be unable to meet our commitments to our customers.

    We currently purchase a majority of the medications that we repackage from McKesson HBOC, Inc. We have an agreement with this supplier that expires in September 2001. If we do not meet certain minimum purchasing requirements, McKesson may increase the prices that we pay under this agreement, in which case we would have the option to terminate the agreement. Although we believe that there are a number of other sources of supply of medications, if McKesson fails or is unable to perform under our agreement, particularly at certain critical times during the year, we may be unable to meet our commitments to our customers, and our relationships with our customers could suffer.

Year 2000 problems may adversely affect us.

    We have not experienced any Year 2000-related problems with our medication management products or with third-party software, hardware or services on which we rely. It is possible, however, that

Year 2000 compliance problems exist that we cannot yet identify. If problems arise and we fail to address them on a timely basis, it could result in lost revenue, increased operating costs, the loss of customers and other business interruptions. As of December 31, 1999, we had incurred costs that we believe are allocable to the Year 2000 problem of approximately $175,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

Because of anti-takeover provisions under Delaware law and in our Certificate of Incorporation and By-laws, takeovers may be more difficult, possibly preventing you from obtaining optimal share price.

    Certain provisions of Delaware law and our Certificate of Incorporation and By-Laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Allscripts. For example, our Certificate of Incorporation and By-Laws provide for a classified Board of Directors and allow us to issue preferred stock with rights senior to those of the common stock without any further vote or action by the stockholders. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control of Allscripts. See "Description of Capital Stock--Preferred Stock" and "--Certain Limited Liability, Indemnification and Anti-takeover Provisions."

                         Risks Related to Our Industry

If the healthcare environment becomes more restrictive, or we do not comply with healthcare regulations, our existing and future operations may be curtailed, and we could be subject to liability.

    As a participant in the healthcare industry, our operations and relationships are regulated by a number of federal, state and local governmental entities. Because our business relationships with physicians are unique, and the healthcare electronic commerce industry as a whole is relatively young, the application of many state and federal regulations to our business operations is uncertain. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that could adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. See "Business--Governmental Regulation."

  . Electronic Prescribing. The use of our TouchScript software by physicians to perform electronic prescribing, electronic routing of prescriptions to pharmacies and dispensing is governed by state and federal law. The application of these laws to our business is uncertain because many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. The laws of many jurisdictions neither specifically permit nor specifically prohibit electronic transmission of prescription orders. Future regulation of these areas may adversely affect us.

  . Licensure. As a repackager and distributor of drugs, we are subject to regulation by and licensure with the United States Food and Drug Administration, the United States Drug Enforcement Administration and various state agencies that regulate wholesalers or distributors. Among the regulations applicable to our repackaging operation are the FDA's "good manufacturing practice" regulations. Because the FDA's good manufacturing practice regulations were designed to govern the manufacture, rather than the repackaging, of drugs, we face legal uncertainty concerning the application of some aspects of these regulations and of the standards that the FDA will enforce. Both the FDA and the DEA have the right, at any time, to inspect our facilities and operations to determine if we are operating in compliance with the requirements for licensure and all applicable laws and regulations. Along with many other drug repackagers, we have received an FDA warning letter alleging violations of FDA regulations, including the good manufacturing practice regulations.

   We have implemented procedures intended to address many of the concerns raised by the FDA in that letter and believe that our compliance with FDA regulations meets or exceeds the standard in the drug repackaging industry. We also believe that we possess all licenses required to operate our business. If, however, we do not maintain all necessary licenses, or the FDA decides to substantially modify the manner in which it has historically enforced its good manufacturing practice regulations against drug repackagers or the FDA or DEA finds any violations during one of their periodic inspections, we could be subject to liability, and our operations could be shut down.

  . Physician Dispensing. Physician dispensing of medications for profit is allowed in all states except Massachusetts and Utah and is prohibited, subject to extremely limited exceptions, in Montana and Texas. New Jersey and New York allow physician dispensing of medications for profit, but limit the number of days' supply that a physician may dispense. Other states may enact legislation prohibiting or restricting physician dispensing.

   The American Medical Association, through certain of its constituent bodies, has historically taken inconsistent positions on physician dispensing, alternately discouraging and supporting it. While the AMA's Council on Ethical and Judicial Affairs in 1986 discouraged physicians from regularly dispensing prescription pharmaceuticals, in 1987 the AMA's House of Delegates adopted the following resolution: "Resolved, that the American Medical Association support the physician's right to dispense drugs and devices when it is in the best interest of the patient and consistent with the AMA's ethical guidelines." This position was reaffirmed by the AMA House of Delegates in January 1997. The AMA's ethical guidelines provide in relevant part that "[p]hysicians may dispense drugs within their office practices provided there is no resulting exploitation of patients." While two recent Reports of the Council on Ethical and Judicial Affairs oppose the in-office sale of health-related products by physicians, these reports specifically exclude the sale of prescription items from their scope, although they do refer to the Council's 1986 Report.

  . Stark II. Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as "Stark II," applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. We believe that the physicians who use our TouchScript system or dispense drugs distributed by us are doing so in material compliance with Stark II, either pursuant to an in-office ancillary services exception or another applicable exception. While our physician customers currently do not, to any significant degree, dispense drugs that are reimbursable by Medicare or Medicaid, if they were to and if it were determined that the physicians who use our system or dispense pharmaceuticals purchased from us were not in compliance with Stark II, it could have a material adverse effect on our business, results of operations and prospects.

  . Drug Distribution. As a distributor of prescription drugs to physicians, we and our customers are also subject to the federal anti-kickback statute, which applies to Medicare, Medicaid and other state and federal programs. The statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase of goods, including drugs, covered by the programs. The anti-kickback law provides a number of exceptions or "safe harbors" for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws. If, however, it were determined that we were not in compliance with those laws, we could be subject to liability, and our operations could be curtailed.

  . Claims Transmission. As part of our services provided to physicians, our system will electronically transmit claims for prescription medications dispensed by a physician to many patients' managed care organizations and payers for immediate approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit a claim to any payer, including, for example, Medicare, Medicaid and all private health plans or managed care plans seeking payment for any services or products that have not been provided to the patient or overbilling for services or products provided. We have in place policies and procedures that we believe assure that all claims that are transmitted by our system are accurate and complete, provided that the information given to us by our customer is also accurate and complete. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent inaccurate claims from being submitted, we could be subject to liability.

  . Patient Information. Both existing and proposed federal and state laws and regulations regulate the disclosure of confidential medical information, including information regarding conditions like AIDS, substance abuse and mental illness. As part of the operation of our business, our customers may provide to us patient-specific information related to the prescription drugs that our customers prescribe to their patients. We have policies and procedures that we believe assure compliance with all federal and state confidentiality requirements for handling of confidential medical information we receive. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent the unauthorized disclosure of confidential medical information, we could be subject to liability, fines and lawsuits, or our operations could be shut down.

    In June 1999, President Clinton announced that he intended to propose broad Medicare reform legislation that would make available to Medicare recipients a subsidized prescription drug benefit. While no federal price controls are included in the current version of the proposed legislation, any legislation that reduces physician incentives to dispense medications in their offices could adversely affect physician acceptance of our products. We cannot predict whether or when future health care reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact such initiatives may have on our business, financial condition or results of operations.

If the new and rapidly evolving Internet and electronic healthcare information markets fail to develop as quickly as expected, our business prospects will be impaired.

    The Internet and electronic healthcare information markets are in the early stages of development and are rapidly evolving. A number of market entrants have introduced or developed products and services that are competitive with one or more components of the solutions we offer. In addition, several companies have recently introduced or announced their intention to introduce electronic prescribing products. We expect that additional companies will continue to enter these markets. In new and rapidly evolving industries, there is significant uncertainty and risk as to the demand for, and market acceptance of, recently introduced products and services. Because the markets for our products and services are new and evolving, we are not able to predict the size and growth rate of the markets with any certainty. We cannot assure you that markets for our products and services will develop or that, if they do, they will be strong and continue to grow at a sufficient pace. If markets fail to develop, develop more slowly than expected or become saturated with competitors, our business prospects will be impaired.

Consolidation in the healthcare industry could adversely affect our business.

    Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. If we were forced to reduce our prices, our business would become less profitable unless we were able to achieve corresponding reductions in our expenses.

If the Internet infrastructure does not continue to improve, our ability to use the Internet on a large scale could be compromised.

    If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it. The Internet may not prove to be a viable commercial medium because of inadequate development of the necessary infrastructure, lack of timely development of complementary products like high speed modems, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation. Because our business plan relies heavily on the viability of the Internet, our business will suffer if growth of the Internet does not meet our expectations.

                  Risks Related to This Offering and Our Stock

The public market for our common stock may be volatile.

    The market price of our common stock is highly volatile and could fluctuate significantly in response to various factors, including:

  .actual or anticipated variations in our quarterly operating results;

  .announcements of technological innovations or new services or products by us or our competitors;

  .timeliness of our introductions of new products;

  .changes in financial estimates by securities analysts;

  . conditions and trends in the electronic healthcare information, Internet, e-commerce an pharmaceutical markets; and

  .general market conditions and other factors.

    In addition, the stock markets, especially the Nasdaq National Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies, and Internet-related companies in particular. These fluctuations have often been unrelated or disproportionate to operating performance. The trading prices of many technology companies' stocks are at or near historical highs. We cannot assure you that these high trading prices will be sustained. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions like recessions and interest rate fluctuations may also have an adverse effect on the market price of our common stock. In the past, following periods of volatility in the market price for a company's securities, stockholders have often initiated securities class action litigation. Any securities class action litigation could result in substantial costs and the diversion of management's attention and resources.

Our quarterly operating results may vary.

    Our quarterly operating results have varied in the past, and we expect that they will continue to vary in future periods depending on a number of factors, including seasonal variances in demand for our products and services, the sales, installation and implementation cycles for our TouchScript system and other factors described in this "Risk Factors" section of the prospectus. For example, all other factors aside, our sales of prepackaged medications have historically been highest in the fall and winter months. We expect to increase activities and spending in substantially all of our operational areas. We base our expense levels in part upon our expectations concerning future revenue, and these expense levels are relatively fixed in the short term. If we have lower revenue, we may not be able to reduce our spending in the short term in response. Any shortfall in revenue would have a direct impact on our results of operations. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and our stock price could suffer.

We may have substantial sales of our common stock after the offering that could cause our stock price to fall.

    Our common stock began trading on the Nasdaq National Market on July 23, 1999; however, to date there have been a limited number of shares trading in the public market. This offering will result in additional shares of our common stock being available on the open market. In addition, a substantial number of shares will become eligible for public sale at various times thereafter. Sales of a substantial number of shares of our common stock in this offering and thereafter could cause our stock price to fall. See "Underwriting" and "Shares Eligible for Future Sale."

Because our executive officers and directors have substantial control of our voting stock, takeovers not supported by them will be more difficult, possibly preventing you from obtaining optimal share price.

    The control of a significant amount of our stock by insiders could adversely affect the market price of our common stock. After this offering, our executive officers and directors will beneficially own or control 10,384,579 shares or 40.8% of the outstanding common stock. If our executive officers and directors choose to act or vote together, they will have the power to influence significantly all matters requiring the approval of our stockholders, including the election of directors and the approval of significant corporate transactions. Without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. For more information, see "Management," "Principal Stockholders" and "Description of Capital Stock."

Investors will suffer immediate and substantial dilution.

    The initial price to public will be substantially higher than the net tangible book value per share of common stock. If we sell 692,000 shares in the offering at an assumed initial price to public of $51.50 per share, our net tangible book value per share will be $4.11, which is $47.39 below the per share initial price to public. If we issue additional common stock in the future or outstanding options or warrants to purchase our common stock are exercised, there will be further dilution. For more information, see "Dilution."

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties, including those discussed above and elsewhere in this prospectus. We develop forward-looking statements by combining currently available information with our beliefs and assumptions. These statements often contain words like believe, expect, anticipate, intend, contemplate, seek, plan, estimate or similar expressions. Forward-looking statements do not guarantee future performance. Recognize these statements for what they are and do not rely on them as facts.

                                USE OF PROCEEDS

    Our net proceeds from the sale of the 692,000 shares offered by us are estimated by us to be approximately $33,267,000, assuming an initial price to public of $51.50 per share, after deducting the underwriting discount and estimated offering expenses payable by us, or $47,906,000 if the underwriters exercise the over-allotment option in full. We will not receive any of the proceeds from the sale of shares by the selling stockholders. See "Principal and Selling Stockholders."

    We will use the net proceeds for general corporate purposes and working capital. We may use a portion of the net proceeds to acquire complementary technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations with respect to any acquisitions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

    Our common stock has been quoted on the Nasdaq National Market under the symbol "MDRX" since July 23, 1999. Prior to that time, there was no public market for the common stock. The following table sets forth, for the periods indicated, the high and low closing prices per share of the common stock as reported on the Nasdaq National Market.

                                                                   High   Low
                                                                  ------ ------
Year Ended December 31, 1999
  Third Quarter (since July 23, 1999)............................ $19.75 $12.38
  Fourth Quarter.................................................  49.50  10.88
Year Ended December 31, 2000
  First Quarter (through January 26, 2000).......................  57.56  45.00

    On January 26, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $51.50. As of January 26, 2000 there were approximately 242 stockholders of record.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, under the terms of our current bank line of credit, we are prohibited from paying dividends, other than dividends payable in capital stock, on any of our shares.

                                 CAPITALIZATION

    The following table shows our capitalization as of September 30, 1999 on an actual and as adjusted basis. The "actual" column reflects our capitalization as of September 30, 1999 on an historical basis, without any adjustments to reflect subsequent or anticipated events.

    The "as adjusted" column reflects our capitalization as of September 30, 1999 with adjustments for the receipt of the estimated net proceeds from our sale of the 692,000 shares offered by us at an assumed initial price to public of $51.50 per share, after deducting the underwriting discount and estimated offering expenses.

    Neither of the columns shown below reflects the following:

  .the 126,586 shares of common stock issuable upon exercise of outstanding warrants as of September 30, 1999, all of which were exercisable as of that date at a weighted average exercise price of $0.83 per share. See "Description of Capital Stock--Warrants" and "Shares Eligible for Future Sale;"

  .the 3,517,304 shares reserved for issuance under our stock option plan, of which 2,461,791 shares were subject to outstanding options as of September 30, 1999. Of those 2,461,791 shares, 1,029,433 were exercisable as of that date. See "Management--Employee Benefit Plans--Amended and Restated 1993 Stock Incentive Plan."

    The table below should be read in conjunction with our balance sheet as of September 30, 1999 and the related notes, which are included elsewhere in this prospectus:

                                                           September 30, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (In thousands)
Long-term debt, net of current portion................... $     59   $     59
                                                          --------   --------
Stockholders' equity:
  Preferred stock, $1.00 par value; 1,000,000 shares
   authorized, no shares issued and outstanding..........      --         --
  Common stock: $0.01 par value, 75,000,000 shares
   authorized, 24,033,596 and 24,725,596 shares issued,
   actual and as adjusted................................      240        247
  Treasury stock at cost; 175,121 shares of common stock,
   actual and as adjusted................................   (1,463)    (1,463)
  Unearned compensation..................................   (1,773)    (1,773)
  Additional paid-in capital.............................  131,890    165,150
  Accumulated deficit....................................  (57,038)   (57,038)
                                                          --------   --------
    Total stockholders' equity ..........................   71,856    105,123
                                                          --------   --------
      Total capitalization............................... $ 71,915   $105,182
                                                          ========   ========

                                    DILUTION

    Our net tangible book value as of September 30, 1999 was approximately $67.7 million or $2.84 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the closing of this offering. After giving effect to the sale of the 692,000 shares of common stock offered by us at an assumed initial price to public of $51.50 per share, and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value at September 30, 1999 would have been approximately $101.0 million or $4.11 per share of common stock. This represents an immediate increase in net tangible book value of $1.27 per share to existing shareholders and an immediate dilution of $47.39 per share to new investors in the common stock. The following table illustrates this dilution on a per share basis:

Assumed initial price to public per share.........................       $51.50
  Net tangible book value per share before this offering.......... $2.84
  Increase per share attributable to new investors................  1.27
                                                                   -----
Net tangible book value per share after this offering (as
 adjusted)........................................................         4.11
                                                                         ------
Dilution per share to new investors...............................       $47.39
                                                                         ======

    The above information assumes no exercise of outstanding options and no exercise of any options that we may grant in the future under our Amended and Restated 1993 Stock Incentive Plan. As of September 30, 1999, there were outstanding options to purchase 2,461,791 shares of common stock at a weighted average exercise price of $2.50 per share. On that date, options to purchase 1,029,433 shares were exercisable. The above information also assumes no exercise of outstanding warrants. As of September 30, 1999, there were outstanding warrants to purchase 126,586 shares of common stock at a weighted average exercise price of $0.83 per share, all of which were exercisable. Based on the net tangible book value of $4.11 per share after this offering and the assumed initial price to public of $51.50 per share, dilution to new investors would be $47.55 per share if all of the outstanding stock options and warrants were exercised. See "Management--Employee Benefit Plans--Amended and Restated 1993 Stock Incentive Plan," "Description of Capital Stock" and Note 12 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   You should read the selected consolidated financial data shown below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1996, 1997 and 1998 and the consolidated balance sheet data at December 31, 1997 and 1998 are derived from the consolidated financial statements audited by PricewaterhouseCoopers LLP that are included in this prospectus. The consolidated statements of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data at December 31, 1994, 1995 and 1996 are derived from audited financial statements that are not included in this prospectus. The balance sheet data as of September 30, 1999 and the statements of operations data for the nine-month periods ended September 30, 1998 and 1999 were derived from our unaudited consolidated financial statements that are included in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the consolidated financial position and results of operations for these periods. The historical results are not necessarily indicative of results to be expected for any future period. The statements of operations data below reflect the pharmacy benefit management business that we sold in March 1999 as a discontinued operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                           Nine Months
                                                                              Ended
                                   Year Ended December 31,                September 30,
                          ---------------------------------------------  ----------------
                           1994     1995     1996      1997      1998     1998     1999
                          -------  -------  -------  --------  --------  -------  -------
                                    (In thousands, except per share data)
Statements of Operations
 Data:
Revenue.................  $32,635  $33,310  $33,462  $ 30,593  $ 23,682  $18,167  $19,395
Cost of revenue.........   21,606   24,142   23,390    21,117    17,320   13,231   15,394
                          -------  -------  -------  --------  --------  -------  -------
Gross profit............   11,029    9,168   10,072     9,476     6,362    4,936    4,001
Operating expenses:
 Selling, general and
  administrative
  expenses..............   10,024   12,427   11,599    13,869    12,658    9,707   13,802
 Amortization of
  intangibles...........      506      495      529       409       372      279      745
 Other operating
  expenses..............    1,210    1,318    1,034     2,568       430      112      319
                          -------  -------  -------  --------  --------  -------  -------
Loss from operations....     (711)  (5,072)  (3,090)   (7,370)   (7,098)  (5,162) (10,865)
Interest income
 (expense), net.........   (1,534)  (1,005)  (1,301)   (1,621)     (596)    (522)     403
Other expense...........     (774)     325      (39)      --        --       --       --
                          -------  -------  -------  --------  --------  -------  -------
Loss from continuing
 operations.............   (3,019)  (5,752)  (4,430)   (8,991)   (7,694)  (5,684) (10,462)
Income (loss) from
 discontinued
 operations.............      357    1,389    1,489    (1,808)      970      882      642
Gain on sale of
 discontinued
 operations.............      --       --       --        --        --       --     3,547
                          -------  -------  -------  --------  --------  -------  -------
Loss before
 extraordinary items....   (2,662)  (4,363)  (2,941)  (10,799)   (6,724)  (4,802)  (6,273)
Extraordinary loss from
 early extinguishment of
 debt...................      --       --       --        --       (790)    (790)     --
                          -------  -------  -------  --------  --------  -------  -------
Net loss................   (2,662)  (4,363)  (2,941)  (10,799)   (7,514)  (5,592)  (6,273)
Accretion on mandatory
 redeemable preferred
 shares and accrued
 dividends on preferred
 shares.................     (326)    (923)    (923)     (923)   (2,415)  (1,788)  (2,198)
                          -------  -------  -------  --------  --------  -------  -------
Net loss attributable to
 common stockholders....  $(2,988) $(5,286) $(3,864) $(11,722) $ (9,929) $(7,380)  (8,471)
                          =======  =======  =======  ========  ========  =======  =======
Basic and diluted net
 loss from continuing
 operations per share...  $ (8.34) $ (3.84) $ (1.87) $  (3.35) $  (1.66) $ (1.35) $ (1.24)
                          =======  =======  =======  ========  ========  =======  =======
Weighted average shares
 used in computing per
 share calculation .....      401    1,737    2,854     2,956     6,076    5,557   10,199
                          =======  =======  =======  ========  ========  =======  =======
Pro forma basic and
 diluted net loss from
 continuing operations
 per share (1)..........                                       $  (1.15) $ (0.70) $ (0.82)
                                                               ========  =======  =======
Shares used in computing
 pro forma basic and
 diluted net loss from
 continuing operations
 per share (1)..........                                          9,073    8,554   12,797
                                                               ========  =======  =======
Other Operating Data:
Traditional revenue
 (2)....................  $32,635  $33,310  $33,462  $ 30,593  $ 22,338  $17,302  $13,807
E-commerce revenue (3)..      --       --       --        --      1,344      865    5,588
                          -------  -------  -------  --------  --------  -------  -------
Revenue.................  $32,635  $33,310  $33,462  $ 30,593  $ 23,682  $18,167  $19,395
                          =======  =======  =======  ========  ========  =======  =======
Balance Sheet Data (at
 period end):
Cash and marketable
 securities.............  $ 1,118  $   673  $   665  $    205  $    718           $63,089
Working capital.........      504   (2,730)   5,443    (3,023)      271            65,111
Total assets............   25,275   23,701   26,713    19,387    18,920            78,947
Long-term debt, net of
 current portion........    5,033    4,814   15,093    11,276        59                59
Redeemable preferred
 shares.................    7,949    8,873    9,796    10,719    32,547               --
Total stockholders'
 equity (deficit).......    1,649   (2,859)  (6,700)  (18,356)  (26,792)           71,856

--------
(1) Pro forma basic and diluted net loss from continuing operations per share information reflects the impact of the conversion of all shares of convertible preferred stock into common stock upon the closing of our initial public offering as well as the issuance of 19,958 shares of common stock upon the closing of our initial public offering pursuant to a contingent payment obligation on basic and diluted net loss per share as of the beginning of the year, or date of issuance, if later, using the if-converted method. In addition, the unaudited pro forma net loss per share information excludes accretion and accrued dividends on redeemable preferred shares as redemption of these shares, which occurred upon the closing of our initial public offering, is assumed to have occurred as of the beginning of the year or, if later, the date of issuance.
(2) Traditional revenue is derived from the sale of prescription medications to physicians through channels other than the Internet.
(3) E-commerce revenue is derived primarily from the sale of prescription medications over the Internet to physicians and also includes revenue from software license fees, computer hardware sales and leases, and related services.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    You should read the following discussion and analysis together with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included in this prospectus. This discussion contains certain forward-looking statements that involve risks, uncertainties and assumptions. You should read the cautionary statements made in this prospectus as applying to related forward-looking statements wherever they appear in this prospectus. Our actual results may be materially different from the results we discuss in the forward-looking statements due to certain factors, including those discussed in "Risk Factors" and other sections of this prospectus.

Overview

    We provide physicians with Internet and client/server medication management solutions designed to improve the quality and cost effectiveness of pharmaceutical healthcare.

    From our inception in 1986 through 1996, we focused almost exclusively on the sale of prepackaged medications to physicians, in particular those with a high percentage of fee-for-service patients. The advent of managed prescription benefit programs required providers to obtain reimbursement for medications dispensed from managed care organizations rather than directly from their patients. This new reimbursement methodology made it more difficult for our physician customers to dispense medications to their patient base.

    In 1997, under the direction of our new executive management team, we focused our efforts on the information aspects of medication management, including the development of technology tools necessary for electronic prescribing, routing of prescription information and submission of medication claims for managed care reimbursement. In January 1998, we introduced the first version of TouchScript that fully incorporated these features. At the same time, we redirected our sales and marketing efforts away from our traditional fee-for-service customer base to physicians who have a large percentage of managed care patients. We recognized that there is a larger market opportunity among physicians whose patients are covered by managed care plans because the portion of prescriptions covered by managed care plans is increasing relative to the portion of fee-for-service prescriptions. Further, we believe that our technology can give us a competitive advantage where more patients' prescriptions are covered by managed care plans because our products streamline the process by which physicians, managed care organizations and patients interact. In addition, we believe that the managed care market provides us with the opportunity to realize higher margins on our software products. To implement our strategy fully, we expect to continue to increase the number of our sales, sales support, product development and customer service personnel significantly, and, accordingly, we expect our operating expenses to continue to increase substantially.

    As our strategic focus has shifted to medication management products and solutions, the human resources needed to manage, implement and support our strategy have been changing as well. Consequently, we have continually assessed the skills and experience of our workforce to ensure an appropriate match with our business objectives. This led to a significant turnover in staff since 1996 through reductions in force, employee terminations and employee attrition. The costs associated with this reorganization consisted primarily of severance costs related to the reductions in force and employee terminations and have been recorded as other operating expenses. This reorganization has helped align our staffing with our strategic focus and has reduced associated administrative expenses.

    We currently derive our revenue from the sale of prepackaged medications, software licenses, computer hardware and related services. For the twelve months ended December 31, 1998 and the nine months ended September 30, 1999, sales of prepackaged medications represented 97.8% and 95.7%, respectively, of total revenue.

    Our shift in focus to physicians who require technology-based services to operate successfully in a managed care environment and away from physicians with a high percentage of fee-for-service patients is reflected in the composition of our revenue, as depicted in the following table:

                                                Quarter Ended
                         -----------------------------------------------------------
                                       1998                          1999
                         --------------------------------- -------------------------
                         March 31 June 30 Sept. 30 Dec. 31 March 31 June 30 Sept. 30
                         -------- ------- -------- ------- -------- ------- --------
                                               (in thousands)
Traditional revenue.....  $6,101  $5,807   $5,394  $5,036   $5,235  $4,537   $4,035
E-commerce revenue......     250     249      366     479      793   1,855    2,940
                          ------  ------   ------  ------   ------  ------   ------
  Total revenue.........  $6,351  $6,056   $5,760  $5,515   $6,028  $6,392   $6,975
                          ======  ======   ======  ======   ======  ======   ======

    Traditional revenue is derived from the sale of prescription medications and other medical products to physicians through non-Internet channels. We expect traditional revenue to represent a decreasing percentage of total revenue in the future. E-commerce revenue includes the sale of prescription medications over the Internet as well as technology-related revenue for software license fees, computer hardware sales and leases and related services. For the nine months ended September 30, 1999, sales of prepackaged medications represented 88.2% of e-commerce revenue. For the nine months ended September 30, 1999, approximately 14% of e-commerce revenue represented a shift of traditional medication sales to Internet or TouchScript ordering. While we expect a portion of future e-commerce revenue to continue to represent a shifting of traditional revenue, we anticipate that most of the future growth in e-commerce revenue will be generated by physician practice groups that are not currently our customers. Factors that we expect will attract future customers include an interest in physician dispensing, a desire to minimize financial risk imposed by managed care payers with respect to medications that they prescribe, and concern about the potential liability associated with medication errors.

    As of September 30, 1999, we operated in one segment--the sale of medication management products, which currently consist principally of TouchScript and prepackaged medications. Our two other product categories, Internet products and services and information products, currently generate an immaterial amount of revenue. Nevertheless, these product categories are central to our operating strategy. We anticipate that if these product categories grow, the way our business is organized will change to reflect the increasing importance of each of these product categories. If this occurs, we may determine that we operate in multiple segments and be required to make additional disclosure about each.

    We believe that managed care prescription programs will continue to cover an increasing percentage of patients in the foreseeable future. This trend will have the effect of reducing the dispensing opportunities of our traditional dispensing customers because of their inability to submit claims electronically for reimbursement by managed care payers. This reduction in dispensing opportunities will reduce the revenue that we have historically recognized from these customers. Additionally, managed care programs impose reduced reimbursement rates for the medications dispensed to their plan participants, thus providing us with a dollar margin per prescription dispensed that is lower than we have historically experienced. Because TouchScript enables physicians to submit claims electronically for reimbursement by managed care payers, a large portion of the medications dispensed by our TouchScript customers are to managed care patients. Accordingly, we expect that the fastest growing portion of our business will provide margins with respect to the sale of prepackaged medications that are lower than we have historically experienced.

    The length of the selling cycle for our current TouchScript product generally ranges from one to six months and depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer. Our customers currently consist of physician practices that range in size from a single physician in one location to as many as 140 physicians practicing in multiple locations. Because we are now focusing our marketing efforts on large healthcare organizations, such as physician practice management organizations, hospital-owned physician groups and independent practice associations, the sale and implementation process has generally taken longer due to these organizations' more complex decision-making processes. Typical TouchScript license agreements have a term of three years and provide for up-front fees for installation services and monthly subscription fees, which entitle the customer, at no additional charge, to software upgrades, periodic on-site maintenance and telephone support to the extent that these are made generally available. Some contracts include a 90-day evaluation period.

    Medications sold to physicians are billed upon shipment, generally with 30-day payment terms. We collect, on behalf of TouchScript customers, amounts due to them from managed care organizations for medications provided to patients in the office. These payments are generally collected within 15 days after the medications are dispensed and are offset against amounts owed to us by physicians. We do not believe that this arrangement has a material impact on our overall collection cycle or liquidity.

    We recognize software fees ratably over the term of the license agreement, typically 36 months, and revenue from the sale of computer hardware when the hardware is delivered, but in each case no revenue is recognized where it is refundable or subject to the performance of future obligations. We recognize medication revenue upon shipment of the medications and revenue from the provision of installation services when the services are performed.

    We do not believe that inflation has had a material effect on our results of operations.

    In the twelve months ended December 31, 1998, we recorded total unearned stock compensation of approximately $407,000 in connection with stock options granted during the period. Such amount is being amortized to expense over the vesting periods of the applicable options, resulting in approximately $176,000 of expense for the twelve months ended December 31, 1998, which is included in selling, general and administrative expenses. These amounts represent the difference between the exercise price of stock option grants and the deemed fair market value of our common stock at the time of the grants.

    In addition, during the nine months ended September 30, 1999, we recorded approximately $1,850,000 of additional unearned compensation. Amortization of unearned compensation expense for each of the next five fiscal years is expected to be as follows:

                                                                      Amount
        Year Ended                                                (in thousands)
        ----------                                                --------------
      December 31, 1999..........................................      $449
      December 31, 2000..........................................       538
      December 31, 2001..........................................       493
      December 31, 2002..........................................       485
      December 31, 2003..........................................       116

    In March 1999, in order to focus all of management's attention and resources on the physician medication management business and due to the significant resources necessary to remain competitive and sustain profitability in the pharmacy benefit management business, we sold substantially all of the assets, excluding cash and accounts receivable, of the pharmacy benefit management business. The total consideration was approximately $7,500,000 in cash at closing and a contingent payment of up to $8,400,000 based upon achieving certain milestones for the one-year period following the closing. We expect to receive less than the maximum contingent payment. This business had net sales of $52,866,000 and $44,719,000 for the twelve months ended December 31, 1998 and 1997, respectively, while recording an operating profit of $970,000 for fiscal 1998 versus an operating loss of $1,808,000 for fiscal 1997. The operating loss of $1,808,000 for fiscal 1997 included a writedown of acquisition intangibles in the amount of $3,300,000. The writedown was the result of the loss of customers acquired in the acquisition of our mail order pharmacy business, reduced margin contributions from other acquired customers and higher projected levels of customer attrition. Our financial statements and the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations reflect the pharmacy benefit management business as a discontinued operation. In the nine months ended September 30, 1999, we recognized a gain on the sale of this business of $3,547,000, based upon the consideration received at closing. If we receive any additional contingent payments, the gain, net of tax effects, will be increased accordingly. See Note 17 of Notes to Consolidated Financial Statements.

    In May 1999, we acquired all of the outstanding stock of TeleMed Corp., which operates as MedSmart, in exchange for 117,500 shares of our common stock at closing and an additional 87,271 shares in September 1999. MedSmart sells e-detailing products, which are Internet-based physician drug education programs and medical books online and by telephone. These products are intended to complement our existing line of medication management products. MedSmart generated revenue of approximately $1,600,000 with a net loss of approximately $330,000 for the fiscal year ended December 31, 1998. The MedSmart acquisition will have the near-term effect of increasing cash used in operating activities.

    In June 1999, we acquired substantially all of the assets of Shopping@Home, Inc., a development-stage Internet retailer, in exchange for a promissory note in the principal amount of $650,000, bearing interest at 6.0% per year, which was repaid in August 1999. We expect the Internet software capabilities of Shopping@Home to enhance the development of our Internet-based products. Shopping@Home generated no revenue and had operating losses of approximately $325,000 for the fiscal year ended December 31, 1998. The Shopping@Home acquisition will have the near-term effect of increasing cash used in operating activities. See "Certain Relationships and Related Party Transactions-- Shopping@Home Acquisition."

Results of Operations

    The following table shows, for the periods indicated, our results of operations expressed as a percentage of our revenue:

                                                              Nine Months
                                        Year Ended               Ended
                                       December 31,          September 30,
                                     ---------------------   ---------------
                                     1996    1997    1998     1998     1999
                                     -----   -----   -----   ------   ------
Revenue............................. 100.0%  100.0%  100.0%   100.0%   100.0%
Cost of revenue.....................  69.9    69.0    73.1     72.8     79.4
                                     -----   -----   -----   ------   ------
Gross profit........................  30.1    31.0    26.9     27.2     20.6
Operating expenses:
  Selling, general and
   administrative expenses..........  34.6    45.4    53.5     53.5     71.2
  Amortization of intangibles.......   1.6     1.3     1.6      1.5      3.8
  Other operating expenses..........   3.1     8.4     1.8      0.6      1.6
                                     -----   -----   -----   ------   ------
Loss from operations................  (9.2)  (24.1)  (30.0)   (28.4)   (56.0)
Interest income (expense), net......  (3.9)   (5.3)   (2.5)    (2.9)     2.1
Other expense.......................  (0.1)    --      --       --       --
                                     -----   -----   -----   ------   ------
Loss from continuing operations..... (13.2)  (29.4)  (32.5)   (31.3)   (53.9)
Income (loss) from discontinued
 operations.........................   4.4    (5.9)    4.1      4.9      3.3
Gain from sale of discontinued
 operations.........................   --      --      --       --      18.3
                                     -----   -----   -----   ------   ------
Loss before extraordinary items.....  (8.8)  (35.3)  (28.4)   (26.4)   (32.3)
Extraordinary loss from early
 extinguishment of debt.............   --      --     (3.3)    (4.4)     --
                                     -----   -----   -----   ------   ------
Net loss............................  (8.8)% (35.3)% (31.7)%  (30.8)%  (32.3)%
                                     =====   =====   =====   ======   ======

Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

    Total revenue for the nine months ended September 30, 1999 increased by 7% or $1,228,000 from $18,167,000 in 1998 to $19,395,000 in 1999. E-commerce revenue increased by 546% or $4,723,000 from $865,000 for the nine months ended September 30, 1998 to $5,588,000 for the same period in 1999. Traditional revenue for the nine months ended September 30, 1999 decreased by 20% or $3,495,000 from $17,302,000 in 1998 to $13,807,000 in 1999.

    The increase in e-commerce revenue reflects a shifting of traditional revenue as a result of traditional customers ordering products over the Internet, as well as additional installations and increased use of TouchScript. The decrease in traditional revenue reflects a shifting of traditional revenue to e-commerce as outlined above and reduced levels of prepackaged medication dispensing by our traditional customers due to the increased penetration of managed care prescription programs, as well as the attrition of traditional customers. This decrease was partially offset by general price inflation of brand medications, an increase in the dispensing percentage of brand drugs, which have a considerably higher average selling price than their generic counterparts, and revenue generated by MedSmart.

    Cost of revenue for the nine months ended September 30, 1999 increased by 16% or $2,163,000 from $13,231,000 in 1998 to $15,394,000 in 1999 due to a greater percentage of revenue coming from sales of higher cost brand products, increased operating costs at sites where we manage the dispensary on behalf of the physician, increased costs of technical support and increased revenue. For the nine months ended September 30, 1999, cost of revenue as a percentage of total revenue increased to 79.4% from 72.8% in the prior year period, principally due to a greater percentage of revenue coming from lower margin brand products and increased operating costs at sites where we manage the dispensary on behalf of the physician. This percentage increase was partially offset by higher relative percentage margin contributions from software and MedSmart revenues.

    Selling, general and administrative expenses for the nine months ended September 30, 1999 increased by 42% or $4,095,000 over the prior year period due primarily to additional spending for sales support personnel and related expenses needed to sell, implement and support TouchScript installations, additional spending for TouchScript and Internet product development personnel and related support expenses, expenses related to MedSmart operations, increased legal costs and additional deferred stock compensation expense. In 1998 and the first quarter of 1999, we recorded unearned stock compensation of approximately $2,250,000, representing the difference between the exercise price of stock option grants and the deemed fair market value of our common stock at the time of the grants. This amount will be amortized to expense over the vesting periods of the applicable grants and is expected to be fully amortized by 2003. As a result, selling, general and administrative expenses as a percentage of total revenue increased to 71.2% for the nine months ended September 30, 1999 from 53.5% of total revenue in the prior year period.

    Amortization of intangibles for the nine months ended September 30, 1999 increased by 167% or $466,000 in 1999 from the prior year period. The increase in amortization relates to the amortization of the goodwill recorded in the MedSmart acquisition, which was completed in May 1999, and the Shopping@Home acquisition, which was completed in June 1999.

    Other operating expenses for the nine months ended September 30, 1999 increased by 185% or $207,000 over the prior year period. Other operating expenses for the nine months ended September 30, 1999 of $319,000 reflect a non-cash, non-recurring charge related to the issuance of common stock upon the closing of our initial public offering in accordance with a contingent payment obligation related to an acquisition we made in 1995. The 1998 expense consisted entirely of severance costs related to the refocusing of our sales efforts.

    Net interest income for the nine months ended September 30, 1999 was $403,000 as compared to net interest expense of $522,000 for the prior year period. This increase relates to interest earned on the investment of net proceeds from our initial public offering, the exchange of subordinated convertible debentures for redeemable preferred stock, the repayment of the term loan we had with our commercial bank in April 1998 and the repayment of borrowings on our revolving credit facility with our commercial bank in July 1999.

    We have recorded no provision or benefit for income taxes during the nine months ended September 30, 1999, because we currently anticipate that the annual effective income tax rate will be minimal or zero and we have fully reserved all of our deferred tax assets.

    The operating results of our pharmacy benefit management business, which we sold in March 1999, have been segregated from continuing operations and reported as a separate line item on the Unaudited Condensed Consolidated Statements of Operations under the caption "Income from discontinued operations." Additionally, the gain we recognized from the sale of this business has been reported as a separate line item under the caption "Gain from sale of discontinued operations."

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

    Total revenue for 1998 decreased by 23% or $6,911,000 from $30,593,000 in 1997 to $23,682,000 in 1998. Traditional revenue decreased by 27% or $8,255,000 from $30,593,000 in 1997 to $22,338,000 in 1998. The overall decrease consists primarily of approximately $6,600,000 due to attrition of customers and reduced levels of medication dispensing by our traditional customers, principally as a result of the increased market penetration of managed care prescription programs. This decrease also reflects approximately $3,300,000 due to the manufacturer withdrawal of two weight-loss products in October 1997 and approximately $700,000 as a result of price reductions in response to competitive pressures. This decrease was partially offset by increases in the average selling price of brand products sold, which increased traditional revenues by approximately $2,500,000 in 1998 over the prior year. In the first quarter of 1998, we began to generate e-commerce revenue. We recognized $1,344,000 of e-commerce revenue in 1998.

    Cost of revenue in 1998 decreased by 18% or $3,797,000 from $21,117,000 in 1997 to $17,320,000 due to the decrease in traditional revenue outlined above. As a percentage of total revenue, cost of revenue for 1998 increased to 73.1% from 69.0% in the prior year. This percentage increase was principally due to price reductions in response to competitive pressures, which increased the cost of revenue as a percentage of revenue by approximately 5%, and increased costs of production, warehousing and distribution, which increased cost of revenue as a percentage of revenue by approximately 1%. These increases were partially offset by a shift in product mix to higher percentage margin products, which reduced cost of revenue as a percentage of revenue by approximately 2%.

    Selling, general and administrative expenses decreased by 9% or $1,211,000 in 1998 compared to 1997, but increased as a percentage of total revenue from 45.4% in 1997 to 53.5% in 1998. The decrease consists primarily of $1,614,000 attributable to a reduction in sales personnel and related expenses as a result of the reorganization of the sales and marketing efforts, and $446,000 related to decreased expenses associated with general and administrative functions. These decreases were partially offset by increased spending of $492,000 for personnel needed to develop, sell, implement and support the TouchScript product, an increase in bad debt expense of $263,000 and unearned compensation expense of $176,000.

    Amortization of intangibles decreased by 9% or $37,000 in 1998 from the prior year. The decrease in the amortization is the result of a writedown in 1997 of acquisition intangibles to net realizable value.

    Other operating expenses decreased in 1998 by 83% or $2,138,000 over the prior year period. The 1997 expense relates to a writedown of acquisition intangibles in the amount of $2,328,000 and a severance charge of $240,000 for a reduction in force of three sales and seven general and administrative staff personnel. The expense in 1998 related to a reduction in force of nine sales and ten general and administrative staff personnel.

    Interest expense decreased in 1998 by 63% or $1,025,000 over the prior year period due to the exchange of subordinated convertible debentures for redeemable preferred stock and the repayment of the term loan in April 1998. In addition, in 1998 we recognized an extraordinary loss of $790,000 from the early extinguishment of debt relating to the exchange of the debentures for redeemable preferred stock.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

    Revenue in 1997 decreased by 9% or $2,869,000 from $33,462,000 in 1996 to
$30,593,000 in 1997. The overall decrease consists primarily of $5,100,000 due to attrition of customers and reduced levels of medication dispensing by our traditional customers, principally as a result of the increased market penetration of managed care prescription programs. This decrease also reflects approximately $1,000,000 due to a shift in product mix to lower priced generic products. These decreases were partially offset by $3,100,000 from increased selling prices of branded and generic products as a result of inflation and changes in customer and product mix.

    Cost of revenue in 1997 decreased by 10% or $2,273,000 from $23,390,000 in 1996 to $21,117,000 due to the decrease in revenue outlined above. As a percentage of total revenue, cost of revenue for 1997 decreased to 69.0% from 69.9% in the prior year period principally due to lower acquisition costs of generic products and increased rebates from pharmaceutical manufacturers. These amounts were partially offset by increased costs of production, warehousing and distribution associated with our new production facility, which we moved to in 1997.

    Selling, general and administrative expenses increased by 20% or $2,270,000 in 1997 compared to 1996 and increased as a percentage of total revenue from 34.6% in 1996 to 45.4% in 1997. The increase consists primarily of $1,247,000 spent on the development of a sales support infrastructure needed to sell, implement and support TouchScript installations, $470,000 for the addition of new senior management personnel, $232,000 for moving costs and increased lease costs associated with our new office and production facility, $160,000 for increased information services staff, $408,000 for receivable realization reserves primarily related to three weight-loss products that were withdrawn from the market and $339,000 for general increases in general and administrative expenses. These increases were partially offset by $715,000 in sales personnel reductions as part of our reorganization of the sales process.

    Amortization of intangibles decreased by 23% or $120,000 in 1997 from the prior year period. The decrease is the result of certain intangibles becoming fully amortized in 1996 and 1997.

    Other operating expenses increased in 1997 by 148% or $1,534,000 over the prior year period. The 1997 expense relates to a writedown of acquisition intangibles and a reduction in force as part of the reorganization of our sales process. The expense in 1996 related to the writeoff of software intangibles related to a product rendered obsolete by TouchScript, in the amount of $166,000, the recognition of a charge for severance costs related to four individuals in the amount of $574,000 and $294,000 in costs related to the shutdown of our Pennsylvania sales office.

    Interest expense increased in 1997 by 25% or $320,000 over the prior year period due to the annualized cost of our subordinated convertible debentures issued in April 1996.

    Other expense in 1996 relates to the loss recognized on the exchange of a note receivable from a shareholder for common shares.

Selected Quarterly Operating Results

    Our quarterly results of operations have generally been seasonal, with a greater proportion of our revenue typically occurring in the first and fourth quarters. This seasonality is primarily attributable to the fact that more prescriptions are written in the winter months.

    The following table shows our quarterly unaudited consolidated financial information for the seven quarters ended September 30, 1999 and each item as a percentage of total revenue. We have prepared this information on the same basis as the annual information presented in other sections of this prospectus. In management's opinion, this information reflects all adjustments, all of which are of a normal recurring nature, that are necessary for a fair presentation of the results for these periods. You should not rely on the operating results for any quarter to predict the results for any subsequent period or for the entire fiscal year. You should be aware of possible variances in our future quarterly results. See "Risk Factors--Risks Related to This Offering and Our Stock--Our quarterly operating results may vary."

                                                 Quarter Ended
                          ---------------------------------------------------------------------
                                        1998                                  1999
                          ---------------------------------------   ---------------------------
                          March 31   June 30   Sept. 30   Dec. 31   March 31 June 30   Sept. 30
                          --------   -------   --------   -------   -------- -------   --------
                                                (In thousands)
Statements of Operations Data:
Revenue.................  $ 6,351    $ 6,056   $ 5,760    $ 5,515    $6,028  $ 6,392   $ 6,975
Cost of revenue.........    4,538      4,413     4,280      4,089     4,565    5,143     5,686
                          -------    -------   -------    -------    ------  -------   -------
Gross profit............    1,813      1,643     1,480      1,426     1,463    1,249     1,289
Operating expenses:
 Selling, general and
  administrative
  expenses..............    3,349      3,242     3,116      2,951     3,550    4,554     5,698
 Amortization of
  intangibles...........       93         93        93         93        93      175       477
 Other operating
  expenses..............      112        --        --         318       --       --        319
                          -------    -------   -------    -------    ------  -------   -------
Loss from operations....   (1,741)    (1,692)   (1,729)    (1,936)   (2,180)  (3,480)   (5,205)
Interest income
 (expense), net.........     (396)       (81)      (45)       (74)     (109)     (91)      603
                          -------    -------   -------    -------    ------  -------   -------
Loss from continuing
 operations.............   (2,137)    (1,773)   (1,774)    (2,010)   (2,289)  (3,571)   (4,602)
Income from discontinued
 operations.............      387        294       201         88        26      --        616
Gain from sale of
 discontinued
 operations.............      --         --        --         --      3,547      --        --
                          -------    -------   -------    -------    ------  -------   -------
Income (loss) before
 extraordinary items....   (1,750)    (1,479)   (1,573)    (1,922)    1,284   (3,571)   (3,986)
Extraordinary loss from
 early extinguishment of
 debt...................      --        (790)      --         --        --       --        --
                          -------    -------   -------    -------    ------  -------   -------
Net (loss) income.......  $(1,750)   $(2,269)  $(1,573)   $(1,922)   $1,284  $(3,571)  $(3,986)
                          =======    =======   =======    =======    ======  =======   =======

                                                 Quarter Ended
                          ---------------------------------------------------------------------
                                        1998                                  1999
                          ---------------------------------------   ---------------------------
                          March 31   June 30   Sept. 30   Dec. 31   March 31 June 30   Sept. 30
                          --------   -------   --------   -------   -------- -------   --------
As a Percentage of Revenue:
Revenue.................    100.0%     100.0%    100.0%     100.0%    100.0%   100.0%    100.0%
Cost of revenue.........     71.5       72.9      74.3       74.1      75.7     80.5      81.5
                          -------    -------   -------    -------    ------  -------   -------
Gross profit............     28.5       27.1      25.7       25.9      24.3     19.5      18.5
Operating expenses:
 Selling, general and
  administrative
  expenses..............     52.7       53.5      54.1       53.6      58.9     71.3      81.6
 Amortization of
  intangibles...........      1.5        1.5       1.6        1.7       1.5      2.7       6.8
 Other operating
  expenses..............      1.8        --        --         5.8       --       --        4.6
                          -------    -------   -------    -------    ------  -------   -------
Loss from operations....    (27.5)     (27.9)    (30.0)     (35.2)    (36.1)   (54.5)    (74.5)
Interest income
 (expense), net.........     (6.2)      (1.3)     (0.8)      (1.3)     (1.8)    (1.4)      8.6
                          -------    -------   -------    -------    ------  -------   -------
Loss from continuing
 operations.............    (33.7)     (29.2)    (30.8)     (36.5)    (37.9)   (55.9)    (65.9)
Income from discontinued
 operations.............      6.1        4.8       3.5        1.6       0.4      --        8.8
Gain from sale of
 discontinued
 operations.............      --         --        --         --       58.8      --        --
                          -------    -------   -------    -------    ------  -------   -------
Income (loss) before
 extraordinary items....    (27.6)     (24.4)    (27.3)     (34.9)     21.3    (55.9)    (57.1)
Extraordinary loss from
 early extinguishment of
 debt...................      --       (13.1)      --         --        --       --        --
                          -------    -------   -------    -------    ------  -------   -------
Net (loss) income.......    (27.6)%    (37.5)%   (27.3)%    (34.9)%    21.3%   (55.9)%   (57.1)%
                          =======    =======   =======    =======    ======  =======   =======

Discontinued Operations

    The operating results of the pharmacy benefit management segment have been segregated from continuing operations and reported as a separate line item on the Consolidated Statements of Operations under the caption "Income (loss) from discontinued operations." Additionally, we have restated our prior financial statements to present the operating results of the pharmacy benefit management business as a discontinued operation.

    Operating results from discontinued operations were as follows:

                                              1996        1997         1998
                                           ----------- -----------  -----------
      Revenue............................  $42,225,000 $44,719,000  $52,866,000
      Cost of revenue....................   39,001,000  41,413,000   49,313,000
                                           ----------- -----------  -----------
          Gross profit...................    3,224,000   3,306,000    3,553,000
      Selling, general and administrative
       expenses..........................    1,735,000   5,114,000    2,583,000
                                           ----------- -----------  -----------
      Operating income (loss)............    1,489,000  (1,808,000)     970,000
                                           ----------- -----------  -----------
      Income (loss) from discontinued
       operations........................  $ 1,489,000 $(1,808,000) $   970,000
                                           =========== ===========  ===========

    Revenue from discontinued operations increased by 5.9% or $2,494,000 from $42,225,000 in 1996 to $44,719,000 in 1997 while increasing 18.2% or $8,147,000 to $52,866,000 in 1998. The increase in revenue reflects our focus on and success within the specialty medication market business, primarily HIV medications. These increases were partially offset by the loss of customers and the repricing of certain accounts as part of the competitive renewal bid process.

    While these specialty medication customers generated significant revenue, their gross profit margin percentage was lower than our historical customer base. As a result, cost of revenue in 1997 increased by 6.2% or $2,412,000 from 1996 and increased as a percentage of revenue from 92.4% to 92.6%. Cost of revenue in 1998 increased by 19.1% or $7,900,000 from 1997 and increased as a percentage of revenue from 92.6% to 93.3%.

    Selling, general and administrative expenses of discontinued operations remained relatively constant from 1996 to 1997, after consideration of a $3,294,000 writedown of acquisition intangibles in 1997. Selling, general and administrative expenses increased by $763,000 or 41.9% from $1,820,000 in 1997, excluding the writedown of intangibles noted above, to $2,583,000 in 1998. This increase relates to a $800,000 charge for uncollectible receivables, costs associated with a major computer system conversion and increased administrative and support costs to support higher revenue levels.

Liquidity and Capital Resources

    At September 30, 1999, our principal sources of liquidity consisted of $27,089,000 of cash and cash equivalents and $36,000,000 of marketable securities. Historically, our principal sources of funds were bank borrowings, the sale of subordinated debt, redeemable preferred stock and equity securities, and operating cash flow generated by our pharmacy benefit management business, which we sold in March 1999. We issued securities for cash proceeds totaling approximately $10,000,000 in 1996, $8,930,000 in 1998 and $112,000,000 in the nine months ended September 30, 1999. We have used these capital resources to fund operating losses, working capital, capital expenditures, acquisitions and retirement of debt. At September 30, 1999, we had an accumulated deficit of $57,038,000.

    Net cash used in operating activities increased by $4,116,000 to $7,939,000 for the nine months ended September 30, 1999, compared to $3,823,000 for the nine months ended September 30, 1998, due to an increase in operating losses. Accounts receivable, net of allowances, decreased from $9,525,000 at December 31, 1998 to $4,810,000 at September 30, 1999, and accounts payable and rebates payable decreased over the same period from $7,830,000 to $5,110,000. These decreases resulted primarily from the collection of outstanding receivables and the payment of outstanding payables related to our pharmacy benefit management business, which we sold in March 1999. See "--Recent Developments." We maintain allowances for uncollectible accounts to reflect our accounts receivable balances at net realizable value. The adequacy of the allowance is determined by periodic reviews of individual customer accounts. The allowances for uncollectible accounts at December 31, 1998 and September 30, 1999, $4,523,000 and $3,691,000, respectively, include approximately $2,600,000 for several receivable balances with respect to which we have initiated legal action. In addition, net inventories increased $816,000 from December 31, 1998 to September 30, 1999 as our inventories of computer equipment increased in anticipation of increased sales and installations of our TouchScript software.

    Net cash used in investing activities increased to $30,112,000 in the first nine months of 1999 from $653,000 in the first nine months of 1998, primarily as a result of the purchase of marketable securities of $36,000,000 offset by cash received from the sale of the pharmacy benefit management business in March 1999. Capital expenditures were $1,634,000 for the first nine months of 1999 and $653,000 for the first nine months of 1998. The increased level of expenditures in 1999 relates to computer systems placed at sites where we manage the dispensary on behalf of the physician and increases in capital outlays to accommodate new employees. Currently, we have no material commitments for capital expenditures, although we anticipate ongoing capital expenditures in the ordinary course of business.

    Net cash provided by financing activities increased to $64,422,000 for the first nine months of 1999 compared to $4,328,000 for the nine months ended September 30, 1998, primarily due to the receipt of net proceeds of $103,026,000 from the initial public offering of our common stock and $1,400,000 in additional borrowings under our revolving credit line, offset by preferred stock redemptions of $34,745,000 and repayment of revolving credit line borrowings of $5,400,000.

    We have spent $296,000, $518,000, $771,000 and $1,008,000 on software development costs in 1996, 1997, 1998 and in the nine months ended September 30, 1999, respectively. Upon the establishment of technological feasibility for previous versions of TouchScript, we began capitalizing related software development costs. However, these costs were written off because their recoverability was uncertain since market acceptance of TouchScript had not been achieved. Development costs incurred subsequent to the establishment of technological feasibility but prior to general release of the current version of TouchScript were not significant and, therefore, have not been capitalized.

    On July 28, 1999, we completed an initial public offering of our common stock. We issued 7,000,000 shares of common stock at an initial public offering price of $16.00 per share. The initial public offering resulted in gross proceeds of $112,000,000, $7,840,000 of which was applied to the underwriting discount and approximately $1,134,000 of which was applied to related offering expenses. In addition, we used $34,745,000 of the proceeds to redeem all outstanding shares of our Series H, I and J Redeemable Preferred Stock, plus accrued dividends thereon, $3,900,000 to repay advances under our revolving line of credit with our commercial bank and $653,000 to repay a promissory note, including accrued interest, issued as consideration for our acquisition of Shopping@Home, Inc. The remaining net proceeds of approximately $64,000,000 were invested in short-term, interest-bearing, investment grade securities pending their use for general corporate purposes and working capital.

    At December 31, 1998, we had operating loss carryforwards available for federal income tax reporting purposes of approximately $30,534,000 and have continued to generate taxable losses in 1999. The operating loss carryforwards expire in 2002 through 2013. Our ability to use these operating loss carryforwards to offset future taxable income depends on a variety of factors, including possible limitations on usage under Internal Revenue Code Section
382. Section 382 imposes an annual limitation on the future utilization of operating loss carryforwards due to changes in ownership resulting from the issuance of common shares, stock options, warrants and preferred shares.

    We believe that current cash, cash equivalents and marketable securities balances will be sufficient to meet the anticipated cash needs of our current business during the fiscal year ending December 31, 2000. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. We will, from time to time, consider the acquisition of, or investment in, complementary businesses, products, services and technologies, which might impact our liquidity requirements or cause us to issue additional equity or debt securities. There can be no assurance that financing will be available in the amounts or on terms acceptable to us, if at all. See "Risk Factors--Risks Related to Our Company--We are uncertain of our ability to obtain additional financing for our future needs."

    Year 2000

    We have not experienced any Year 2000-related problems with our medication management products or with third-party software, hardware or services on which we rely. It is possible, however, that Year 2000 compliance problems exist that we cannot yet identify. If problems arise and we fail to address them on a timely basis, it could result in lost revenue, increased operating costs, the loss of customers and other business interruptions. As of September 30, 1999, we had incurred costs that we believe are allocable to the Year 2000 problem of approximately $175,000.

                                    BUSINESS

General

    We provide physicians with Internet and client/server medication management solutions designed to improve the quality and cost effectiveness of pharmaceutical healthcare. Our technology-based approach focuses on the point of care, where prescriptions and many other healthcare transactions originate, and creates an electronic dialogue between physicians and other participants in the healthcare delivery process, including patients, pharmacies, managed care organizations and pharmaceutical manufacturers. We believe physicians find our solutions attractive because incorporating these solutions into their office work flow can increase efficiency and profitability, reduce medication errors and improve the quality of patient care.

    Our products are designed to improve every step of the pharmaceutical healthcare process. We currently offer products in four categories: point-of-care medication management, Internet products and services, information products and prepackaged medications. Our TouchScript software enables electronic prescribing, routing of prescription information and capturing of prescription data at the point of care. This software is currently available on multiple platforms, including the Personal Prescriber, a wireless hand-held device. Our other e-commerce products and services offer physicians and their patients medication-related education and information services. We also sell our prepackaged medications to physicians so they can offer their patients the convenience of receiving prescription medications in the physician's office.

Background

    According to the Health Care Financing Administration, healthcare expenditures in the United States totaled approximately $1.0 trillion in 1996, or 14% of the country's gross domestic product, making it the largest single sector of the economy. One of the fastest growing components of healthcare expenditures is pharmaceutical costs, which last year totaled approximately $100 billion, according to IMS HEALTH, a leading provider of pharmaceutical information. According to the Health Care Financing Administration, pharmaceutical costs are expected to increase at an annual rate of approximately 10% through 2007, driven by an aging population, the accelerating introduction of new drugs, direct-to-consumer advertising by pharmaceutical manufacturers and cost advantages over alternate forms of care, most notably inpatient hospital care. This in turn has created pressure on managed care organizations to control pharmacy costs and improve the process of managing medication treatments.

    Physicians have also been affected as healthcare has shifted from a fee-for-service model to managed care forms of reimbursement, which in many cases transfer financial risk for pharmaceutical costs from traditional third-party payers to physicians. This transfer of risk has often had an adverse financial impact on physicians. Moreover, as healthcare becomes increasingly consumer driven, patients are seeking more information, control and convenience, placing additional time and financial pressures on physicians. These changes have led many physicians in the United States to search for tools and solutions to improve practice efficiency, increase revenue, comply with managed care guidelines and address patient needs.

Rapid Growth of the Internet and Business-to-Business E-commerce

    The Internet is becoming an increasingly important medium in healthcare, providing the opportunity for unprecedented communication and access to information for all participants in the healthcare delivery process. We believe that an increasing number of physicians regularly access the Internet, indicating their willingness to adopt technology. Moreover, according to Forrester Research, business-to-business e-commerce is expected to grow from $109 billion in 1999 to $1.3 trillion in 2003, accounting for more than 90% of the dollar value of e-commerce in the United States by 2003. We believe that electronic prescribing as well as other business-to-business e-commerce transactions are rapidly gaining acceptance in the healthcare community.

The Opportunity

    The traditional process for prescribing and delivering medications is inefficient, unnecessarily costly and error-prone. The Institute of Medicine has estimated that between 44,000 and 98,000 people die each year because of medical mistakes. This has prompted President Clinton to sign an executive memorandum creating a task force to focus on increasing the use of electronic prescribing tools as one step to reducing medication errors. Physicians write virtually all of the approximately 3 billion annual prescriptions by hand, resulting in errors and necessitating millions of telephone inquiries from pharmacies for clarification and correction. When physicians write prescriptions, they often do not have ready access to information that would help ensure that the prescription is clinically sound, cost effective and compliant with managed care organizations' pharmacy guidelines. The pharmacist or managed care organization checks this information only after the physician writes the prescription. The inability of managed care organizations to communicate with physicians at the time of prescribing has made it difficult to manage pharmaceutical costs. The existing process further inconveniences the patient, who must travel from the physician's office to a pharmacy and must often wait for the prescription to be filled. In addition, despite the fact that pharmaceutical manufacturers spend billions of dollars promoting the use of their drugs, physicians have a difficult time staying current on the rapidly expanding body of pharmaceutical products and knowledge.

The Allscripts Solution

    We have developed Internet and in-office comprehensive electronic solutions that significantly streamline the process of prescribing and delivering medications. Our TouchScript software enables physicians to improve their prescribing at the point of care by providing ready access to information about potential adverse drug interactions, patient drug history and managed care preferences, including pharmacy guidelines and generic substitutes. Both before and as the prescription is written, TouchScript reduces the possibility of medication errors and the need for expensive and time-consuming retrospective intervention by pharmacists and pharmacy benefit managers.

    We offer or intend to offer other e-commerce products that address various aspects of the medication management process. We currently have products that enable physicians to purchase medications and supplies via the Internet and make it possible for patients to have their prescriptions electronically routed to the pharmacies of their choice or to receive their medications in their physicians' offices. We offer Internet-based information services to physicians to permit them to better care for their patients. We intend to offer to patients ancillary information and electronic services focused on improving care, including patient education and compliance. We believe that, in addition to medication management, there are other aspects of the physician's daily work flow that can be effectively addressed through technology-focused solutions. We intend to enhance our current offerings by integrating new products and services that address these needs.

    Our solution redesigns the pharmaceutical healthcare delivery process to benefit each participant. By providing ready access to information during the prescribing process, our system benefits physicians by reducing the amount of time spent clarifying and changing prescriptions. In addition, our system enables physicians to better manage financial risk and to increase practice revenue through dispensing their most commonly prescribed medications to their patients at the point of care and can reduce medication errors. Patients benefit from the convenience, immediacy and confidentiality of receiving prescription medications in the physician's office. Patients also gain access to valuable information that enables them to play a more active role in managing their healthcare. Managed care organizations benefit from higher physician compliance with their pharmacy guidelines, resulting in lower overall costs. Pharmacies benefit from improved communication with physicians, which enhances efficiency and reduces the likelihood of errors. We also believe that the new products and services that we intend to offer in the future will benefit additional participants in the healthcare delivery process.

    We believe that the best way to improve the medication management process is by focusing where the prescription originates--with the physician--and motivating physicians to write prescriptions electronically. By combining electronic prescribing and dispensing, innovative product design, state-of-the-art software and hardware, and the Internet, we believe we offer an attractive opportunity for physicians. Key advantages of our solution include:

  . Ease of Use. TouchScript is easy to use, enabling a physician to complete a prescription in as little as 20 seconds.

  . Accessibility. TouchScript enables physicians to prescribe electronically from a variety of locations on several different platforms, including wireless hand-held devices, the Internet and touch screen-enabled personal computers.

  . Information. TouchScript provides valuable, objective information prior to and during the prescribing process, enabling physicians to improve the quality of their prescriptions.

  . Financial Opportunity. TouchScript offers physicians a significant financial opportunity through better management of pharmacy risk and additional practice revenue from dispensing medications.

Competitive Advantage

    We believe that we have several advantages over our current and potential competitors:

  . Installed Base. Versions of TouchScript are currently installed and used in over 400 physician practice sites.

  . Physician Relationships. Our experience with thousands of physicians at more than 2,500 sites across the United States enables us to understand their office work flow and the way they conduct their business.

  . Managed Care Experience. Approximately 100 managed care payers and pharmacy benefit managers, including many of the country's largest, currently reimburse our physician customers for prescription medications dispensed in their offices.

  . Regulatory Experience. We have a thorough understanding of, and operating experience in, the dynamic and complex federal and state healthcare regulatory environment.

  . Management. Our management team has substantial experience in managing rapidly growing public companies that use technology to change business processes.

The Allscripts Strategy

    Our objective is to become the leading provider of medication management solutions and point of care tools designed to automate the physician's work flow. Our strategy to achieve this objective includes the following:

  . Accelerating sales of our medication management solutions through expansion of marketing efforts, conversion of traditional dispensing-only customers to TouchScript and development of strategic alliances with physician practice management system vendors, physician-oriented Internet portals and managed care organizations.

  . Increasing customer utilization of our medication management products to enhance the financial opportunity for physicians through a combination of quality customer service and expansion of the number of managed care organizations that reimburse physicians for prescription medications dispensed in their offices.

  . Enhancing our medication management product line by developing additional
    Internet-based products for physicians and their patients.

  .Providing additional physician work flow automation tools to our installed base.

  . Developing and marketing information products that use the data collected during the electronic prescribing process.

Products and Services

    Our product strategy is built around the physician prescribing electronically at the point of care, where virtually all prescriptions are initiated. Our e-commerce business is currently comprised of three major product categories:

  . point-of-care medication management,

  . Internet products and services and

  . information products.

Our traditional business consists of sales of prepackaged medications through channels other than the Internet.

              Current and Future E-Commerce Products and Services


           Product or Service                         Key Features
  Point-of-Care Medication Management

  TouchScript Version 7                 .Drug Utilization Review
                                        .Formulary checking (800 plans)
                                        .Generic substitution
                                        .Automated Internet ordering
                                        .SCRIPT standard prescription routing
                                        .Online submission of pharmacy claims
                                        .Inventory management
                                        .ScriptGuard barcode scanning
                                        .Touch screen-enabled
                                        .3Touch Prescribing
                                        .Hand-held enabled

  TouchScript Outsourcing               .On-site dispensary management
-----------------------------------------------------------------------------
  Internet Products and Services

  Online Ordering (www.Allscripts.com)  .Medications for in-office dispensing
                                        .Medical education materials

  Physician's Interactive/e-detailing   .Internet and Interactive Voice
                                          Response drug education
                                          and detailing

  TouchScript.net                       . Internet-enabled electronic
                                          prescribing

  Intelligent Reminder*                 .Patient compliance tracking

  Patient Education*                    .Health state information
                                        .Managed care information
                                        .Drug information
-----------------------------------------------------------------------------
  Information Products

  Data Mining Products                  .Prescribing data linked to diagnosis

*Release date to be determined.

 Point-of-Care Medication Management

   TouchScript is an Internet and client/server software application that physicians use to electronically prescribe, route prescriptions and dispense medications. TouchScript provides the physician with ready access to information during the prescribing process to facilitate writing a high-quality prescription. This information includes patient drug history, potential adverse drug interactions, generic drug alternatives and the relative costs of medications and drug preferences of managed care plans offered by over 800 payers. The resulting prescription is legible, accurate and more likely to be clinically safe and follow managed care guidelines, reducing the need for subsequent communication between the physician and a pharmacist to correct or clarify the prescription.

   Once the prescribing process is completed, TouchScript offers a variety of fulfillment options for the patient: electronic routing to a retail, Internet or mail order pharmacy, printing a legible hard copy or receiving the medication in the physician's office. If the patient chooses to receive the medication in the physician's office and is carrying a pharmacy benefit card, the system can submit the pharmacy claim electronically for immediate approval and reimbursement by the managed care organization.

   Drug inventory management is fully automated, and all medication orders and receipts are handled via the Internet using a proprietary program. TouchScript employs an industry standard electronic data interchange format for sending and receiving prescription information called SCRIPT standard, which was developed by the National Council for Prescription Drug Programs. This enables two-way communication between physicians and pharmacists in a more efficient way than can be accomplished over the telephone. In addition, TouchScript's underlying relational database enables users to generate a variety of clinical, financial and operational reports.

   We designed TouchScript to be faster and easier for a physician to use than a prescription pad. We currently offer TouchScript featuring 3Touch Prescribing on a variety of platforms, including wireless hand-held devices, the Internet and touch screen-enabled personal computers. TouchScript learns the physician's preferences dynamically, tailoring information on patients, diagnoses, medications and instructions more precisely as usage increases.

   For large physician practices, we offer an outsourcing option, under which we provide employees to staff the practice's on-site dispensary.

 Internet Products and Services

   As an extension of our TouchScript medication management solutions, we offer transaction-based e-commerce services that enhance our business relationships with physicians. We are also developing a number of informational and educational services for physicians and patients to be offered through our Web site.

   Online Ordering. Through our Web site, www.Allscripts.com, we currently sell pharmaceuticals to physicians, enabling them to provide patients with medications in the office, and we plan to facilitate the delivery of pharmaceutical products directly to patients in the future. We also enable healthcare professionals to purchase medical-related texts, journals and products online.

   Physician's Interactive/e-detailing. This product enables pharmaceutical manufacturers and managed care organizations to deliver drug education and detailing to physicians more efficiently and cost-effectively via the Internet, without the face-to-face interaction currently required. The product is also available through Interactive Voice Response.

    TouchScript.net. This Internet version of TouchScript offers all of the electronic prescribing and routing capabilities of Version 7.

    Intelligent Reminder. We intend to offer a service to track patient compliance with prescribed treatment and to send reminders to patients, physicians and managed care organizations. By increasing compliance, we expect to improve patient care and reduce unnecessary office visits, benefiting patients, physicians and managed care organizations.

    Patient Education. We intend to create a Web site that will provide information to patients, enabling them to take a more active role in managing and improving the quality and cost of their healthcare. Specific information regarding health state, managed care and medications will be made available on the Web site and via e-mail.

 Information Products

    Data Mining Products. As a by-product of electronic prescribing, we accumulate data that correlates the medications prescribed with the related diagnosis. This type of correlated data is not readily available on a broad scale, and we believe that we can market it to pharmaceutical manufacturers and managed care organizations.

 Prepackaged Medications

    We fulfill orders for prepackaged medications for our traditional and e-commerce customers from our FDA-licensed repackaging facility in Libertyville, Illinois. Enabling physicians to sell repackaged pharmaceuticals is an important component of the financial opportunity we provide to physicians.

Sales and Marketing

    We sell our products through an internal direct sales force and intend to pursue strategic relationships with key suppliers of physician practice management systems, physician-focused Internet portals and managed care organizations to complement our internal efforts.

    As of December 31, 1999, we employed 67 sales professionals who market directly to large physician practices, clinics, integrated healthcare networks, physician practice management organizations and pharmaceutical manufacturers. We target sites with a large number of high-volume prescribing physicians in states where in-office dispensing is well-established or where many physicians bear financial risk for pharmaceutical costs.

    We use a variety of tools to attract prospective customers, including editorials, articles and advertisements in trade journals, as well as executive seminars, exhibits at selected trade shows and other direct marketing techniques.

 Merck-Medco Strategic Relationship

    Merck-Medco Managed Care is the country's largest pharmacy benefits manager, covering over 60 million people. We have a non-exclusive pilot agreement with Merck-Medco to evaluate the effectiveness of our TouchScript medication management solutions in affecting prescribing behavior and accelerating patient participation in Merck-Medco's mail order prescription services. Merck-Medco works closely with us to target high-volume prescribers and encourage them to adopt the TouchScript system.

Customer Service and Support

    Our customer service strategies are important to our ability to maximize physician utilization of our medication management solutions. We provide our customers with a range of services that begins before product implementation and continues throughout our relationship. As of December 31, 1999, our TouchScript customer service and support team consisted of 125 Account Executives, Regional Managers and Customer Support Representatives. We expect our team to continue to grow substantially in 2000.

 Implementation Services

    Implementation involves site evaluation, work flow preparation, hardware and software installation and training of physicians and their staff. Site evaluation helps us understand how best to implement our solution within the physician's office work flow. Physician training on the system can typically be completed in 30 minutes or less. The physician's office staff is usually trained in administrative and fulfillment functions in two to three hours. The objective of the implementation process is to maximize the value added to the physician's practice through electronic prescribing, routing to the appropriate dispensing location and utilizing information.

 Account Management and Customer Support

    Once TouchScript is operational, our staff works to help the customer realize the benefits of the system. Account Managers contact customers on a regular basis, either in person, by telephone or online, monitor weekly activity and help increase customer satisfaction. We provide toll-free telephone and online support to our TouchScript customers 24 hours a day, seven days a week. In addition, a separate group of Account Managers services more than 2,500 physician practice locations across the country that purchase our prepackaged medications.

 Managed Care

    Our Managed Care team is responsible for facilitating access to managed care networks, acquiring and maintaining pharmacy guideline information for over 800 payers and supporting ongoing relationships with payers and pharmacy benefit managers.

Competition

    Our industry is intensely competitive, rapidly evolving and subject to rapid technological change. Many companies that offer products or services that compete with one or more of our products or services have greater financial, technical, product development, marketing and other resources than we have. These organizations may be better known and may have more customers than we have. We may be unable to compete successfully against these organizations. We believe that we must gain significant market share with our products and services before our competitors introduce alternative products and services with features similar to ours.

    We believe that there are no competitors in medication management that offer a comprehensive solution with ease of use, accessibility, information content and financial opportunity for physicians comparable to ours. However, several organizations offer components that overlap with certain components of our solutions and may become increasingly competitive with us in the future. In addition, several companies have recently introduced or announced their intention to introduce electronic prescribing products.

    We face competition from several types of organizations, including the following:

  . electronic prescribing product providers;

  . physician practice management systems suppliers;

  . electronic medical records providers;

  . healthcare electronic data interchange providers;

  . point-of-care dispensing providers; and

  . Internet information providers.

    While many of these types of organizations are potential competitors, we believe that there are opportunities to establish strategic relationships, alliances or distribution agreements with some of them and we intend to pursue these opportunities selectively. In addition, we expect that major software information systems companies and others specializing in the healthcare industry may offer products or services that are competitive with components of our solutions.

Product Development and Technology

    As of December 31, 1999, our software development department consisted of 24 technology professionals. These individuals, with expertise in application development, documentation and quality assurance, are divided into cross-functional teams responsible for our point-of-care and Internet solutions.

    TouchScript operates on Microsoft's NT and Windows operating systems. All software products are developed using com-objects, Active Server Pages and C++ programming language. Our Internet applications are browser-independent and are protected by a state-of-the-art firewall, which is a network interconnection element that polices traffic flowing between the Allscripts internal network and the Internet, and proxy servers that provide layered security defenses against unauthorized access. We employ industry standard 128-bit encryption, known as secure socket layers, to provide secure transfer of information over the Internet.

Governmental Regulation

    As a participant in the healthcare industry, our operations and relationships are regulated by a number of federal, state and local governmental entities.

    The use of our TouchScript software by physicians to perform electronic prescribing, electronic routing of prescriptions to pharmacies and dispensing is governed by state and federal law. States have differing prescription format requirements, which we have programmed into TouchScript. Many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. Federal law and the laws of several states neither specifically permit nor specifically prohibit electronic transmission of prescription orders. Given the rapid growth of e-commerce in healthcare, and particularly the growth of the Internet, we expect many states, as well as the federal government, to directly address these areas with regulation in the near future.

    Physician dispensing of medications for profit is allowed in all states except Massachusetts and Utah and is prohibited, subject to extremely limited exceptions, in Montana and Texas. Two states, New York and New Jersey, allow physician dispensing of medications for profit, but limit the number of days' supply that a physician can dispense. Many of the states allowing physician dispensing for profit have regulations relating to licensure, storage, labeling, record keeping and the degree of supervision required by the physician over support personnel who assist in the non-judgmental tasks associated with physician dispensing, like retrieving medication bottles and affixing labels. We regularly monitor these laws and regulations, in consultation with the governing agencies, to assist our customers in understanding them so that they can materially comply.

    Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as "Stark II," applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician's dispensing of outpatient prescription drugs, provided that the physician meets the requirements of the exception. We believe that the physicians who use our TouchScript system or dispense drugs distributed by us are doing so in material compliance with Stark II, either pursuant to the in-office ancillary services exception or another applicable exception.

    As a repackager and distributor of drugs, we are subject to regulation by and licensure with the FDA, the DEA and various state agencies that regulate wholesalers or distributors. Among the regulations applicable to our repackaging operation are the FDA's "good manufacturing practices." We are subject to periodic inspections by regulatory authorities of our facilities, policies and procedures for compliance with applicable legal requirements. Because the FDA's good manufacturing practices were designed to govern the manufacture, rather than the repackaging, of drugs, we face legal uncertainty concerning the application of some aspects of these regulations and of the standards that the FDA will enforce. See "Risk Factors--Risks Related to Our Industry--If the healthcare environment becomes more restrictive, or we do not comply with healthcare regulations, our existing and future operations may be curtailed, and we could be subject to liability."

    As a distributor of prescription drugs to physicians, we and our customers are also subject to the federal anti-kickback statute, which applies to Medicare, Medicaid and other state and federal programs. The statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase of goods, including drugs, covered by the programs. The anti-kickback law provides a number of exceptions or "safe harbors" for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws.

    As part of our services provided to physicians, our system will electronically transmit claims for prescription medications dispensed by a physician to many patients' payers for immediate approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit a claim to any payer, including, for example, Medicare, Medicaid and all private health plans and managed care plans, seeking payment for any services or products that overbills or bills for items that have not been provided to the patient. We believe that we have in place policies and procedures to assure that all claims that are transmitted by our system are accurate and complete, provided that the information given to us by our customers is also accurate and complete.

    Both existing and proposed federal and state laws and regulations regulate the disclosure of confidential medical information, including information regarding conditions like AIDS, substance abuse and mental illness. As part of the operation of our business, our customers may provide to us patient-specific information related to the prescription drugs that our customers prescribe to their patients. We believe that we have policies and procedures to assure that any confidential medical information we receive is handled in a manner that complies with all federal and state confidentiality requirements.

History

    Allscripts was initially organized to repackage and sell pharmaceuticals to physicians for dispensing to their patients. When the current management team arrived at Allscripts in late 1997, it recognized the need for a new set of medication management solutions. The communication capabilities offered by the Internet, paired with our existing relationships with managed care organizations and with physicians, enabled us to create a new set of tools for the physician with a first-to-market advantage. Management immediately refocused Allscripts on information technology products rather than solely dispensing repackaged pharmaceuticals. In recent years, we have invested heavily in Internet and client/server software development to capture and leverage the value of electronic information to all parties in the healthcare equation: patients, physicians, managed care organizations, pharmacies and pharmaceutical manufacturers.

Employees

    As of December 31, 1999, we employed 301 persons on a full-time basis, including 125 in customer service and support, 57 in general and administrative, 67 in sales and marketing, 28 in production and warehousing and 24 in product development. None of our employees is a member of a labor union or is covered by a collective bargaining agreement. We believe we have excellent relations with our employees.

Facilities

    Our executive offices and state-of-the-art repackaging facilities are located in Libertyville, Illinois in approximately 80,000 square feet of leased space under a lease that expires in June 2004. We also lease space for a separate, smaller repackaging facility in Grayslake, Illinois under a lease that expires in June 2002. We believe that our facilities are adequate for our current operations.

Insurance

    Since June 1998, we have maintained occurrence-based product liability insurance in the amount of $31,000,000 per occurrence and $32,000,000 per year in the aggregate. Prior to that, we were covered by occurrence-based product liability insurance in the amount of $16,000,000 per occurrence and $17,000,000 per year in the aggregate. While we believe our insurance is adequate for our needs, we cannot assure you that we will be able to maintain this insurance in the future or that this insurance will be sufficient to cover all possible liabilities.

Legal Proceedings

    We are involved in litigation incidental to our business from time to time. We are not currently involved in any litigation in which we believe an adverse outcome would have a material adverse effect on our business, financial condition, results of operations or prospects. However, we have been involved in litigation and are subject to certain claims as described below.

    Allscripts is a defendant in over 2,000 multi-defendant lawsuits brought by over 3,000 claimants involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. The majority of these suits were filed in state courts in Texas beginning in August 1999. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. In each of these suits Allscripts is one of many defendants, including manufacturers and other distributors of these drugs. Allscripts does not believe it has any significant liability incident to the distribution or repackaging of these drugs, and it has tendered defense of these lawsuits to its insurance carrier for handling. In addition, while Allscripts has not yet conducted a review of all of the Texas suits, since physician dispensing is generally prohibited in Texas and Allscripts has never distributed these drugs in Texas, Allscripts believes that it is unlikely that it is responsible for the distribution of the drugs at issue in many of these cases. The lawsuits are in various stages of litigation, and it is too early to determine what, if any, liability Allscripts will have with respect to the claims made in these lawsuits. If Allscripts' insurance coverage in the amount of $16,000,000 per occurrence and $17,000,000 per year in the aggregate is inadequate to satisfy any resulting liability, Allscripts will have to defend these lawsuits and be responsible for the damages, if any, that Allscripts suffers as a result of these lawsuits. Allscripts does not believe that the outcome of these lawsuits will have a material adverse effect on its financial condition, results of operations or cash flows.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

    The following table sets forth the directors, executive officers and certain key employees of Allscripts, their ages and the positions they held with Allscripts as of January 17, 2000:

          Name           Age                        Position
          ----           ---                        --------
Directors and Executive
 Officers:
  Glen E. Tullman.......  40 Chairman of the Board and Chief Executive Officer
  David B. Mullen.......  49 President, Chief Financial Officer and Director
  Joseph E. Carey.......  42 Chief Operating Officer
  Steven M. Katz........  49 Executive Vice President, Sales and Marketing
  John G. Cull..........  38 Senior Vice President, Finance, Treasurer and Secretary
  Philip D. Green(1)....  49 Director
  M. Fazle Husain(2)....  35 Director
  Michael J. Kluger(2)..  43 Director
  L. Ben Lytle(1)(2)....  53 Director
  Gary M. Stein(1)......  32 Director
  Edward M. Philip......  34 Director

Other Key Employees:
  Donald J. Abramo......  48 Vice President, Managed Care
  Clifford E. Berman....  40 General Counsel and Senior Vice President, Regulatory
                             and Legislative Affairs
  Stanley A. Crane......  50 Chief Technology Officer
  Karl L. Greiter II....  38 Vice President, Account Management
  James R. Hewitt.......  33 Chief Information Officer
  Philip J. Langley.....  33 Senior Vice President
  Steven Lefar..........  33 Senior Vice President, Corporate Development
  Donald Q. Paullin.....  56 Vice President, Physician's Interactive Operations

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

    Glen E. Tullman has been the Chairman of the Board since May 1999 and our Chief Executive Officer since August 1997. From October 1994 to July 1997, Mr. Tullman was Chief Executive Officer of Enterprise Systems, Inc., a publicly traded healthcare information services company providing resource management solutions to large integrated healthcare networks. From 1983 to 1994, Mr. Tullman was employed by CCC Information Services Group, Inc., a computer software company servicing the insurance industry, most recently as President and Chief Operating Officer.

    David B. Mullen has been our President and Chief Financial Officer and a director since August 1997. From January 1995 to June 1997, Mr. Mullen served as Chief Financial Officer of Enterprise Systems, Inc. From 1983 to 1995, Mr. Mullen was employed in various positions by CCC Information Services Group, Inc., including Vice Chairman, President and Chief Financial Officer. Prior to that, he was employed by Ernst & Young LLP.

    Joseph E. Carey has been our Chief Operating Officer since April 1999. From September 1998 to April 1999, he served as President and Chief Operating Officer of Shopping@Home, Inc. Prior to that time, he was Senior Vice President and General Manager of the Resource Management Group of HBO & Company, a healthcare software firm. Mr. Carey joined HBO in 1997 with HBO's acquisition of Enterprise Systems, Inc., where he held the role of President from 1993 until the acquisition.

    Steven M. Katz has been our Executive Vice President, Sales and Marketing since September 1997. From December 1994 to July 1997, Mr. Katz served as Chief Operating Officer of Enterprise Systems, Inc. From December 1993 to November 1994, Mr. Katz was employed by CCC Information Services Group, Inc. as President of the Insurance Division.

    John G. Cull has been our Senior Vice President, Finance, Secretary and Treasurer since 1995. From 1991 to 1993, Mr. Cull was our assistant controller, and from 1993 to 1995 he was our controller. From 1986 to 1991, Mr. Cull was controller of Federated Foods, Inc., a food brokerage company. Prior to joining Federated Foods, Mr. Cull was employed by Arthur Andersen & Co.

    Philip D. Green has been one of our directors since 1992. Mr. Green is a founding partner of the Washington, D.C. based law firm of Green, Stewart, Farber & Anderson, P.C., which was formed in 1989. From 1978 through 1989, Mr. Green was a partner in the Washington, D.C. based law firm of Schwalb, Donnenfeld, Bray & Silbert, P.C. Mr. Green practices healthcare law and represents several major teaching hospitals.

    M. Fazle Husain has been one of our directors since April 1998. Mr. Husain is a Principal of Morgan Stanley Dean Witter & Co., an investment banking firm, where he has been employed since 1991, and is a Managing Member of Morgan Stanley Venture Partners III, L.L.C., the General Partner of Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Mr. Husain was also employed at Morgan Stanley Dean Witter from 1987 until 1989. Mr. Husain focuses primarily on investments in the healthcare industry, including healthcare services, medical devices and healthcare information technology. He serves on the Boards of Directors of IntegraMed America, Inc. and Cardiac Pathways Corporation.

    Michael J. Kluger has been one of our directors since 1994. He is a founding partner of Liberty Partners, L.P., whose general partner is Liberty Capital Partners, Inc., a New York investment management firm, where he has served as a Managing Director since 1992. For five years prior thereto, Mr. Kluger was a Director and Senior Vice President of Merrill Lynch Interfunding Inc., a subsidiary of Merrill Lynch & Co., an investment banking and brokerage firm. Mr. Kluger is also a managing director of Liberty Capital Partners, Inc. Mr. Kluger serves on the Board of Directors of Monaco Coach Corporation.

    L. Ben Lytle has been one of our directors since March 1999. He is Chairman of the Board and CEO of Anthem, Inc., one of the largest healthcare management companies in the United States. Before joining Anthem's predecessor company in 1976, he held positions with LTV Aerospace, Associates Corp. of North America and American Fletcher National Bank. Mr. Lytle serves on the boards of IPALCO Enterprises, Inc., an energy company; Central Newspapers, Inc., a media company; CID Equity Partners, a venture capital firm; and Duke Realty Investments, Inc., a real estate investment firm.

    Gary M. Stein has been one of our directors since April 1998. Mr. Stein is a Vice President of Morgan Stanley Dean Witter & Co., an investment banking firm, where he has been employed since 1997 and a Vice President of Morgan Stanley Venture Partners III, L.L.C. Prior to joining Morgan Stanley Dean Witter in 1997, Mr. Stein was an Associate at Patricof & Co. Ventures, Inc., where he focused on private equity investments in the healthcare industry from 1992 to 1997. Prior to that time, Mr. Stein was a Financial Analyst at Morgan Stanley & Co., Inc. and Morgan Stanley Australia, Ltd.

    Edward M. Philip has been one of our directors since July 1999. Mr. Philip is Chief Operating Officer of Lycos, Inc., which he has been since December 1996. He has been Chief Financial Officer and Secretary of Lycos, Inc. since December 1995. From July 1991 to December 1995, Mr. Philip was employed by The Walt Disney Company, where he served in various finance positions, most recently as Vice President and Assistant Treasurer. Prior to joining The Walt Disney Company, Mr. Philip was an investment banker at Salomon Brothers Inc.

    Donald J. Abramo has been our Vice President, Managed Care since February 1999. From January 1998 to January 1999, Mr. Abramo served as Regional Vice President of Managed Care for Caremark International Inc., which has been a wholly owned subsidiary of MedPartners Inc. since September 1996. From January 1997 to December 1997, Mr. Abramo served as Area Vice President for Caremark International Inc., and from January 1994 to December 1996, he served as Caremark's Director of Managed Care Sales. Prior to 1994, he was employed with Baxter International and Blue Cross/Blue Shield.

    Clifford E. Berman has been our General Counsel and Senior Vice President, Regulatory and Legislative Affairs since July 1998. From September 1996 to July 1998, he served as Vice President of Legal Services for MedPartners, Inc. Prior to that time, he held various positions at Caremark, Inc. Mr. Berman served on the Illinois State Board of Pharmacy and was Chairman of its Legislative and Regulatory Committee from 1994 to 1999. Mr. Berman is the past president of the Pharmaceutical Care Management Association and currently serves on its Board of Directors.

    Stanley A. Crane has been our Chief Technology Officer since January 2000 and was our Vice President, Internet Services from April 1999 until that time. From September 1998 to April 1999, he was Chief Technology Officer for Shopping@Home, Inc. From January 1998 to September 1998, he was Chief Technology Officer for MaxMiles, Inc., an Internet travel services company. From August 1995 to January 1998, Mr. Crane was Chief Technology Officer for Enterprise Systems, Inc., where he led a development team through its successful migration from DOS-based applications to a system of Windows, object-oriented, client/server applications. Prior to this, Mr. Crane held a variety of roles with Lotus, Ashton-Tate and WordStar.

    James Hewitt has been our Chief Information Officer since January 2000. From August 1995 to January 2000, he was Managing Director of Information Technology for The Options Clearing Corporation. Prior to 1995 Mr. Hewitt held the position of Vice President Software Development for Enterprise Systems, Inc.

    Karl L. Greiter has been our Vice President, Account Management since September 1998. From November 1995 to August 1998, Mr. Greiter was our controller. Before joining Allscripts, Mr. Greiter was employed by William G. Ceas & Co., an investment banking firm.

    Phillip J. Langley has been our Senior Vice President since August 1998. From 1989 to 1998, Mr. Langley served in a variety of positions for CCC Information Services Group, Inc., most recently as Group Vice President--North America Sales and Service.

    Steven Lefar has been our Senior Vice President, Corporate Development since April 1999. From 1996 to 1999, Mr. Lefar served as a Senior Manager in the healthcare practice of Andersen Consulting, where he helped develop and implement Covation, a joint venture that delivers outsourcing and e-commerce services to healthcare providers. Prior to that, he was employed with Caremark and APM, a healthcare consulting firm.

    Donald Q. Paullin has been our Vice President, Physician's Interactive Operations since July 1999, when Allscripts acquired MedSmart, which Mr. Paullin founded in 1995. Prior to founding MedSmart, Mr. Paullin was the President of Medicode Marketing Corporation, a medical publishing company.

Election of Directors

    Eight directors serve on our Board of Directors. The directors are divided into three classes, with each class as nearly equal in number as possible. Upon the expiration of the term of each class of directors, directors comprising that class will be elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. Messrs. Green, Lytle and Philip will serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2000. Messrs. Kluger, Mullen and Stein will serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2001. Messrs. Husain and Tullman will serve in the class with a term that expires on the date of the annual meeting of stockholders to be held in 2002. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

    The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee recommends the appointment of auditors and oversees our accounting and audit functions. The Compensation Committee determines executive officers' salaries, bonuses and other compensation and administers the Amended and Restated 1993 Stock Incentive Plan.

Director Compensation

    Our independent directors receive a fee of $1,000 for each meeting of the Board of Directors that they attend. We also reimburse them for their travel expenses. Under our Amended and Restated 1993 Stock Incentive Plan, these directors are eligible to receive stock option grants at the discretion of the Board of Directors or the Compensation Committee. In 1999, Mr. Philip received an option to purchase 40,000 shares of our common stock at a per share exercise price of $12.6875. The option vests 33% per year and become fully vested in 2002.

Pharmacy Advisory Board

    Because of the important role pharmacy plays in medication management, we have assembled a Pharmacy Advisory Board to consult on a variety of topics. The Advisory Board will provide guidance to Allscripts in a number of key areas, including the design and development of products and services, trends in pharmacy and pharmaceutical care, and the planning and conducting of pharmacoeconomic and medical research on issues such as electronic prescribing, compliance programs and drug education.

    J. Lyle Bootman, Ph.D., is Dean and Professor of the University of Arizona College of Pharmacy and is Founding and Executive Director of the University of Arizona Center for Health Outcomes and PharmacoEconomic (HOPE) Research. Dr. Bootman has authored over 200 research articles and has been an invited speaker at more than 300 healthcare meetings. He has published several books, including "Principles of Pharmacoeconomics." Dr. Bootman was recently named to the Institute of Medicine and serves as the current President of the American Pharmaceutical Association.

    James T. Doluisio, Ph.D., is the Hoeschst Roussel Professor of Pharmacy at the University of Texas at Austin, where he also served as the Dean of the College of Pharmacy from 1973 through 1998. Dr. Doluisio has written more than 90 papers on bioequivalency, biopharmaceutics, pharmacokinetics and on various other pharmacy topics for national and international journals and textbooks. Dr. Doluisio also served as President of the American Pharmaceutical Association in 1982 and President of the American Association of Pharmaceutical Scientists in 1988. From 1990 to 1995, he chaired the Board of the United States Pharmacopeial Convention and recently served as the Inaugural Chairman of Pharmaceutical Care Management Association's Deans Advisory Council. He has served as a consultant to the FDA, as a member of the U.S. Office of Technology Assessment Drug Bioequivalence Study Panel and as a consultant in Pharmacy to the Surgeon General of the U.S. Air Force.

    Robert C. Johnson, Ph.D., is President of R.C. Johnson Associates, a healthcare and association management consulting firm in Arizona, and he is Professor of Pharmacy Administration and Executive Director of the Center for the Advancement of Pharmacy Practice at Midwestern University's College of Pharmacy. Mr. Johnson is a past Chairman and Chief Executive Officer of PCS Health Systems, the nation's largest pharmacy benefit managers, and also served as Corporate Vice President for Government Affairs for the McKesson Foundation. He served as Chief Executive Officer of the California Pharmacists Association for 20 years, and he is a past president of the American Pharmaceutical Association.

    Ronald P. Jordan, R.Ph., is a registered pharmacist, President of HCaliber Consulting of East Greenwich, Rhode Island, an international healthcare informatics firm, and Senior Vice President of Informatics at Hospice Pharmacia L.L.C. of Philadelphia, Pennsylvania. Mr. Jordan is immediate past president of the American Pharmaceutical Association and served as a member of its board of trustees from 1994 through 1997. He served as a Trustee of the National Council for Prescription Drug Programs, where he co-chaired the Standardization Committee for over five years. Most recently, Mr. Jordan was appointed as one of eleven members of the Health Care Financing Administration Medicare Coverage Advisory Commission, and he was appointed to serve on the Rhode Island Governor's Advisory Council on Health.

    Delbert D. Konnor, PharmMS, is President and Chief Executive Officer of the Pharmaceutical Care Management Association, a trade association representing the major companies in the managed care pharmacy industry. In addition, he is Adjunct Professor of Pharmaceutical Administration at Duquesne University and Ohio Northern University. Mr. Konnor previously served as Vice President of Professional Services for AARP Pharmacy Service. His key government pharmacy positions have included Manager of the Voluntary Compliance Program for the Drug Enforcement Administration and the Director of the first White House Conference on Prescription Drug Misuse, Abuse and Diversion.

    Debi Reissman, Pharm.D. is President of Rxperts Managed Care Consulting, a consulting firm in Santa Ana, California that specializes in pharmacy benefit consulting to physicians and the managed care industry. She is also an Assistant Clinical Professor at the University of Southern California School of Pharmacy. Dr. Reissman consults in the area of pharmacy benefit design and prescription utilization management and has more than 19 years of experience in the managed healthcare industry. She has held a variety of pharmacy management positions, including Chief Executive Officer of Prescription Solutions, the pharmacy benefit subsidiary of PacifiCare Health Systems. In addition to her work experience, Dr. Reissman has been actively involved in national pharmacy organizations, including the Academy of Managed Care Pharmacy where she chaired the finance committee and served as treasurer for four years.

Executive Compensation

    This table summarizes the before-tax compensation for our named executive officers for the fiscal years ended December 31, 1999 and 1998. Named executive officers include the Chief Executive Officer and the other four executive officers of Allscripts whose salary and bonus earned during 1999 exceeded $100,000. Amounts disclosed as "all other compensation" consist of our matching contributions under our 401(k) plan.

                           Summary Compensation Table

                                                      Long-Term
                                                     Compensation
                                Annual Compensation     Awards
                               --------------------- ------------
                                                      Securities
   Name and Principal           Salary                Underlying     All Other
        Position          Year   ($)    Bonus ($)(1) Options (#)  Compensation ($)
   ------------------     ---- -------- ------------ ------------ ----------------
Glen E. Tullman.........  1999 $225,000       --           --          $  996
                          1998  225,000                548,083            498
 Chairman and Chief                           --
 Executive Officer
David B. Mullen.........  1999  225,000       --           --           1,000
                          1998  225,000                548,083          1,000
 President and Chief                          --
 Financial Officer
Steven M. Katz .........  1999  215,000       --           --             --
                          1998  215,000                382,841            --
 Executive Vice                               --
 President, Sales and
 Marketing
John G. Cull ...........  1999  141,000  $20,000(2)      4,166          1,000
                          1998  140,000                 19,164          1,000
 Senior Vice President,
 Finance, Treasurer                           --
 and Secretary
Joseph E. Carey.........  1999  134,583   25,000(3)     69,166            --
                          1998      --                     --             --
 Chief Operating Officer                      --

--------
(1) Annual bonuses for 1999 are not calculable as of the date of this prospectus.
(2) Supplemental bonus.
(3) Mr. Carey's employment with us began in April 1999 at which time he was awarded a $25,000 signing bonus pursuant to the terms of his employment agreement.

                       Option Grants in Last Fiscal Year

    This table gives information relating to option grants to the named executive officers during the year ended December 31, 1999. The options were granted under our Amended and Restated 1993 Stock Incentive Plan. The potential realizable value is calculated based on the term of the option at its time of grant, 10 years. The calculation assumes that the fair market value on the date of grant appreciates at the indicated rate compounded annually for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. Stock price appreciation of 0%, 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. Based on the closing price of the common stock on January 26, 2000 of $51.50 per share, the actual price appreciation may be substantially greater than that assumed under these rules. We cannot assure you that the actual stock price will appreciate over the 10-year option term at the assumed levels or at any other defined level.

                                                                                    Potential Realizable Value
                                                                                    at Assumed Annual Rates of
                                                                                   Stock Price Appreciation for
                                            Individual Grants                              Option Term
                         --------------------------------------------------------- ----------------------------
                                      Percent
                                      of Total
                          Number of   Options
                         Securities   Granted
                         Underlying      in    Exercise   Fair Market
                           Options     Fiscal    Price   Value at Grant Expiration
          Name           Granted (#)  1999 (%) ($/Share) Date ($/Share)    Date       0%       5%       10%
          ----           -----------  -------- --------- -------------- ---------- -------- -------- ----------
Glen E. Tullman.........      --        --         --          --            --         --       --         --
David B. Mullen.........      --        --         --          --            --         --       --         --
Steven M. Katz..........      --        --         --          --            --         --       --         --
John G. Cull............    4,166(1)    0.4%     $3.00       $9.00       3/31/09   $ 24,996 $ 51,321 $   93,682
Joseph E. Carey.........   69,166(2)    6.7       3.00        9.00       3/31/09    414,996  852,035  1,555,287

--------
(1) The option vests 25% on each of the first through fourth anniversaries of the grant date.
(2) The option vested 25% on October 11, 1999 and 25% on each of March 31, 2000, 2001 and 2002.

     Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

    This table provides information regarding the exercise of options during fiscal 1999 by the named executive officers. The value of unexercised in-the-money options at fiscal year end is calculated using the difference between the option exercise price and $44.00 (the last reported market price of Allscripts common stock on December 31, 1999) multiplied by the number of shares underlying the option. An option is in-the-money if the fair market value of the common stock subject to the option is greater than the exercise price.

                                                     Number of Securities
                                                    Underlying Unexercised   Value of Unexercised In-
                           Shares                      Options at Fiscal       the-Money Options at
                         Acquired on   Value             Year End (#)           Fiscal Year End ($)
                          Exercise    Realized     ------------------------- -------------------------
          Name               (#)        ($)        Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------    ----------- ------------- ----------- -------------
Glen E. Tullman.........       --           --       130,148      146,454    $5,718,703   $6,435,189
David B. Mullen.........   262,683   $2,348,386(1)   137,703      142,129     6,050,670    6,245,148
Steven M. Katz..........   185,053    1,654,374(1)    94,160      100,794     4,137,390    4,428,888
John G. Cull............    12,498      173,465       85,464       21,198     3,631,299      739,478
Joseph E. Carey.........       --           --        17,292       51,874       708,972    2,126,834

--------
(1) Based on the fair market value on the date of exercise, which has been deemed to be $9.00 per share.

Employment and Other Agreements

 Employment Agreements

    We have entered into employment agreements with each of David B. Mullen and Glen E. Tullman effective August 1, 1997, with Steven M. Katz effective September 2, 1997 and with Joseph E. Carey effective August 2, 1999. Each agreement has an initial term ending December 31, 2000 and renews for consecutive one-year terms unless either party gives 30 days' notice prior to the expiration of any term. Messrs. Mullen and Tullman are each paid an annual salary of $225,000 and are each entitled to an annual bonus as determined by the Board of Directors or the Compensation Committee. Mr. Katz is paid an annual salary of $215,000, and Mr. Carey is paid an annual salary of $190,000 and was paid a signing bonus of $25,000. Messrs. Katz and Carey are each entitled to an annual bonus, contingent upon the attainment of certain objectives, as determined by the Chief Executive Officer in consultation with the Board of Directors or the Compensation Committee. The agreements also provide that each of Messrs. Mullen, Tullman, Katz and Carey will not compete with us during the term of his employment and for one year thereafter. If we terminate any of Messrs. Mullen, Tullman, Katz or Carey without Cause or if any of them terminates his employment For Good Reason, as each of those terms is defined in the agreements, he will be entitled to 12 months' salary as severance, as well as any salary that was accrued but not yet paid as of the termination date, the unpaid performance bonus, if any, for the calendar year preceding the termination date and any performance bonus for the calendar year in which the termination date occurs that would have been payable had there been no termination. The amount of these performance bonuses is to be determined in the manner in which it would have been determined had there been no termination.

 Termination of Employment and Change in Control Arrangements

    We have entered into stock option agreements with each of Messrs. Tullman, Mullen and Katz pursuant to their employment agreements granting them options to purchase shares of our common stock as follows: Mr. Tullman, 548,083 shares; Mr. Mullen, 548,083 shares; and Mr. Katz, 382,841 shares. Under the option agreements, in the event of a Change of Control, as defined in the stock option agreements, vesting of the options will accelerate so that the unvested portion of the options will vest immediately. The option agreements also provide for accelerated vesting of a portion of the options in the event of termination of employment without Cause, For Good Reason or because of death or disability, as each of those terms is defined in the employment agreements. In addition, we have entered into a stock option agreement with Mr. Carey granting him options to purchase 69,166 shares of common stock. Under this option agreement, in the event of a Change in Control, as defined in the stock option agreement, vesting of the options will accelerate so that the unvested portion of the options will vest immediately.

    Under an agreement entered into between us and John G. Cull, if Mr. Cull is discharged for any reason other than for Cause, as defined in the agreement, Mr. Cull will be entitled to monthly payments equal to his then in-effect monthly salary together with a pro rata bonus amount and a continuation of health insurance benefits, for a period of 12 months. If, within six months of a Change in Control of Allscripts, as defined in the agreement, Mr. Cull is discharged by Allscripts other than for Cause or voluntarily terminates his employment following a change in his position that materially reduces his level of responsibilities or a material reduction in his overall level of compensation, Mr. Cull will be entitled to monthly payments equal to his then in-effect monthly salary for a period of 12 months together with a pro rata bonus amount and a continuation of health insurance benefits. In addition, the agreement provides that all existing stock options owned by Mr. Cull will immediately vest upon the occurrence of the same events that require us to make severance payments to him following a Change in Control. In addition, Mr. Cull has agreed not to compete with us for a period of 12 months following the termination of his employment.

Employee Benefit Plans

 Amended and Restated 1993 Stock Incentive Plan

    In May and June 1999, our Board of Directors and shareholders adopted and approved our Amended and Restated 1993 Stock Incentive Plan, which, among other things, increased the shares authorized for issuance under the plan by 1,300,000. The plan authorizes the grant of options to purchase up to an aggregate of 4,393,489 shares. The plan provides that the number of shares of common stock underlying stock incentives granted under the plan to any individual in any twelve-month period may not exceed 3,000,000. The plan is designed to grant stock incentives, including qualified and nonqualified options to purchase common stock and stock appreciation rights, to key individuals who perform services for us or on our behalf, such as employees, officers, eligible directors, as defined in the plan, consultants and agents of Allscripts. The purpose of the plan is to enable us to attract, retain and motivate key individuals by providing them the opportunity to obtain an equity interest in Allscripts. The Compensation Committee of our Board of Directors administers the plan and determines the per share exercise price at the time each stock incentive is granted; provided that in the case of qualified incentive stock options, the exercise price is not less than fair market value on the date of grant. The plan provides that if there is a change in our common stock through a merger, consolidation, reorganization, recapitalization or otherwise, or if there is a dividend on the common stock, payable in common stock, or if there is a stock split, combination or other change in our issued common stock, the common stock available under the plan and the common stock subject to then-existing stock incentives shall be increased or decreased proportionately. In 1998, we recorded unearned compensation of approximately $407,000 in connection with grants under the plan, and during the nine months ended September 30, 1999, we recorded approximately $1,850,000 of additional unearned compensation.

    As of December 31, 1999, there were options outstanding under the plan to purchase an aggregate of 2,584,312 shares of common stock, 1,029,433 of which were currently exercisable. The weighted average per share exercise price for all of these options is $4.11.

 401(k) Plan

    We have adopted a 401(k) retirement savings plan. This plan is available to all employees who are at least 21 years old and who have been employed by us for at least one year. An employee may contribute, on a pretax basis, up to the maximum percent of the employee's total annual income from us permitted under the Internal Revenue Code. Under the terms of the 401(k) plan, we match employee contributions at 25% of the first 10% of eligible compensation contributed by the employee to the plan. For "highly compensated employees" as defined under the Internal Revenue Code, our matching percentage is 10% of the first 10% of eligible compensation contributed by the employee. Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one, all, or some combination of four investment funds. Employee contributions are fully vested and non-forfeitable. Employees become 100% vested in our contributions after a period of three years.

Compensation Committee Interlocks and Insider Participation

    The members of the Compensation Committee of our Board of Directors are Messrs. Husain, Kluger and Lytle. None of these persons has ever been an officer or employee of Allscripts or any of its subsidiaries. See "Certain Relationships and Related Party Transactions--Series I and J Redeemable Preferred Stock Private Placement," "--Redeemable Preferred Stock Redemptions," "--Certain Business Relationships" and "Description of Capital Stock-- Registration Rights."

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Our policy is that all transactions between us and our executive officers, directors and principal stockholders be on terms no less favorable to us than we could obtain from unaffiliated third parties or else be approved by our disinterested directors.

Shopping@Home Acquisition

    In June 1999, we acquired substantially all of the assets of Shopping@Home, Inc. in exchange for a promissory note in the principal amount of $650,000. This note was repaid in August 1999. Messrs. Tullman and Carey are principal shareholders of Shopping@Home.

Series I and J Redeemable Preferred Stock Private Placement

    In April 1998, we sold 1,199,770 shares of Series I redeemable preferred stock and 4,118,324 shares of common stock for an aggregate purchase price of $8,000,000 to Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Messrs. Husain and Stein, two of our directors, are affiliates of each of these Morgan Stanley funds. We also sold 37,493 shares of Series I preferred stock and 128,697 shares of common stock to Mr. Tullman for a purchase price of $250,000, 14,997 shares of Series I preferred stock and 51,479 shares of common stock to Mr. Mullen for a purchase price of $100,000, 3,749 shares of Series I preferred stock and 12,869 shares of common stock to Mr. Carey for a purchase price of $25,000, 4,499 shares of Series I preferred stock and 15,443 shares of common stock to James A. Rosenblum, a former executive officer of Allscripts, for a purchase price of $30,000, and 13,497 shares of Series I preferred stock and 46,331 shares of common stock to Michael E. Cahr, a former director of Allscripts, for a purchase price of $90,000.

    In connection with our sale of Series I preferred stock, we also issued 543,870 shares of Series J redeemable preferred stock and warrants to acquire an aggregate of 696,833 shares of common stock at a per share exercise price of $0.06 to Allstate Insurance Company. John M. Goense, a former director of Allscripts, was, at the time, a Managing Director of Allstate Private Equity, a division of the Investment Department of Allstate Insurance Company. We issued the shares and warrants in exchange for debentures of Allscripts held by Allstate in the principal amount of $3,382,704 plus accrued interest of $131,785, which Allstate purchased from us in April 1996 for $3,000,000, and Allstate's agreement to modify the redemption and dividend provisions of the 440,968 shares of Series H preferred stock held by Allstate. In the same transaction, we issued 273,748 shares of Series J preferred stock and warrants to purchase an aggregate of 659,669 shares of common stock at a per share exercise price of $0.06 to Liberty Partners Holdings 6, L.L.C. and Liberty Investment Partnership #6, of each of which Mr. Kluger, one of our directors, is a managing director, and to the State Board of Administration of Florida, which has entered into an investment management contract with Liberty Capital Partners Inc., of which Mr. Kluger is a managing director. We issued the shares and warrants in exchange for debentures of Allscripts held by the State Board of Administration of Florida in the principal amount of $1,691,352 plus accrued interest of $65,892, which the State Board of Administration of Florida purchased from us in April 1996 for $1,500,000, and debentures held by Liberty Investment Partnership #6 in the principal amount of $11,276 plus accrued interest of $439, as well as Liberty Partners Holdings 6, L.L.C.'s agreement to modify the redemption and dividend provisions of the 680,892 shares of Series H preferred stock held by it. In connection with this financing, we also entered into a Right of First Offer and Co-Sale Agreement with Allstate, the Liberty funds, the Morgan Stanley funds and Messrs. Tullman, Mullen and Cahr.

Redeemable Preferred Stock Redemptions

    We used a portion of the net proceeds of our initial public offering to redeem shares of preferred stock held by some of our affiliates according to their redemption terms as follows, including accrued dividends:

  . $10,468,581 to redeem 815,594 shares of Series H preferred stock and 439,883 shares of Series J preferred stock held by Liberty Partners Holdings 6, L.L.C.;

  . $12,473,513 to redeem 217,459 shares of Series H preferred stock, 1,199,770 shares of Series I preferred stock and 268,204 shares of Series J preferred stock held collectively by the Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P.;

  . $605,892 to redeem 18,929 shares of Series H preferred stock, 37,493 shares of Series I preferred stock and 23,345 shares of Series J preferred stock held by Mr. Tullman;

  . $245,780 to redeem 7,764 shares of Series H preferred stock, 14,997 shares of Series I preferred stock and 9,575 shares of Series J preferred stock held by Mr. Mullen;

  . $14,179 to redeem 796 shares of Series H preferred stock and 982 shares of Series J preferred stock held by Mr. Cull;

  . $189,992 to redeem 9,159 shares of Series H preferred stock, 3,749 shares of Series I preferred stock and 11,295 shares of Series J preferred stock held by Mr. Carey;

  . $46,430 to redeem 796 shares of Series H preferred stock, 4,499 shares of Series I preferred stock and 982 shares of Series J preferred stock held by Mr. Rosenblum, a former executive officer of Allscripts; and

  . $49,642 to redeem 2,787 shares of Series H preferred stock and 3,438 shares of Series J preferred stock held by Mr. Green.

Certain Business Relationships

    In each of the last three fiscal years, we retained the law firm of Green, Stewart, Farber & Anderson, P.C., of which Mr. Green, one of our directors, is a partner. We paid fees to Mr. Green's law firm of approximately $55,000 in 1997, $36,000 in 1998 and $130,000 in 1999.

    From June 1997 through March 1999, we provided pharmacy benefit management services for Anthem, Inc. Mr. Lytle, one of our directors, is Chairman of the Board, President and Chief Executive Officer of Anthem. Anthem paid us approximately $1,580,000 in 1997, approximately $2,982,000 in 1998 and approximately $375,000 in 1999 for these services.

Registration Rights Agreement

    See "Description of Capital Stock--Registration Rights."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table provides information known to us with respect to the beneficial ownership of our common stock as of December 31, 1999 and as adjusted to reflect the sale of the shares offered by this prospectus by:

  . each stockholder known by us to own beneficially more than 5% of the common stock;

  . each director;

  . our Chief Executive Officer and our other named executive officers; and

  . all directors and executive officers as a group.

    Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares that the holder can vote or transfer and stock options and warrants that are exercisable currently or become exercisable within 60 days. These shares are considered to be outstanding for the purpose of calculating the percentage of outstanding Allscripts common stock owned by a particular stockholder, but are not considered to be outstanding for the purpose of calculating the percentage ownership of any other person. Percentage of ownership is based on 24,187,072 shares outstanding as of December 31, 1999 and 24,879,072 shares outstanding after this offering. Except as otherwise noted, to our knowledge, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

                                                                   Shares
                                     Shares                  Beneficially Owned
                               Beneficially Owned Number of  After the Sale of
                                 Prior to this      Shares   Shares Covered by
                                    Offering      Covered by  this Prospectus
                               ------------------    this    ------------------
                                 Number   Percent Prospectus   Number   Percent
                               ---------- ------- ---------- ---------- -------
Glen E. Tullman (1)...........    730,980   3.0%        --      730,980   2.9%
David B. Mullen (2)...........    531,425   2.2         --      531,425   2.1
Steven M. Katz (3)............    279,213   1.1         --      279,213   1.1
John G. Cull (4)..............    106,148     *         --      106,148     *
Joseph E. Carey (5)...........    115,354     *         --      115,354     *
Philip D. Green (6)...........    110,893     *         --      110,893     *
M. Fazle Husain (7)...........  6,062,063  25.1     808,000   5,254,063  21.1
Michael J. Kluger (8).........  3,748,170  15.5     500,000   3,248,170  13.1
L. Ben Lytle (9)..............      8,333     *         --        8,333     *
Edward M. Philip..............          0   0.0         --            0   0.0
Gary M. Stein (7).............  6,062,063  25.1     808,000   5,254,063  21.1
Entities affiliated with
 Morgan Stanley Dean Witter
 Venture Partners (7).........  6,062,063  25.1     808,000   5,254,063  21.1
Liberty Partners Holdings 6,
 L.L.C. (8)...................  3,748,170  15.5     500,000   3,248,170  13.1
All directors and executive
 officers as a group
 (11 persons) (10)............ 11,692,579  47.3   1,308,000  10,384,579  40.8

--------
*Less than 1%.
(1) Includes 130,148 shares issuable upon exercise of options that will be exercisable within 60 days.
(2) Includes 137,703 shares issuable upon exercise of options that will be exercisable within 60 days, and 4,915 shares issuable upon exercise of warrants that are currently exercisable.
(3) Includes 94,160 shares issuable upon exercise of options that will be exercisable within 60 days.
(4) Includes 86,245 shares issuable upon exercise of options that will be exercisable within 60 days.
(5) Includes 17,292 shares issuable upon exercise of options that will be exercisable within 60 days.
(6) Includes 68,304 shares issuable upon exercise of options that will be exercisable within 60 days, and 6,168 shares issuable upon exercise of warrants that are currently exercisable.

(7) Consists of: (a) 5,320,682 shares owned by Morgan Stanley Venture Partners III, L.P.; (b) 511,028 shares owned by Morgan Stanley Venture Investors III, L.P.; and (c) 230,353 shares owned by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P. Mr. Husain is a Managing Member of Morgan Stanley Venture Partners III, L.L.C., which is the General Partner of each of these three entities. Mr. Stein is a Vice President of Morgan Stanley Venture Partners III, L.L.C. Each of Messrs. Husain and Stein disclaim beneficial ownership of the shares held by these entities, except to the extent of his proportionate interest therein. The address for Messrs. Husain and Stein and these entities is c/o Morgan Stanley Dean Witter Venture Partners, 1221 Avenue of the Americas, New York, New York 10020.
(8) Mr. Kluger disclaims beneficial ownership of the shares held by Liberty Partners Holdings 6, L.L.C., except to the extent of his proportionate interest therein. The address for Mr. Kluger and Liberty Partners Holdings 6, L.L.C. is c/o Liberty Partners, L.P., 1177 Avenue of the Americas, New York, New York 10036.
(9) Consists of 8,333 shares issuable upon exercise of options that will be exercisable within 60 days.
(10) Includes the shares described in Notes 1 through 9.

                          DESCRIPTION OF CAPITAL STOCK

    Our Certificate of Incorporation provides that our authorized capital stock consists of 75,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value. As of January 26, 2000, there were 24,518,571 shares of common stock outstanding and no shares of preferred stock outstanding. As of the date of this prospectus, there were 242 holders of record of common stock. All shares of common stock are, and the common stock being sold in this offering will be, when issued, fully paid and non-assessable.

Common Stock

    Holders of common stock will be entitled to one vote for each share held on all matters subject to a vote of stockholders, subject to the rights of holders of any outstanding preferred stock, and will not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of holders of any outstanding preferred stock. Holders of common stock will be entitled to receive ratably any dividends that the Board of Directors may declare out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Allscripts, the holders of common stock will be entitled to receive ratably the net assets of Allscripts available after the payment of all debts and other liabilities and subject to the prior rights of holders of any outstanding preferred stock. Holders of common stock will have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

    Under our Certificate of Incorporation, we are authorized to issue 1,000,000 shares of preferred stock, which may be issued from time to time in one or more series upon authorization by the Board of Directors. The Board of Directors, without further approval of the stockholders, is authorized to fix the number of shares constituting any series, as well as the dividend rights and terms, conversion rights and terms, voting rights and terms, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could also adversely affect the voting power of the holders of common stock. The issuance of preferred stock could also, under some circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding voting stock or otherwise adversely affect the market price of our common stock. We are not aware of any plans by a third party to seek control of Allscripts, and we have no current plans to issue any preferred stock.

Warrants

    As of December 31, 1999, we had warrants outstanding to purchase an aggregate of 63,799 shares of common stock at an average weighted exercise price of $1.58 per share.

Registration Rights

    Liberty Partners Holdings 6, L.L.C., Morgan Stanley Venture Investors III, L.P., Morgan Stanley Venture Partners III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., which will collectively hold 8,502,233 shares of common stock after this offering, are entitled to registration rights with respect to these shares. Under our Registration Agreement, Liberty Partners Holdings 6, L.L.C. and Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., collectively, are each entitled to require us to register their shares of common stock three times, but not more than once in any six-month period. In addition, if we propose or are required to register any of our common stock, either for our own account or for the account of other of our stockholders, we are required to notify the holders described above, and subject to certain limitations, to include in such registration all of the common stock requested to be included by those holders. We are obligated to bear the expenses, other than underwriting commissions, of the first registration required by Liberty or the Morgan Stanley parties, and of all incidental registrations. Any exercise of these registration rights may hinder our efforts to arrange future financings and have an adverse effect on the market price of our common stock.

Certain Limited Liability, Indemnification and Anti-takeover Provisions

 Indemnification and Limitation of Liability

    Our Certificate of Incorporation and By-laws provide that we shall, with some limitations, indemnify our directors and officers against expenses, including attorneys' fees, judgments, fines and certain settlements, actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Allscripts. This indemnification also applies to a criminal action or proceeding, so long as the director or officer had no reasonable cause to believe their conduct to have been unlawful.

    Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware General Corporation Law Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our Certificate of Incorporation will include a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

 Section 203 of Delaware General Corporation Law

    Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless:

  . the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder;

  . the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

  . the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    For this purpose, business combinations include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

 Special Meetings of Stockholders; No Stockholder Action By Written Consent

    Our Certificate of Incorporation provides that special meetings of our stockholders may be called only by a majority of the Board of Directors, the Chairman or the President. In addition, the Certificate of Incorporation provides that our stockholders may only take actions at a duly called annual or special meeting of stockholders and may not take action by written consent.

 Advance Notice Requirements for Stockholder Proposals and Nomination of
Directors

    Our By-laws provide that stockholders seeking to bring business before, or nominate directors at, any annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be given in writing to the Secretary of Allscripts not less than 120 days prior to the meeting. The By-laws also specify requirements for a stockholder's notice to be in proper written form.

 Classified Board of Directors

    The Certificate of Incorporation and By-Laws provide that the Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, one-third of our Board of Directors will be elected each year. See "Management--Election of Directors."

 Number of Directors; Removal; Vacancies

    The By-Laws provide that we have at least three directors, with the exact number fixed by the Board of Directors. Vacancies on the Board of Directors may be filled only by the affirmative vote of the remaining directors then in office. The Certificate of Incorporation provides that directors may be removed only for cause and only by the holders of at least 80% of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

 Consideration of Constituencies with respect to Acquisitions

    The Certificate of Incorporation provides that in determining whether an acquisition proposal is in the best interests of Allscripts and its stockholders, our Board of Directors may, to the extent permitted by law, consider all factors it deems relevant, including the effects of the acquisition upon employees, suppliers, customers and the communities in which we are located.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is LaSalle Bank N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    We will have 25,210,571 shares of common stock outstanding after this offering, 25,510,571 shares if the underwriters' over-allotment option is exercised in full, assuming no exercise of options or warrants after January 26, 2000. All of the 2,000,000 shares sold in this offering, as well as the 7,000,000 shares sold in our initial public offering and 11,552,872 shares released from lock-up agreements, which were entered into in connection with our initial public offering, on or about January 20, 2000, will be freely tradeable without restriction under the Securities Act by persons other than our "affiliates" as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain limitations and restrictions described below). The following table summarizes the shares of our common stock eligible for future sale over various time periods:

                              Shares
     Relevant Dates      Eligible for Sale                  Comment
     --------------      -----------------                  -------
July 23, 1999...........     8,365,329     Initial public offering.

October 21, 1999........       667,467     Shares salable under Rule 144 or Rule 701
                                           that were not subject to initial public
                                           offering lock-up.

January 20, 2000........    11,552,872     Initial public offering lock up released.

Upon effectiveness......     2,000,000     Shares sold in this offering.

90 days after effective
 date and thereafter....                   Lock up released.

    All of our executive officers, directors, key employees and the selling stockholders have agreed to a "lock up" at the request of the underwriters. In
the aggregate, this group holds               shares of our common stock. Under
the lock up, they cannot sell or otherwise dispose of any of our common stock in the public market for a period of 90 days after the date of this prospectus without the written consent of Goldman, Sachs & Co. When the 90-day lock-up
period expires, approximately           additional shares that are restricted
securities will be eligible for sale under Rule 144 or Rule 701. Shares acquired in transactions exempt from registration under the Securities Act are "restricted securities" as that term is defined in Rule 144. Restricted shares may only be resold if they are registered under the Securities Act or are sold under an exemption from registration, like the exemption contained in Rule 144.

    Currently under Rule 144, a person who has beneficially owned restricted securities for at least one year may, subject to certain conditions, sell his restricted securities. Generally, these persons may sell within any three-month period a number of restricted shares that does not exceed the greater of (1) 1% of our then outstanding common stock (255,105 shares immediately after the offering) or (2) the average weekly trading volume of our common stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to requirements concerning manner of sale, notice and availability of public information about us. A person who is not deemed to have been our affiliate at any time during the three months preceding the sale and who has beneficially owned his shares for at least two years may sell restricted shares in the public market under Rule 144(k) without regard to the requirements mentioned above, other than the manner-of-sale requirement. Persons deemed to be affiliates must always sell pursuant to Rule 144, even after expiration of the applicable holding periods.

    We have filed a registration statement on Form S-8 under the Securities Act to register for offer and sale the common stock subject to outstanding stock options or reserved for issuance under our Amended and Restated 1993 Stock Incentive Plan. See "Management--Employee Benefit Plans." Shares issued after the effective date of the registration statement on Form S-8 upon the exercise of stock options registered on the registration statement generally will be eligible for sale in the public market, subject to the lock-up agreements discussed above and volume and other restrictions.

    Shares that we issued prior to our initial public offering or that we may issue upon the exercise of options that we granted to consultants and employees prior to our initial public offering also may be eligible for sale in the public market. Rule 701 under the Securities Act permits resales of shares issued pursuant to certain compensatory benefit plans and contracts in reliance upon certain provisions of Rule 144. Non-affiliates may sell without complying with the public information, holding period, volume limitations or notice provisions of Rule 144. Affiliates may sell without complying with the holding period provisions of Rule 144.

    In addition, certain stockholders will have registration rights with respect to 8,502,233 shares of our common stock after this offering. Registration of these securities subject to registration rights under the Securities Act would result in the shares becoming freely tradeable without restriction under the Securities Act. See "Description of Capital Stock-- Registration Rights" and "Risk Factors--Risks Related to This Offering and Our Stock--We may have substantial sales of our common stock after the offering."

                                 LEGAL MATTERS

    Gardner, Carton & Douglas, Chicago, Illinois, will pass upon the validity of the common shares offered by this prospectus. Sonnenschein Nath & Rosenthal, Chicago, Illinois, has acted as counsel to the underwriters in connection with certain legal matters relating to the common shares offered by this prospectus.

                                    EXPERTS

    The financial statements of Allscripts, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  UNDERWRITING

    Allscripts, the selling stockholders and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Bear, Stearns & Co. Inc., CIBC World Markets Corp. and Wit Capital Corporation are the representatives of the Underwriters.

                                                                       Number of
                                Underwriters                            Shares
                                ------------                           ---------
      Goldman, Sachs & Co.............................................
      Bear, Stearns & Co. Inc.........................................
      CIBC World Markets Corp.........................................
      Wit Capital Corporation.........................................
                                                                       ---------
          Total....................................................... 2,000,000
                                                                       =========

    If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 300,000 shares from Allscripts to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by Allscripts. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                     Paid by Allscripts                No Exercise Full Exercise
                     ------------------                ----------- -------------
      Per Share.......................................   $            $
      Total...........................................   $            $

    Shares sold by the Underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $       per share from the initial price to public. Any such
securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $      per share from
the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

    All of Allscripts' executive officers, directors, key employees and the selling stockholders have agreed with the Underwriters not to dispose of or hedge any of their shares of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    A prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital Corporation. In addition, all dealers purchasing shares from Wit Capital in this offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of these dealers. Purchases of shares from Wit Capital are to be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities.

    Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Except for its participation as a manager in this offering and in Allscripts' initial public offering, Wit Capital has no relationship with Allscripts, or any of its founders or significant stockholders.

    In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

    These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    As permitted by Rule 103 under the Exchange Act, certain Underwriters and selling group members that are market makers ("passive market makers") in the common stock may make bids for or purchases of common stock in the Nasdaq National Market until a stabilizing bid has been made. Rule 103 generally provides that:

  . a passive market maker's net daily purchases of the common stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months, or any 60 consecutive days ending within the 10 days, immediately preceding the filing date of the registration statement of which this prospectus forms a part,

  . a passive market maker may not effect transactions or display bids for common stock at a price that exceeds the highest independent bid for the common stock by persons who are not passive market makers, and

  .bids made by passive market makers must be identified as such.

    Allscripts and the selling stockholders estimate that their shares of the total expenses of the offering, excluding underwriting discounts and
commissions, will be approximately $         and $         , respectively.

    Allscripts and the selling stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

                         WHERE TO FIND MORE INFORMATION

    We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information that is in the registration statement. For further information with respect to us and the common stock, you should refer to the registration statement, including the related exhibits and schedules. The statements contained in this prospectus as to the contents of any document filed as an exhibit are of necessity brief descriptions and are not necessarily complete; each of these statements is qualified in its entirety by reference to the document.

    You may read and copy this registration statement, including the exhibits, without charge and obtain copies at prescribed rates at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, you can obtain documents that we file electronically, including registration statements, quarterly and annual reports and proxy statements and other information, from the SEC's Web site at: http://www.sec.gov.

                                ALLSCRIPTS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Audited Financial Statements
Report of Independent Accountants........................................   F-2
Consolidated Balance Sheets at December 31, 1997 and 1998................   F-3
Consolidated Statements of Operations for the years ended December 31,
 1996, 1997 and 1998.....................................................   F-5
Consolidated Statements of Shareholders' Equity (Deficit) for the years
 ended December 31, 1996, 1997 and 1998..................................   F-6
Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998.....................................................   F-7
Notes to Consolidated Financial Statements...............................   F-8

Unaudited Interim Financial Statements
Condensed Consolidated Balance Sheet at September 30, 1999...............  F-25
Condensed Consolidated Statements of Operations for the nine months ended
 September 30, 1998 and September 30, 1999...............................  F-27
Condensed Consolidated Statements of Cash Flows for the nine months ended
 September 30, 1998 and 1999.............................................  F-28
Notes to Unaudited Condensed Consolidated Financial Statements...........  F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Allscripts, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Allscripts, Inc. (an Illinois corporation) and Subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of Allscripts' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
May 12, 1999, except for the
information in Note 22, for which
the date is June 18, 1999

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                         December 31,
                                                    -----------------------
                                                       1997        1998
                                                    ----------- ----------- ---
ASSETS
Current assets:
 Cash.............................................. $   204,981 $   718,008
 Accounts receivable, net of allowances of
  $3,431,947 in 1997 and $4,522,507 in 1998........   9,580,418   9,525,084
 Inventories, net..................................   2,556,926   2,905,484
 Prepaid and other assets..........................     382,370     229,283
                                                    ----------- ----------- ---
   Total current assets............................  12,724,695  13,377,859
Fixed assets, net..................................   1,532,822   1,783,996
Intangible assets, net.............................   4,577,740   3,701,835
Debt issuance costs................................     551,631      56,594
                                                    ----------- ----------- ---
   Total assets.................................... $19,386,888 $18,920,284
                                                    =========== =========== ===




  The accompanying notes are an integral part of these consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                                                      December 31,
                                                --------------------------
                                                    1997          1998
                                                ------------  ------------  ---
LIABILITIES
Current liabilities:
 Note payable.................................  $  2,500,000  $  4,000,000
 Current portion of long-term debt............     4,692,932           --
 Accounts payable.............................     6,698,770     7,830,158
 Accrued expenses.............................     1,856,019     1,276,849
                                                ------------  ------------  ---
   Total current liabilities..................    15,747,721    13,107,007
Long-term debt, net of current portion........    11,275,680        58,774
                                                ------------  ------------  ---
   Total liabilities..........................    27,023,401    13,165,781
                                                ------------  ------------  ---
Redeemable preferred shares:
 Series I, cumulative, $1.00 par value,
  1,339,241 shares authorized, issued and
  outstanding, including $521,053 of
  cumulative dividends; liquidation value of
  $8,654,175..................................           --      8,545,842
 Series J, cumulative, $1.00 par value,
  1,812,903 shares authorized, 1,803,838
  issued and outstanding, including $701,812
  of cumulative dividends; liquidation value
  of $11,656,388..............................           --     12,358,200
 Series H, cumulative, $1.00 par value,
  1,361,775 shares authorized, issued and
  outstanding, including $2,303,430 and
  $3,007,430 of cumulative dividends in 1997
  and 1998, respectively; liquidation value
  of $8,800,000...............................    10,719,480    11,642,880
                                                ------------  ------------  ---
                                                  10,719,480    32,546,922
                                                ------------  ------------  ---
SHAREHOLDERS' EQUITY (DEFICIT)
Preferred shares:
Series A, $1.00 par value, 1,050,000 shares
 authorized, issued and outstanding,
 liquidation value of $1,050,000, convertible
 to common shares.............................     1,050,000     1,050,000
Series B, $1.00 par value, 533,333 shares
 authorized, issued and outstanding,
 liquidation value of $2,000,000, convertible
 to common shares.............................       533,333       533,333
Series C, $1.00 par value, 2,187,501 shares
 authorized, issued and outstanding,
 liquidation value of $7,000,003, convertible
 to common shares ............................     2,187,501     2,187,501
Series D, $1.00 par value, 1,833,334 shares
 authorized, issued and outstanding,
 liquidation value of $8,250,003, convertible
 to common shares.............................     1,833,334     1,833,334
Series F, $1.00 par value, 2,492,781 shares
 authorized, issued and outstanding,
 liquidation value $3,115,976, convertible to
 common shares................................     2,492,781     2,492,781
Series G, $1.00 par value, 621,819 shares
 authorized, issued and outstanding,
 liquidation value $2,798,186, convertible to
 common shares................................       621,819       621,819
                                                ------------  ------------  ---
                                                   8,718,768     8,718,768
Common shares:
 $0.01 par value, 125,000,000 shares
  authorized, 3,425,052 and 8,358,654 shares
  issued and outstanding in 1997 and 1998,
  respectively................................        34,252        83,587
Treasury stock at cost; 34,465 common shares..       (67,817)      (67,817)
Unearned compensation.........................           --       (230,417)
Additional paid-in capital....................    16,208,465    15,467,430
Accumulated deficit...........................   (43,249,661)  (50,763,970)
                                                ------------  ------------  ---
   Total shareholders' equity (deficit).......   (18,355,993)  (26,792,419)
                                                ------------  ------------  ---
   Total liabilities, redeemable preferred
    shares and shareholders' equity
    (deficit).................................  $ 19,386,888  $ 18,920,284
                                                ============  ============  ===

  The accompanying notes are an integral part of these consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Year ended December 31,
                                        --------------------------------------
                                           1996          1997         1998
                                        -----------  ------------  -----------
Revenue...............................  $33,461,863  $ 30,593,032  $23,681,610
Cost of revenue.......................   23,390,145    21,116,642   17,319,678
                                        -----------  ------------  -----------
    Gross profit......................   10,071,718     9,476,390    6,361,932
Selling, general and administrative
 expenses.............................   11,598,130    13,869,859   12,657,861
Amortization of intangibles...........      529,360       408,736      371,905
Other operating expenses..............    1,034,169     2,567,652      430,345
                                        -----------  ------------  -----------
    Loss from operations..............   (3,089,941)   (7,369,857)  (7,098,179)
Interest expense......................   (1,301,131)   (1,621,214)    (595,699)
Other expense.........................      (38,956)          --           --
                                        -----------  ------------  -----------
Loss from continuing operations.......   (4,430,028)   (8,991,071)  (7,693,878)
Income (loss) from discontinued
 operations...........................    1,489,000    (1,808,000)     970,000
                                        -----------  ------------  -----------
Loss before extraordinary item........   (2,941,028)  (10,799,071)  (6,723,878)
Extraordinary loss from early
 extinguishment of debt...............          --            --      (790,431)
                                        -----------  ------------  -----------
Net loss..............................   (2,941,028)  (10,799,071)  (7,514,309)
Accretion of mandatory redemption
 value of preferred shares and accrued
 dividends on preferred shares........     (923,400)     (923,399)  (2,415,143)
                                        -----------  ------------  -----------
Net loss attributable to common
 shareholders.........................  $(3,864,428) $(11,722,470) $(9,929,452)
                                        ===========  ============  ===========
Per share data--basic and diluted:
 Loss from continuing operations......  $     (1.87) $      (3.35) $     (1.66)
 Discontinued operations..............         0.52         (0.61)        0.16
 Extraordinary loss...................          --            --         (0.13)
                                        -----------  ------------  -----------
 Net loss.............................  $     (1.35) $      (3.96) $     (1.63)
                                        ===========  ============  ===========
Per share data--pro forma basic and
 diluted (unaudited):
 Loss from continuing operations......                             $     (1.15)
 Discontinued operations..............                                    0.11
 Extraordinary loss...................                                   (0.09)
                                                                   -----------
 Net loss.............................                             $     (1.13)
                                                                   ===========
Weighted average shares of common
 stock outstanding used in computing
 basic and diluted loss per share.....    2,853,960     2,955,982    6,075,803
                                        ===========  ============  ===========
Weighted average shares of common
 stock outstanding used in computing
 pro forma basic and diluted loss per
 share (unaudited)....................                               9,073,244
                                                                   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                     Notes
                                                         Additional                Receivable
                       Preferred            Common         Paid-In      Unearned   from Sale      Treasury       Accumulated
                         Shares             Shares         Capital    Compensation of Shares       Stock           Deficit
                  -------------------- ----------------- -----------  ------------ ---------- -----------------  ------------
                   Shares     Amount    Shares   Amount                                       Shares    Amount
                  --------- ---------- --------- -------                                      -------  --------
Balance at
December 31,
1995............. 8,718,768 $8,718,768 2,866,299 $28,663 $17,970,544         --     $(35,000) (13,342) $(32,020) $(29,509,562)
 Issuance of
 1,616 common
 shares under
 option
 agreements......                          1,616      16       2,409
 Exchange of note
 receivable from
 shareholder for
 6,837 common
 shares..........                                                                     35,000   (6,837)  (14,367)
 Cumulative
 dividends in
 arrears on
 Series H
 redeemable
 preferred
 shares..........                                           (704,000)
 Accretion of
 mandatory
 redemption value
 of preferred
 shares..........                                           (219,400)
 Net loss for the
 year ended
 December 31,
 1996............                                                                                                  (2,941,028)
                  --------- ---------- --------- ------- -----------   ---------    --------  -------  --------  ------------
Balance at
December 31,
1996............. 8,718,768  8,718,768 2,867,915  28,679  17,049,553         --               (20,179)  (46,387)  (32,450,590)
 Issuance of
 37,807 common
 shares under
 option
 agreements......                         37,807     378      56,333                          (14,286)  (21,430)
 Issuance of
 519,530 common
 shares to HBO &
 Co. for
 TouchScript
 software........                        519,330   5,195      25,978
 Cumulative
 dividends in
 arrears on
 Series H
 redeemable
 preferred
 shares..........                                           (704,000)
 Accretion of
 mandatory
 redemption value
 of preferred
 shares..........                                           (219,399)
 Net loss for the
 year ended
 December 31,
 1997............                                                                                                 (10,799,071)
                  --------- ---------- --------- ------- -----------   ---------    --------  -------  --------  ------------
Balance at
December 31,
1997............. 8,718,768  8,718,768 3,425,052  34,252  16,208,465         --               (34,465)  (67,817)  (43,249,661)
 Issuance of
 4,597,070 common
 shares in Series
 I Unit
 Offering........                      4,597,070  45,970     963,120
 Issuance of
 336,532 common
 shares under
 option
 agreements......                        336,532   3,365      53,956
 Issuance of
 1,326,661
 warrants in
 connection with
 exchange of
 subordinated
 convertible
 debentures for
 Series J
 redeemable
 preferred
 shares..........                                            238,800
 Unearned
 compensation in
 connection with
 issuance of
 1,985,165
 options.........                                            406,671   $(406,671)
 Compensation
 expense.........                                                        176,254
 Cumulative
 dividends in
 arrears on
 Series H
 redeemable
 preferred
 shares..........                                           (704,000)
 Cumulative
 dividends in
 arrears on
 Series I
 redeemable
 preferred
 shares..........                                           (521,053)
 Cumulative
 dividends in
 arrears on
 Series J
 redeemable
 preferred
 shares..........                                           (701,812)
 Accretion of
 mandatory
 redemption value
 of preferred
 shares..........                                           (323,278)
 Issuance costs
 of Series I Unit
 Offering........                                           (153,439)
 Net loss for the
 year ended
 December 31,
 1998............                                                                                                  (7,514,309)
                  --------- ---------- --------- ------- -----------   ---------    --------  -------  --------  ------------
Balance at
December 31,
1998............. 8,718,768 $8,718,768 8,358,654 $83,587 $15,467,430   $(230,417)   $    --   (34,465) $(67,817) $(50,763,970)
                  ========= ========== ========= ======= ===========   =========    ========  =======  ========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              Year ended December 31,
                                        --------------------------------------
                                           1996          1997         1998
                                        -----------  ------------  -----------
Cash flows from operating activities:
  Net loss............................. $(2,941,028) $(10,799,071) $(7,514,309)
  Adjustments to reconcile net loss to
   net cash used in operating
   activities:
    Depreciation and amortization......   1,784,149     1,694,950    1,530,965
    Provision for losses on accounts
     receivable........................      30,524       666,829    1,202,949
    Exchange of note receivable for
     common shares.....................      20,633           --           --
    Write-off of intangible assets.....     196,865     5,621,994          --
    Extraordinary loss.................         --            --       790,431
    Compensation expense...............         --            --       176,254
    Exchange of debentures in
     satisfaction of accrued interest..     400,000       875,680      439,281
    Changes in assets and liabilities:
      Increase in accounts receivable..  (3,614,163)     (108,088)  (1,147,615)
      (Increase) decrease in
       inventories.....................    (193,807)      246,965     (348,558)
      (Increase) decrease in other
       assets..........................     (56,413)      (22,940)     154,347
      Increase in accounts payable.....     759,879       265,609    1,131,388
      (Decrease) increase in accrued
       expenses........................     296,238      (113,451)    (580,230)
                                        -----------  ------------  -----------
        Net cash used in operating
         activities....................  (3,317,123)   (1,671,523)  (4,165,097)
                                        -----------  ------------  -----------
Cash flows from investing activities:
  Capital expenditures.................    (287,581)   (1,191,941)    (884,207)
  Disposal of property, plant, and
   equipment...........................         --         39,598          --
  Acquisition of TouchScript software..         --        (49,971)         --
                                        -----------  ------------  -----------
        Net cash used in investing
         activities....................    (287,581)   (1,202,314)    (884,207)
                                        -----------  ------------  -----------
Cash flows from financing activities:
  Borrowings under bank agreements.....     370,000     2,500,000    4,000,000
  Payments under bank agreements.......  (5,070,000)          --    (2,500,000)
  Proceeds from issuance of
   subordinated convertible
   debentures..........................  10,000,000           --           --
  Proceeds from Series I Unit
   Offering............................         --            --     8,930,000
  Payments under long-term
   obligations.........................    (825,931)     (101,146)         --
  Repayment of term loan...............         --            --    (4,692,932)
  Payments on capital lease............         --        (20,107)         --
  Proceeds from exercise of common
   share options.......................       2,425        56,712       57,321
  Treasury stock purchases.............         --        (21,430)         --
  Share and debt issue costs...........    (880,414)          --      (232,058)
                                        -----------  ------------  -----------
        Net cash provided by financing
         activities....................   3,596,080     2,414,029    5,562,331
                                        -----------  ------------  -----------
Net increase (decrease) in cash........      (8,624)     (459,808)     513,027
Cash, beginning of year................     673,413       664,789      204,981
                                        -----------  ------------  -----------
Cash, end of year...................... $   664,789  $    204,981  $   718,008
                                        ===========  ============  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

    Allscripts, Inc. (an Illinois corporation) and its wholly owned subsidiaries, Allscripts Pharmacy Centers, Inc., Prescription Management Company, Inc., and Physician Dispensing Systems, Inc. (altogether referred to as "Allscripts"), provide physicians with Internet and client/server medication management solutions designed to improve the quality and cost effectiveness of pharmaceutical healthcare. Allscripts grants uncollateralized credit to its customers. Allscripts operates in one industry segment. As its product offerings evolve, the manners in which its activities are internally reported and its decisions are made could change. Allscripts will continually evaluate its determination of operating segments. The company changed its name to Allscripts, Inc. on October 20, 1997.

2. Summary of Significant Accounting Policies

Principles of Consolidation

    The consolidated financial statements include the accounts of Allscripts, Inc. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

Revenue Recognition

    Through December 1998, Allscripts generated substantially all of its revenue from the sale of medications for dispensing at the point of care. Revenue is recognized upon shipment of the pharmaceutical products. Revenue for software license fees is recognized ratably over the term of the license beginning after the software has been installed, training has been completed and the customer begins utilizing the software. Revenue from the sale of hardware is recognized upon shipment of the product, however, no revenue is recognized for license fees or the sale of hardware where it is refundable or subject to the performance of future obligations. Revenue for services is recognized when the related service is performed.

Manufacturer Rebates

    Rebates from suppliers are recorded as a reduction of cost of revenue and are recognized on an estimated basis upon shipment of the product to customers. The difference between the amount estimated and the amount actually received is reflected prospectively as a change of estimate. These revisions have not been material.

Inventories

    Inventories, which consist primarily of finished goods, are carried at the lower of cost (specific identification) or market.

Fixed Assets

    Fixed assets are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets, which range from 2 to 7 years. Upon asset retirement or other disposition, cost and the related allowance for depreciation are removed from the accounts, and gain or loss is included in the consolidated statements of operations. Amounts expended for repairs and maintenance are charged to operations as incurred.

Intangible Assets

    Intangible assets, which are stated at cost, consist of software rights, non-compete agreements, customer lists and goodwill. Allscripts' policy is to amortize intangible assets using the straight-line method

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
over the remaining estimated economic life of those assets including the period being reported on. Allscripts analyzes the value of its recorded intangible assets on an ongoing basis to determine that the recorded amounts are reasonable and are not impaired. The analysis includes a review of undiscounted future cash flows for each group of acquired customers based on environmental factors, customer retention, cash flow projections and other factors Allscripts believes are relevant to determine if any impairment of the asset has occurred. If impairment is noted, then future cash flows are discounted and the amount of impairment is then measured and a writedown is recorded. If necessary, the remaining amortization period is adjusted accordingly.

    The average amortization periods for intangible assets for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                         1996    1997    1998
                                                       -------- ------- -------
       Capitalized software...........................  3 years 3 years 3 years
       Non-compete agreements.........................  5 years 5 years 5 years
       Customer lists.................................  5 years 2 years 2 years
       Goodwill....................................... 15 years 5 years 5 years

Debt Issuance Costs

    Costs attributable to the issuance of significant debt are deferred and amortized on a straight-line basis over the term of the related debt.

Use of Estimates

    Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year end and the reported amounts of revenues and expenses during the year. Actual results could differ from these estimates.

Concentration of Credit Risk

    Financial instruments that potentially subject Allscripts to a concentration of credit risk consist of cash and trade receivables.

    Allscripts sells its products and services to healthcare providers and employer funded benefit plans. Credit risk with respect to trade receivables is generally diversified due to the large number of customers and their dispersion across the entire United States. Trade receivables with employer funded benefit plans are further diversified across many different industries. To reduce credit risk, Allscripts performs ongoing credit evaluations of its customers and their payment histories. In general, Allscripts does not require collateral from its customers, but it does enter into advance deposit, security or guarantee agreements if appropriate.

    Allscripts maintains its cash balances with one major commercial bank.

Income Taxes

    Deferred tax assets or liabilities are established for temporary differences between financial and tax reporting bases and are subsequently adjusted to reflect changes in tax rates expected to be in effect

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
when the temporary differences reverse. A valuation allowance is established for any deferred tax asset for which realization is not likely.

Stock Based Compensation

    Effective December 31, 1996, Allscripts adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." As provided by SFAS 123, Allscripts has elected to continue to account for its stock based compensation programs according to the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense has been recognized to the extent of employee or director services rendered based on the intrinsic value of compensatory options or shares granted under the plans. Allscripts has adopted the disclosure provisions required by SFAS 123.

Fair Value of Financial Instruments

    The carrying amounts reported in the balance sheets for cash, accounts receivable and accounts payable approximate their fair values due to the short term nature of these financial instruments. The fair values of the note payable to bank and the long term debt are estimated based on current interest rates available to Allscripts for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of the note payable to bank and the long term debt approximates their fair values.

Comprehensive Income

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). FAS 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. To date, Allscripts has not had any transactions that are required to be reported as comprehensive income.

Net Loss Per Share

    Basic and diluted net loss per common share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128), for all periods presented.

    In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period. Allscripts has excluded all outstanding convertible preferred stock, which is convertible into 2,977,483 shares of common stock, all outstanding warrants to purchase 4,892,136 shares of common stock and all outstanding options to purchase 2,697,123 shares of common stock from the calculation of diluted loss per share because all such securities are antidilutive for all periods presented.

Software and Development Costs

    Allscripts capitalizes purchased software that is ready for service and software development costs incurred from the time technological feasibility of the software is established until the software is ready for use. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred. While technological feasibility for the current version of TouchScript has been achieved, and therefore software development costs have been capitalized, these costs have been written off because the recoverability of such costs is uncertain since market acceptance is not expected to be achieved for the current version of TouchScript, Version 6. Software development costs of $296,000, $518,000 and $771,000 have been capitalized and written off in 1996, 1997 and 1998, respectively. The costs of purchased software are amortized using the straight-line method over three years.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

   The carrying value of a software and development asset is regularly reviewed by Allscripts, and a loss is recognized when the net realizable value falls below the unamortized cost.

3. Other Operating Expenses

   Other operating expenses consist of the following for the years ended December 31:

                                                  1996       1997      1998
                                               ---------- ---------- --------
      Management reorganization and shutdown
       costs.................................. $  867,502 $  239,652 $430,345
      Writeoff of software intangible.........    166,667        --       --
      Writedown of acquisition intangibles....        --   2,328,000      --
                                               ---------- ---------- --------
                                               $1,034,169 $2,567,652 $430,345
                                               ========== ========== ========

   The management reorganization and shutdown costs relate to severance costs associated with reductions in force and other severance arrangements and, in 1996, include the costs associated with the shutdown of Allscripts' Pennsylvania sales office. The portion of the charges outlined above that relates to management reorganization equals $573,727 in fiscal 1996, $239,652 in fiscal 1997 and $430,345 in fiscal 1998. The number and nature of employees affected in each year is as follows: 1996, three administrative and one sales, 1997, seven administrative and three sales and 1998, ten administrative and nine sales. As of March 31, 1999, all payments provided for had been made.

   A summary of management reorganization and shutdown costs and related payments is as follows:

                                                  1996       1997       1998
                                                ---------  ---------  ---------
      Beginning balance........................ $ 336,500  $ 285,515  $ 180,688
      Expense..................................   867,502    239,652    430,345
      Payments.................................  (918,487)  (344,479)  (337,967)
                                                ---------  ---------  ---------
        Ending balance......................... $ 285,515  $ 180,688  $ 273,066
                                                =========  =========  =========

   Allscripts determined that an impairment of customer lists and goodwill acquired in certain point-of-care-dispensing acquisitions occurred in 1997. The impairment was triggered by the loss of customers and the reduced level of operating profit being generated by the acquired customers. The impairment analysis included a review of undiscounted future cash flows for each group of acquired customers to determine if any impairment of the asset had occurred. As a result, Allscripts has made a provision in 1997 of $2,328,000, representing the estimated excess of the carrying value of the intangible assets over the discounted future cash flows. In addition, Allscripts reduced the remaining amortization period to six and three years for goodwill and customer lists, respectively, related to its mail order pharmacy business and five and two years for goodwill and customer lists, respectively, related to its point-of-care site dispensing business. The previous amortization periods had been 20 and 10 years for intangibles arising from those acquisitions. In testing for impairment, Allscripts used the held-for-use model under SFAS 121.

4. Other Expense


   Other expense consists of the following for the years ended December 31:

                                                       1996    1997    1998
                                                      ------- ------- -------
      Loss on note receivable from shareholder
       exchanged for common shares................... $38,956 $   --  $   --
                                                      ======= ======= =======

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

5. Fixed Assets

    Fixed assets as of December 31 consist of the following:

                                                             1997       1998
                                                          ---------- ----------
      Office furniture and equipment..................... $3,214,670 $3,845,120
      Production and warehouse equipment.................  2,039,390  2,170,198
      Leasehold improvements.............................    473,086    584,139
      Construction in progress...........................     27,317     39,213
                                                          ---------- ----------
                                                           5,754,463  6,638,670
      Less accumulated depreciation......................  4,221,641  4,854,674
                                                          ---------- ----------
                                                          $1,532,822 $1,783,996
                                                          ========== ==========

    Included in fixed assets are $2,540,856 and $3,273,553 as of December 31, 1997 and 1998, respectively, related to revenue producing assets that are fully depreciated.

    Depreciation expense from continuing operations was approximately $558,000 in 1996, $522,000 in 1997 and $563,000 in 1998.

6. Intangible Assets

    Intangible assets as of December 31 consist of the following:

                                                           1997        1998
                                                        ----------- -----------
      Capitalized software............................. $    81,145 $    81,145
      Non-compete agreements...........................     515,000     515,000
      Customer lists...................................   4,263,282   4,263,282
      Goodwill.........................................  15,984,192  15,984,192
                                                        ----------- -----------
                                                         20,843,619  20,843,619
      Less accumulated amortization....................  16,265,879  17,141,784
                                                        ----------- -----------
                                                        $ 4,577,740 $ 3,701,835
                                                        =========== ===========

    Accumulated amortization includes writedowns in excess of normal amortization.

7. Accrued Expenses

    Accrued expenses as of December 31 consist of the following:

                                                           1997       1998
                                                        ---------- ----------
      Accrued employee compensation benefits and
       payroll taxes................................... $  580,839 $  201,060
      Accrued vacation pay.............................    422,011    549,686
      Accrued severance................................    180,688    273,066
      Accrued commissions..............................    346,591     41,629
      Accrued interest.................................    159,739      3,526
      Accrued--other...................................    166,151    207,882
                                                        ---------- ----------
                                                        $1,856,019 $1,276,849
                                                        ========== ==========

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

8. Lease Commitments

    Allscripts conducts its operations from leased premises and with equipment under several operating leases. Total rent expense from continuing operations was approximately $494,000, $491,000 and $599,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

    Future minimum rental payments for the next five years are as follows:

      Year Ending
       December
          31,
      -----------
      1999.......................................................... $  569,275
      2000..........................................................    546,104
      2001..........................................................    551,250
      2002..........................................................    540,491
      2003 and thereafter...........................................    804,714
                                                                     ----------
      Total minimum lease payments.................................. $3,011,834
                                                                     ==========

9. Notes Payable

    Notes payable as of December 31 consist of the following:

                                                           1997       1998
                                                        ---------- ----------
      Borrowings under revolving credit facility with
       commercial bank................................. $2,500,000 $4,000,000
                                                        ========== ==========

    During 1997 and up to April 16, 1998, Allscripts maintained a credit arrangement with a commercial bank consisting of two components, a revolving credit facility and a term loan. The revolving credit facility permitted borrowings up to $10,000,000, limited by certain eligible working capital requirements. At December 31, 1997, approximately $3,400,000 of borrowing capacity was available. Interest was at prime plus 0.5% (9.00% at December 31, 1997). Borrowings under the revolving credit facility were collateralized by accounts receivable, inventory, equipment and other assets. Allscripts was required to maintain a compensating balance of $350,000 under the revolving credit facility.

    On April 16, 1998, Allscripts signed a new revolving credit agreement with its commercial bank. As amended, the revolving credit facility permits borrowings up to $10,000,000, limited by certain eligible working capital requirements. At December 31, 1998, approximately $4,000,000 of borrowing capacity was available. Interest is at prime plus 0.5% (8.5% at December 31, 1998). Borrowings under the revolving credit facility are collateralized by accounts receivable, inventory, equipment and other assets. The revolving credit facility expires on April 16, 2000.

    The term loan, which was guaranteed by a certain preferred shareholder and which was part of the credit arrangement with a commercial bank that expired on April 30, 1998, was paid off in April 1998 from the proceeds of the Series I Unit Offering.

    Under the revolving credit agreement, Allscripts is required to maintain certain financial ratios, including minimum net working capital, minimum EBITDA and minimum capital funds. The agreement also prohibits the payment of dividends. At December 31, 1998, Allscripts was in violation of certain financial covenants for which it received a waiver from the bank.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

10. Long-Term Obligations

    On April 30, 1996, Allscripts completed a $10,000,000 financing in the form of 8.0% convertible subordinated debentures due April 30, 2001. Interest on the debentures is payable semiannually. The debentures can be converted into 2,683,152 common shares of Allscripts at a conversion price equal to $4.2024. The debentures are convertible at the option of the holder. Under the terms of the debenture agreements, Allscripts' ability to pay dividends is restricted under certain circumstances.

    In conjunction with the issuance of the Series I Preferred and common stock (see Note 12), the majority of the outstanding subordinated convertible debentures were exchanged for 1,803,838 shares of Series J Preferred (see Note
13). In connection with this exchange, Allscripts also issued to the Series J Preferred shareholders 1,326,661 detachable warrants to purchase shares of common stock of Allscripts for $0.06 per share. The warrants will expire five years from the date of closing of the sale of Series I Preferred (see Note 12).

    An extraordinary loss of $790,431 was recorded in the consolidated statement of operations for the year ended December 31, 1998, consisting of the writeoff of deferred financing costs related to Allscripts' convertible subordinated debentures and the value of the warrants issued to the Series J Preferred shareholders.

    Long-term obligations as of December 31 consist of the following:

                                                               1997      1998
                                                            ----------- -------
Term loan, payable to a commercial bank, principal due
 April 30, 1998; interest at prime; interest payable
 monthly, collateralized by certificates of deposit or
 letters of credit of a certain related party preferred
 shareholder (Allstate Insurance Company).................. $ 4,692,932 $   --
Convertible subordinated debentures issued April 30, 1996
 at par in the amount of $10,000,000; due April 30, 2001;
 interest at 8.0% payable semiannually on April 30 and
 October 31, potentially increasing 0.5% on each such
 interest record date to a maximum of 1.5%; convertible
 into 2,683,152 common shares at December 31, 1997 and
 13,985 common shares at December 31, 1998 at $4.2024......  11,275,680  58,774
                                                            ----------- -------
                                                             15,968,612  58,774
Less current portion.......................................   4,692,932     --
                                                            ----------- -------
                                                            $11,275,680 $58,774
                                                            =========== =======

11. Income Taxes

    Under the provisions of SFAS No. 109, "Accounting for Income Taxes," Allscripts recognizes a current tax asset or liability for current taxes payable or refundable and a deferred tax asset or liability for the estimated future tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting and their tax basis, excluding goodwill, and carryforwards to the extent that these items are realizable. The consolidated balance sheet includes the following:

                                   December 31, 1997                        December 31, 1998
                         ---------------------------------------  ---------------------------------------
                           Current     Noncurrent      Total        Current     Noncurrent      Total
                         -----------  ------------  ------------  -----------  ------------  ------------
Deferred income tax..... $ 2,117,000  $ 11,471,000  $ 13,588,000  $ 2,555,000  $ 12,729,000  $ 15,284,000
Valuation allowance.....  (2,117,000)  (11,471,000)  (13,588,000)  (2,555,000)  (12,729,000)  (15,284,000)
                         -----------  ------------  ------------  -----------  ------------  ------------
                         $       --   $        --   $        --   $       --   $        --   $        --
                         ===========  ============  ============  ===========  ============  ============

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                             December 31, 1997           December 31, 1998
                         --------------------------  --------------------------
                          Temporary                   Temporary
                          Difference    Tax Effect    Difference    Tax Effect
                         ------------  ------------  ------------  ------------
Provision for doubtful
 accounts............... $  3,432,000  $  1,425,000  $  4,522,507  $  1,877,000
Acquisition costs.......      873,000       366,000       873,000       362,000
Vacation accrual........      422,000       175,000       523,000       217,000
Bonus accrual...........       30,000        12,000        30,000        12,000
Severance reserve.......       77,000        32,000           --            --
Inventory reserve.......      235,000        98,000       154,000        64,000
Inventory
 capitalization.........       24,000        10,000        56,000        23,000
Property, plant and
 equipment..............      675,000       280,000       138,000        57,000
Net operating loss......   26,965,000    11,190,000    30,534,000    12,672,000
                         ------------  ------------  ------------  ------------
    Subtotal............   32,733,000    13,588,000    36,830,507    15,284,000
Less: valuation
 allowance..............  (32,733,000)  (13,588,000)  (36,830,507)  (15,284,000)
                         ------------  ------------  ------------  ------------
    Total............... $        --   $        --   $        --   $        --
                         ============  ============  ============  ============

    At December 31, 1997 and 1998, Allscripts has operating loss carryforwards available for federal income tax reporting purposes of approximately $26,965,000 and $30,534,000, respectively. The operating loss carryforwards expire in 2002 through 2013. Allscripts' ability to utilize these operating loss carryforwards to offset future taxable income is dependent on a variety of factors, including possible limitations on usage pursuant to Internal Revenue Code Section (IRC) 382. IRC 382 imposes an annual limitation on the future utilization of operating loss carryforwards due to changes in ownership resulting from the issuance of common shares, stock options, warrants and convertible preferred shares.

    No provision for income taxes has been made due to Allscripts' operating losses.

12. Redeemable Preferred Shares and Shareholders' Equity

Redeemable Preferred Shares

    The Series H Preferred shares are voting, nonparticipating and have a liquidation preference upon dissolution of Allscripts of $6.462 per share plus an amount equal to all unpaid dividends accrued thereon. The Series H Preferred shares are senior to Series A, Series B, Series C, Series D, Series F and Series G Preferred shares with respect to the liquidation preference.

    The shares are entitled to cumulative, quarterly dividends of 8.0% accruing from the date of issuance and payable beginning September 15, 1998 and then payable quarterly thereafter. Mandatory redemption of shares (at $6.462 per share) in the proportion of 10%, 10%, 10%, and 70% of the total number of shares originally issued was initially scheduled to begin on September 15, 1998 and occur annually thereafter through 2001, respectively.

    In connection with the convertible subordinated debenture offering described in Note 10, the terms of the Series H Preferred were amended. Pursuant to such amendment, on September 15, 1998, Allscripts was required to begin paying dividends quarterly. Allscripts was required to redeem shares of Series H Preferred with a redemption value of $6.16 million and all accrued dividends thereon on September 15, 2001.

    In conjunction with the issuance of $8,930,000 of Series I Preferred on April 16, 1998, the terms of the Series H Preferred were amended to extend the maturity date five years from the closing of the sale of the Series I Preferred. Allscripts will be required to redeem shares of Series H Preferred equal to

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

$8,800,000 plus all accrued dividends ($3,007,430 at December 31, 1998 or $2.21 per share) five years from the closing of the sale of Series I Preferred. In consideration of the change in terms therein, Allscripts issued 916,657 warrants to purchase shares of common stock of Allscripts for $0.06 per share to the holders of Series H Preferred. The warrants will expire five years from the date of the closing of the sale of Series I Preferred.

    On April 16, 1998, Allscripts effected the private placement of Series I Preferred and common stock of Allscripts for $8,930,000. The common stock component, 4,597,070 shares, represented 24.4% of Allscripts' common stock at April 16, 1998, assuming exercise of all options and warrants and the conversion of all convertible preferred stock into common stock. Based upon an independent appraisal, $1,009,000 was allocated to the value of the common stock issued in the Series I Unit Offering. The difference, $733,265, between the amount initially recorded for the redeemable preferred stock and its redemption value will be accreted over the life of the Series I Preferred shares such that the Series I Preferred shares will be reflected at redemption value at the date of redemption. The Series I Preferred shares are voting and have a liquidation preference upon dissolution of Allscripts of $6.462 per share plus an amount equal to all unpaid dividends accrued thereon. The Series I Preferred shares are in parity with the Series J Preferred shares and senior to Series A, Series B, Series C, Series D, Series F, Series G and Series H Preferred shares with respect to liquidation preference.

    A cumulative dividend on the Series I Preferred accrues at a rate of 8.5% per annum. The Series I Preferred are to be redeemed at $8,654,175 plus any accrued but unpaid dividends ($521,053 at December 31, 1998 or $0.39 per share), upon a qualified initial public offering, but no later than five years from the issuance date of the Series I Preferred. A qualified initial public offering is defined as a firm commitment public offering with a per share price of at least $4.80 and in which Allscripts receives at least $20,000,000 in net proceeds.

    Accrued dividends are payable only: (a) when declared by the Board, (b) upon the liquidation, dissolution or winding up of Allscripts, (c) upon a qualified initial public offering, or (d) upon a redemption event as defined above.

    As outlined above and in Note 10, the issuance of the Series I Preferred securities required amendments to the terms of the Series H and an exchange of the Subordinated Convertible debentures, among other things.

    In conjunction with the issuance of the Series I Preferred and common stock, all of the outstanding subordinated convertible debentures other than debentures in the aggregate principal amount of $56,378 were exchanged for 1,803,838 shares of Series J Preferred. The Series J Preferred shares are voting and have a liquidation preference upon dissolution of Allscripts of $6.462 per share plus an amount equal to all unpaid dividends accrued thereon.

    A cumulative dividend on the Series J Preferred accrues at a rate of 8.5% per annum. The Series J Preferred Shares are to be redeemed at $11,656,388 plus accrued dividends ($701,812 at December 31, 1998 or $0.39 per share) no later than April 16, 2003. The terms for payment of accrued dividends are similar to those for the Series I Preferred shares described above.

Preferred Shares

    The Series A, Series B, Series C, Series D, Series F and Series G Preferred shares are voting, nonparticipating, convertible, and have a liquidation preference upon dissolution of Allscripts equal to $1.00, $3.75, $3.20, $4.50, $1.25 and $4.50 per share, respectively. The Series G Preferred shares are senior to the Series A, Series B, Series C, Series D and Series F Preferred shares in respect to the

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
liquidation preference. The Series C, Series D and Series F Preferred shares are senior to the Series A and Series B Preferred shares in respect to the liquidation preference. These preferred shareholders have the option to convert their shares into common shares at prescribed rates. Automatic conversion occurs upon the closing of a qualified initial public offering, as defined. At December 31, 1998, Allscripts had reserved 2,977,483 common shares for issuance upon conversion of all outstanding convertible preferred shares.

Warrants

    Simultaneous with the Series H Unit Offering, Allscripts issued warrants to purchase 156,428 shares of Allscripts' common shares for $7.50 per share to a shareholder in exchange for the continuing guaranty of a term loan with Allscripts' principal bank. The warrants expire in September 1999. Because the exercise price of the warrants exceeded the per share value implied by the Series H Unit Offering, no value was ascribed to the warrants.

    In conjunction with the 1996 convertible subordinated debenture offering, the term loan guaranteed by a shareholder was amended to extend the maturity date to April 30, 1998. In exchange for extending its guaranty of such term debt, Allscripts issued warrants to purchase an aggregate of 279,181 common shares with a strike price of $4.2024. The warrants expire April 30, 2001. Because the exercise price of the warrants exceeded the per share value implied by the convertible subordinated debenture offering, no value was ascribed to the warrants.

    As a condition to the Series I Unit Offering, Allscripts amended the maturity date of the Series H Preferred shares and exchanged the subordinated convertible debentures for shares of Series J Preferred. In exchange for these concessions, Allscripts issued detachable warrants to the holders of Series H Preferred shares and holders of Series J Preferred shares in the aggregate amounts of 916,657 and 1,326,661 shares of common stock, respectively. Based upon an independent appraisal, $165,000 was allocated to the warrants issued to the Series H Preferred shareholders, and the net loss attributable to the common shareholders in 1998 was increased by this amount. Based upon an independent appraisal, $238,800 was assigned to the value of the warrants issued to the Series J Preferred shareholders. The warrants carry a strike price of $0.06 and expire in April 2003.

    As part of the Series H Unit Offering, Allscripts issued warrants to purchase 2,269,633 shares of the common stock of Allscripts for $0.06 per share. These warrants are on substantially the same terms as the above warrant issuances. The warrants expire in September 1999. Based upon an independent outside appraisal, Allscripts has allocated value from the Series H Unit Offering of $1,097,000 to these warrants. This amount has been recorded as additional paid-in capital and as a reduction in the initial carrying value of the Series H Preferred shares. The carrying amount of the Series H preferred shares is being periodically adjusted to their mandatory redemption value.

    All of the above warrants may be exercised with payment of cash or the surrender of additional warrants, such warrants to be valued by the excess of fair market value of a common share on the day of exercise over the warrant purchase price. In addition, the warrants may be adjusted in certain circumstances in the event of dilutive financings, as defined.

    At December 31, 1998, all outstanding warrants were fully vested and exercisable, and Allscripts has reserved 4,892,136 common shares for issuance upon the exercise of warrants.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

Stock Option Plans

    Allscripts has established several stock option plans under which officers, employees, directors, consultants or agents are eligible to receive incentive stock or nonqualified options to purchase shares of Allscripts' common shares. In November 1993, Allscripts adopted the 1993 Stock Incentive Plan and established the number of shares initially issuable under the plan at 150,000 shares. In addition, the several existing plans were amended to terminate future grants under those plans and to provide for the transfer of shares authorized for grant but not granted to the 1993 Stock Incentive Plan. The exercise price for shares under these plans is determined by Allscripts' Board of Directors at the date of grant. All options must be exercised within ten years of the date of grant. The plans provide for exercise of options by payment of cash, surrender of common shares or surrender of options. Options vest on various schedules, primarily over three and four year periods from the date of grant, and in certain circumstances upon a change in control. In September 1994, the 1993 Stock Incentive Plan was amended to provide for 1,077,217 additional common shares to be issuable pursuant thereto. In December 1995, the 1993 Stock Incentive Plan was amended to provide for 578,331 additional common shares to be issued pursuant thereto. In July and September 1997, the 1993 Stock Incentive Plan was amended to provide for 684,151 and 500,000 additional common shares to be issued pursuant thereto. At December 31, 1998, options to purchase 2,905,258 common shares were authorized under those plans, and options with respect to 1,434,122 shares were exercisable under these plans.

    In addition, in November 1993, Allscripts adopted the 1993 Amended and Restated Eligible Directors Stock Option Plan and established the number of shares issuable under the plan at 33,333 shares. The plan provides for nonqualified option grants to eligible directors, as defined, of Allscripts upon election to the Board of Directors or adoption of the plan and upon the first and second anniversary of their directorship. The exercise price for shares under these plans is determined by Allscripts' Board of Directors, at the date of grant. The plans provide for exercise of options by payment of cash, surrender of common shares or surrender of options. Options vest upon grant. In February 1997, Allscripts adopted an amendment and restatement of the 1993 Stock Incentive Plan and terminated the Eligible Directors Stock Option Plan. The amendment and restatement of the 1993 Stock Incentive Plan made eligible directors (as defined in the Eligible Directors Stock Option Plan) eligible for grants of stock incentives under the 1993 Stock Incentive Plan and provided for the transfer to the 1993 Stock Incentive Plan of shares authorized for grant but not granted under the Eligible Directors Stock Option Plan and of shares underlying outstanding options under the Eligible Directors Stock Option Plan that are terminated or canceled or that expire.

    In addition, in 1990, Allscripts has issued options to purchase 7,760 shares of Allscripts' common stock outside of the plans under separate agreement. These options were fully vested and exercisable at December 31, 1997.

    In May 1998, in conjunction with the closing of the Series I Unit Offering, the Board of Directors approved the cancellation and reissuance of options to purchase 1,481,916 shares of Allscripts' common stock. The options covered by the grant all have an exercise price of $0.06 per share. At December 31, 1998, Allscripts has reserved 2,913,018 shares for issuance upon exercise of all options.

    Had Allscripts elected to apply the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS
123) regarding recognition of compensation

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
expense to the extent of the calculated fair value of stock options granted in 1996, 1997 and 1998, reported net income and earnings per share would have been reduced as follows:

                                                1996       1997        1998
                                             ---------- ----------- ----------
      Net loss, as reported................. $2,941,028 $10,799,071 $7,514,309
      Pro forma net loss....................  3,031,347  10,895,180  7,606,193
      Pro forma net loss per share--basic
       and diluted.......................... $     1.06 $      3.69 $     1.25

    Under SFAS 123, compensation expense representing fair value of the option grant is recognized over the vesting period. The initial impact on pro forma net loss may not be representative of compensation expense in future years, when the effect of amortization of multiple awards would be reflected in pro forma earnings.

    For purposes of the SFAS 123 pro forma net income and earnings per share calculation, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The weighted average assumptions used in determining fair value as disclosed for SFAS 123 are shown in the following table:

                                                               1996  1997  1998
                                                               ----  ----  ----
      Risk-free interest rate................................. 6.29% 5.99% 5.15%
      Option life (years).....................................    4     4     4

    Option activity for the years ended December 31, 1996, 1997 and 1998 is as follows:

                                         Options    Weighted Average   Options
                                       Outstanding   Exercise Price  Exercisable
                                       -----------  ---------------- -----------
Balance at January 1, 1996............  1,523,201        $2.10          745,255
  Options granted.....................    195,850         1.50
  Options exercised...................     (1,616)        1.50
  Options forfeited...................   (339,423)        3.96
                                       ----------
Balance at December 31, 1996..........  1,378,012         1.50          802,049
  Options granted.....................  1,655,218         2.34
  Options exercised...................    (37,807)        1.50
  Options forfeited...................   (265,066)        1.56
                                       ----------
Balance at December 31, 1997..........  2,730,357         2.04        1,100,948
  Options granted.....................  1,985,165         0.06
  Options exercised...................   (336,522)        0.18
  Options forfeited...................   (198,301)        1.62
  Options canceled.................... (1,483,576)        1.34
                                       ----------
Balance at December 31, 1998..........  2,697,123        $0.68        1,434,122
                                       ==========

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

    For the years ended December 31, 1996, 1997 and 1998, the weighted average fair value of options granted with an exercise price equal to market price was $1.50, $2.34 and $0.06, respectively.

              Options Outstanding                         Options Exercisable
----------------------------------------------------     --------------------------
                             Weighted
                              Average
                             Remaining      Weighted                     Weighted
             Number of      Contractual     Average       Number of      Average
Exercise      Options          Life         Exercise       Options       Exercise
 Prices     Outstanding     (in years)       Price       Exercisable      Price
--------    -----------     -----------     --------     -----------     --------
 $0.06       1,660,897         10.23         $0.06          497,538       $ 0.06
  1.50         899,453          6.26          1.50          856,214         1.50
  2.16          10,350          7.63          2.16            5,820         2.16
  2.34         110,330          8.00          2.34           58,457         2.34
  3.00           8,333          6.04          3.00            8,333         3.00
 10.24           7,760          1.13         10.24            7,760        10.24
             ---------                                    ---------
             2,697,123                                    1,434,122
             =========                                    =========

13. Contingencies

    The pharmaceutical repackaging industry is subject to stringent federal and state regulations. Allscripts' repackaging operations are regulated by the Food and Drug Administration as if Allscripts were a manufacturer. Allscripts is also subject to regulation by the Drug Enforcement Administration in connection with the packaging and distribution of controlled substances.

    Allscripts is a defendant in numerous multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. These suits have been filed in various jurisdictions throughout the United States, and in each of these suits, Allscripts is one of many defendants, including manufacturers and other distributors of these drugs. Allscripts does not believe it has any significant liability incident to the distribution or repackaging of these drugs and it has tendered defense of these lawsuits to its insurance carrier for handling. The lawsuits are in various stages of litigation and it is too early to determine what, if any, liability Allscripts will have with respect to the claims made in these lawsuits. If Allscripts' insurance coverage in the amount of $16,000,000 per occurrence and $17,000,000 per year in the aggregate is inadequate to satisfy any resulting liability, Allscripts will have to defend these lawsuits and be responsible for the damages, if any, that Allscripts suffers as a result of these lawsuits. Allscripts does not believe that the outcome of these lawsuits will have a material adverse effect on its financial condition, results of operations or cash flows.

14. Employment Matters and Agreements

    In June 1996, October 1997, December 1997, March 1998 and December 1998, certain executives and employees terminated their responsibilities with Allscripts. In connection with these terminations, Allscripts entered into severance agreements with these executives and employees. Total costs of $574,000, $204,000 and $430,000, including amounts payable in the future related to these agreements, have been included as management restructuring and shutdown costs under Other Operating Expenses in 1996, 1997 and 1998, respectively.

15. Savings Plan

    Effective January 1, 1993, employees of Allscripts who meet certain eligibility requirements can participate in Allscripts' 401(k) Savings and Investment Plan. Under the plan, Allscripts may, at its

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
discretion, match the employee contributions. Allscripts recorded expenses from continuing operations related to its matching contributions for the years ended December 31, 1996, 1997 and 1998 of $35,418, $44,781 and $36,725, respectively.

16. Enterprise Systems, Inc. Agreement

    During 1996 and 1997, Allscripts established a relationship with Enterprise Systems, Inc. to further develop Allscripts' automated dispensing product and introduce touch technology to its product. Enterprise developed a product called TouchScript. On March 13, 1997, Enterprise Systems, Inc. entered into a Merger Agreement with HBO & Company and subsequently on June 26, 1997 completed said merger. On July 17, 1997, Allscripts entered into an agreement with HBO & Company whereby HBO & Company assigned and transferred to Allscripts all of its rights, title and interest in the TouchScript system and all corresponding documentation therefor, including all copyrights, copyright registrations, trademark applications and trademark registrations. In exchange, Allscripts issued 519,530 shares of common stock.

    The shares were recorded at fair market value determined by Allscripts of $0.06 per share, thus assigning a value of $31,173 to the TouchScript software. The software is being amortized on a straight-line basis over a three-year period.

17. Discontinued Operations

    On March 18, 1999, Allscripts signed a definitive agreement to sell certain assets of its pharmacy benefit management operation to Pharmacare Management Services, Inc., Pharmacare Direct, Inc., and Procare Pharmacy, Inc. The sale closed on March 31, 1999. The aggregate purchase price is $15,400,000, payable in the form of an up front payment at closing of $7,000,000 and a contingent payment of up to $8,400,000 payable within 10 business days after the first anniversary of the closing date. Additionally, the buyers purchased the inventory at Allscripts' net cost, approximately $500,000, while Allscripts retained the remaining working capital. The contingent payment is based upon the number of prescription fillings (including original fillings and subsequent refills) for the one-year period following the closing. Allscripts will receive $23.12 for each traditional mail order prescription filling up to a maximum of $5,000,000, $11.67 for each specialty mail order prescription filling up to a maximum of $700,000 and $4.48 for each retail pharmacy prescription filling up to a maximum of $2,700,000, in each case for fillings only from customers that have been retained as of the anniversary date. Under certain circumstances, a portion of the contingent payment can be paid prior to the anniversary date. Allscripts expects to receive less than the maximum contingent payment.

    The operating results of the pharmacy benefit management segment have been segregated from continuing operations and reported as a separate line item on the Consolidated Statements of Operations under the caption "Income (loss) from discontinued operations." Additionally, Allscripts has restated its prior financial statements to present the operating results of the pharmacy benefit management operations as a discontinued operation.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

    Operating results from discontinued operations were as follows:

                                              1996        1997         1998
                                           ----------- -----------  -----------
      Revenue............................  $42,225,000 $44,719,000  $52,866,000
      Cost of revenue....................   39,001,000  41,413,000   49,313,000
                                           ----------- -----------  -----------
          Gross profit...................    3,224,000   3,306,000    3,553,000
      Selling, general and administrative
       expenses..........................    1,735,000   5,114,000    2,583,000
                                           ----------- -----------  -----------
      Operating income (loss)............    1,489,000  (1,808,000)     970,000
                                           ----------- -----------  -----------
      Income (loss) from discontinued
       operations........................  $ 1,489,000 $(1,808,000) $   970,000
                                           =========== ===========  ===========

    Included in revenue is $1,580,000 in 1997 and $2,982,000 in 1998 from Anthem, Inc., a related party (see Note 20). Included in selling, general and administrative expenses in 1997 is approximately $3,300,000 pertaining to the writedown of intangible assets.

    The components of assets and liabilities of discontinued operations included in Allscripts' consolidated balance sheets at December 31 are as follows:

                                                             1997       1998
                                                          ---------- -----------
      Assets:
       Accounts receivable............................... $5,715,000  $7,015,000
       Inventory.........................................    317,000     521,000
       Other.............................................  3,611,000   2,936,000
                                                          ---------- -----------
      Total assets....................................... $9,643,000 $10,472,000
      Liabilities........................................  4,879,000   6,192,000
                                                          ---------- -----------
          Net............................................ $4,764,000 $ 4,280,000
                                                          ========== ===========

18. Supplemental Cashflow Information

                                                    1996     1997      1998
                                                  -------- -------- -----------
Interest paid.................................... $640,057 $509,292 $   294,171
Noncash investing and financing activity:
  Exchange of 6,837 shares of common stock held
   by a former executive for a note receivable
   held by Allscripts, totaling $35,000 plus
   interest......................................   35,000      --          --
  In connection with the agreement with HBO &
   Company, issuance of 519,530 common shares
   valued at $0.06 per share, in exchange for
   software valued at $31,173....................      --    31,173         --
  Accretion of mandatory redemption value of
   preferred shares..............................  219,400  219,399     323,278
  In connection with the $10,000,000, 8.0%
   convertible subordinated debentures issued
   April 30, 1996, issuance of $400,000 and
   $875,680 of additional debentures in
   satisfaction of accrued interest thereon for
   the years ended December 31, 1996 and 1997,
   respectively..................................  400,000  875,680         --
  In connection with the Series I Unit Offering,
   issuance of 1,803,838 shares of Series J
   Redeemable Preferred shares and 1,326,661
   warrants in exchange for Allscripts'
   outstanding convertible subordinated
   debentures (in the aggregate principal amount
   of $11,219,303) plus accrued interest thereon
   through April 15, 1998 ($437,085 in
   aggregate)....................................      --       --   11,656,388
  Cumulative dividends in arrears on redeemable
   preferred shares..............................  704,000  704,000   1,926,865

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

19. Recently Issued Accounting Pronouncements

    During 1997 the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." In February 1998 the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and other Postretirement Benefits." SFAS No. 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. This standard requires that management identify operating segments based on the way that management desegregates the entity for making internal operating decisions. SFAS No. 132 standardizes the disclosure requirements for pension and other postretirement benefits.

    As a result of the March 1999 sale of the pharmacy benefit management segment, Allscripts currently operates in one segment. Allscripts does not offer the types of benefit programs that fall under the guidelines of Statement of Financial Accounting Standards No. 132--Employers' Disclosures about Pensions and other Postretirement Benefits.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 1999. To date, Allscripts has not entered into any derivative financial instruments or hedging activities.

    In June 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs that are incurred during the application's development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Such costs were not material for the three-year period ended December 31, 1998. Allscripts is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

20. Related Party Transactions

    Since June 1997, Allscripts has provided pharmacy benefit management services for Anthem, Inc. One of Allscripts' directors is Chairman of the Board, President and Chief Executive Officer of Anthem (see Note 17).

21. Subsequent Events--Acquisitions

    In May 1999, Allscripts acquired all of the outstanding stock of TeleMed Corp., which does business as MedSmart, in exchange for 117,500 shares of common stock and additional shares of common stock under certain circumstances. MedSmart has recently entered the business of informing, or "detailing," physicians about specific pharmaceuticals over the Internet and through Interactive Voice Response. MedSmart also sells medical books and practice-related software to physicians.

    In May 1999, Allscripts agreed in principle to acquire substantially all of the assets of Shopping@Home, Inc., a development stage Internet retailer, in exchange for a promissory note in the principal amount of $650,000, bearing interest at a rate of 6.0% per year, and payable upon the consummation of Allscripts' initial public offering. Allscripts' Chief Executive Officer and Chief Operating Officer are principal shareholders of Shopping@Home, Inc.

    Allscripts intends to account for these business combinations as purchases.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

22. Subsequent Events--Other

    On May 2, 1999, Allscripts' Board of Directors authorized (1) the merger of Allscripts into a subsidiary incorporated in Delaware upon the closing of Allscripts' initial public offering and (2) a one-for-six reverse common stock split.

    The reverse stock split and the reincorporation merger in Delaware were subject to shareholder approval. Shareholder approval was obtained on June 18, 1999. Consequently, all common share information in the accompanying financial statements has been adjusted to reflect the reverse stock split.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                              September 30, 1999

                                                                      1999
                                                                   -----------
ASSETS
Current assets:
  Cash and cash equivalents....................................... $27,089,533
  Marketable securities...........................................  36,000,000
  Accounts receivable, net of allowances of $3,691,273............   4,810,201
  Inventories.....................................................   3,720,507
  Prepaid and other current assets................................     523,500
                                                                   -----------
    Total current assets..........................................  72,143,741
                                                                   -----------
Fixed assets, net of accumulated depreciation of $5,103,299.......   2,564,755
Intangible assets, net of accumulated amortization of
 $12,019,827......................................................   4,170,880
Other assets......................................................      67,451
                                                                   -----------
    Total assets.................................................. $78,946,827
                                                                   ===========


The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

                              September 30, 1999

                                                                       1999
                                                                   ------------
LIABILITIES
Current liabilities:
  Accounts payable................................................ $  5,108,961
  Accrued vacation................................................      717,643
  Deferred revenue................................................      436,858
  Accrued compensation/withholding taxes..........................      378,142
  Other accrued expenses..........................................      389,329
                                                                   ------------
    Total current liabilities.....................................    7,030,933
Long-term debt....................................................       58,774
                                                                   ------------
    Total liabilities.............................................    7,089,707
                                                                   ------------
STOCKHOLDERS' EQUITY
Preferred stock:
  $1.00 par value, 1,000,000 shares authorized, no shares issued
   and outstanding................................................          --
Common stock:
  $0.01 par value, 75,000,000 shares authorized, 24,033,596 shares
   issued and 23,858,475 shares outstanding.......................      240,336
Treasury stock at cost; 175,121 shares............................   (1,462,740)
Unearned compensation.............................................   (1,772,915)
Additional paid-in capital........................................  131,890,313
Accumulated deficit...............................................  (57,037,874)
                                                                   ------------
    Total stockholders' equity....................................   71,857,120
                                                                   ------------
    Total liabilities and stockholders' equity.................... $ 78,946,827
                                                                   ============



The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          Nine Months Ended
                                                            September 30,
                                                       ------------------------
                                                          1998         1999
                                                       -----------  -----------
Revenue..............................................  $18,166,609  $19,395,659
Cost of revenue......................................   13,230,639   15,394,394
                                                       -----------  -----------
    Gross profit.....................................    4,935,970    4,001,267
Selling, general and administrative expenses.........    9,708,330   13,801,914
Amortization of intangibles..........................      280,327      746,417
Other operating expenses.............................      111,946      319,328
                                                       -----------  -----------
    Loss from operations.............................   (5,164,633) (10,866,392)
Interest income......................................        2,240      670,047
Interest expense.....................................     (526,272)    (266,791)
                                                       -----------  -----------
Interest, net........................................     (524,032)     403,256
                                                       -----------  -----------
Loss from continuing operations......................   (5,688,665) (10,463,136)
Income from discontinued operations..................      881,988      642,071
Gain from sale of discontinued operations............          --     3,547,161
                                                       -----------  -----------
Net loss before extraordinary item...................   (4,806,677)  (6,273,904)
Extraordinary loss from early extinguishment of
 debt................................................     (790,431)         --
                                                       -----------  -----------
Net loss.............................................   (5,597,108)  (6,273,904)
Accretion of mandatory redemption value of preferred
 shares and accrued dividends on preferred shares....   (1,787,965)  (2,198,165)
                                                       -----------  -----------
Net loss attributable to common stockholders.........  $(7,385,073) $(8,472,069)
                                                       ===========  ===========
Per share data--basic and diluted:
  Loss from continuing operations (including
   accretion and accrued dividends on preferred
   shares)...........................................  $     (1.35) $     (1.24)
  Income from discontinued operations................         0.16         0.06
  Gain from sale of discontinued operations..........          --          0.35
  Extraordinary loss.................................        (0.14)         --
                                                       -----------  -----------
  Net loss attributable to common stockholders.......  $     (1.33) $     (0.83)
                                                       ===========  ===========
Per share data--pro forma basic and diluted:
  Loss from continuing operations (excluding
   accretion and accrued dividends on preferred
   shares--see Note 6)...............................  $     (0.70) $     (0.82)
  Income from discontinued operations................         0.10         0.05
  Gain from sale of discontinued operations..........          --          0.28
  Extraordinary loss.................................        (0.09)         --
                                                       -----------  -----------
  Net loss attributable to common stockholders.......  $     (0.69) $     (0.49)
                                                       ===========  ===========
Weighted average shares of common stock outstanding
 used in computing basic and diluted loss per share..    5,557,206   10,199,302
                                                       ===========  ===========
Weighted average shares of common stock outstanding
 used in computing pro forma basic and diluted loss
 per share...........................................    8,554,647   12,797,084
                                                       ===========  ===========

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Nine Months Ended
                                                           September 30,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
Cash flows from operating activities:
  Net loss........................................... $(5,597,108) $(6,273,904)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation.....................................     460,233      637,269
    Amortization.....................................     656,930      871,950
    Provision for losses on accounts receivable......     112,156     (350,271)
    Gain on sale of discontinued operations..........         --    (3,547,161)
    Extraordinary loss...............................     790,431          --
    Non-cash compensation expense on common share
     options.........................................     156,083      412,492
    Non-cash expense from issuance of contingent
     shares..........................................         --       319,328
    Exchange of debentures in satisfaction of accrued
     interest........................................     439,281          --
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable.....    (324,294)   5,201,237
      Increase in inventories........................    (420,944)  (1,487,799)
      Increase in prepaid expenses and other assets..     (98,778)    (411,158)
      (Decrease) increase in accounts payable........      60,970   (3,239,452)
      Decrease in accrued and other current
       liabilities...................................     (57,451)     (70,496)
                                                      -----------  -----------
        Net cash used in operating activities........  (3,822,491)  (7,937,965)
                                                      -----------  -----------
Cash flows from investing activities:
  Capital expenditures...............................    (653,497)  (1,633,860)
  Purchases of marketable securities.................         --   (36,000,000)
  Proceeds from sale of discontinued operations......         --     7,472,509
  Cash received in acquisitions......................         --        48,597
                                                      -----------  -----------
        Net cash used in investing activities........    (653,497) (30,112,754)
                                                      -----------  -----------
Cash flows from financing activities:
  Proceeds from exercise of common stock options.....      41,035      377,855
  Proceeds from initial public offering--net.........         --   103,025,951
  Payments for preferred stock redemptions...........         --   (34,745,000)
  Proceeds from Series I Unit Offering...............   8,930,000          --
  Payment of note payable in connection with
   acquisition.......................................         --      (650,000)
  Proceeds from exercise of common stock warrants....         --       413,438
  Borrowings under line of credit....................   2,550,000    1,400,000
  Payments under line of credit......................  (2,500,000)  (5,400,000)
  Payments on long-term debt.........................  (4,692,932)         --
                                                      -----------  -----------
        Net cash provided by financing activities....   4,328,103   64,422,244
                                                      -----------  -----------
Net increase (decrease) in cash and cash
 equivalents.........................................    (147,885)  26,371,525
Cash and cash equivalents, beginning of period.......     204,981      718,008
                                                      -----------  -----------
Cash and cash equivalents, end of period............. $    57,096  $27,089,533
                                                      ===========  ===========

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

    The quarterly financial information presented herein should be read in conjunction with Allscripts' audited financial statements and the accompanying notes included elsewhere herein. The unaudited interim financial statements for the nine months ended September 30, 1999, have been prepared on a basis consistent with those financial statements and reflect all adjustments (all of which are of a normal recurring nature) that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. The consolidated financial statements include the accounts of Allscripts, Inc. and its wholly owned subsidiaries (collectively referred to as "Allscripts"). All significant intercompany accounts and transactions have been eliminated in consolidation. The results for the interim periods are not necessarily indicative of the results to be expected for the year.

2. Recently Issued Accounting Standards

    In the first quarter of 1999, Allscripts adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires entities to capitalize certain internal-use software costs once certain criteria are met. Prior to 1999, Allscripts' practice was to expense the costs of obtaining or developing internal-use software as incurred. Costs that are capitalizable under this pronouncement include external direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use computer software project and interest costs incurred when developing computer software for internal use. Costs incurred relating to development of internal-use software have not been material.

3. Initial Public Offering

    On July 28, 1999, Allscripts completed the initial public offering of its common stock. Allscripts issued 7,000,000 shares of common stock at an initial public offering price of $16.00 per share. The initial public offering resulted in gross proceeds of $112,000,000, $7,840,000 of which was applied to the underwriting discount and approximately $1,150,000 of which was applied to related offering expenses. In addition, Allscripts used approximately $34,745,000 of the proceeds to redeem all outstanding shares of its Series H, I and J Redeemable Preferred Stock, plus accrued dividends thereon, $3,900,000 to repay advances under its revolving line of credit with its commercial bank and approximately $653,000 to repay a promissory note, including accrued interest, issued as consideration for Allscripts' acquisition of Shopping@Home, Inc. (see
Note 4). The remaining net proceeds of approximately $64,000,000 were invested in short-term, interest-bearing, investment grade securities.

4. Business Combinations

    On May 10, 1999, Allscripts acquired TeleMed Corp., which operated as MedSmart, a privately held company that sells Internet-based physician drug education programs and medical books online and by telephone. In exchange for all of the outstanding common shares of MedSmart, Allscripts issued 117,500 shares of its common stock at closing, and an additional 87,271 shares in September 1999 pursuant to a contingent payment obligation. Allscripts assigned a value of $11.00 per share to the shares issued at closing and $14.65 per share to the shares issued in September. The business combination was accounted for using the purchase method of accounting and MedSmart's results of operations have been included in the consolidated financial statements subsequent to the date of acquisition. The acquisition resulted in goodwill of approximately $3,200,000, which represents the excess of the purchase price over the fair value of the assets and which is being amortized on a straight-line basis over two years.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

    On June 30, 1999, Allscripts acquired substantially all of the assets of Shopping@Home, Inc., a development-stage Internet retailer, in exchange for a promissory note in the principal amount of $650,000, bearing interest at 6% per year and payable upon the consummation of an initial public offering. The business combination was accounted for using the purchase method of accounting, and the results of operations of Shopping@Home have been included in the consolidated financial statements subsequent to the date of acquisition. The acquisition resulted in goodwill of approximately $640,000, which represents the excess of the purchase price over the fair value of the assets and which is being amortized on a straight-line basis over two years. The promissory note, including accrued interest of $3,000, was repaid in August 1999.

    The following unaudited pro forma consolidated results of operations for the nine months ended September 30, 1998 and 1999 assume the MedSmart and Shopping@Home, Inc. acquisitions occurred as of January 1 of each year. The pro forma results are not indicative of the actual results that would have occurred had the acquisitions been completed as of the beginning of each of the periods presented, nor are they necessarily indicative of future consolidated results. As a result, weighted average shares include 204,771 shares issued as consideration for the TeleMed Corp. acquisition as if they had been issued as of January 1 of each period presented.

                                                        Nine Months Ended
                                                          September 30,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
                                                           (unaudited)
   Revenue.........................................  $19,322,000  $ 19,854,000
   Loss from continuing operations.................  $(5,956,000) $(10,915,000)
   Income from discontinued operations.............      882,000       642,000
   Gain from sale of discontinued operations.......          --      3,547,000
   Extraordinary loss from early extinguishment of
    debt...........................................     (790,000)          --
                                                     -----------  ------------
       Net loss....................................  $(5,864,000) $ (6,726,000)
                                                     ===========  ============
   Per share data--basic and diluted:
     Loss from continuing operations (including
      accretion and accrued dividends on preferred
      shares)......................................  $     (1.34) $      (1.27)
     Income from discontinued operations...........         0.15          0.06
     Gain from sale of discontinued operations.....          --           0.35
     Extraordinary loss from early extinguishment
      of debt......................................        (0.14)          --
                                                     -----------  ------------
       Net loss....................................  $     (1.33) $      (0.86)
                                                     ===========  ============
   Weighted average shares of common stock
    outstanding used in computing basic and diluted
    loss per share.................................    5,761,977    10,362,967
                                                     ===========  ============

5. Other Operating Expenses

    Other operating expenses for the three and nine months ended September 30, 1999 of $319,000 reflect a non-cash, non-recurring charge related to the issuance of common stock upon the closing of the initial public offering in settlement of a contingent payment obligation related to an acquisition Allscripts made in 1995.

6. Net Loss Per Share

    Allscripts accounts for net loss per share in accordance with SFAS No. 128, "Earnings per Share." SFAS No. 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share. Basic earnings per share is computed by dividing the net loss attributable to common stockholders by the

                       ALLSCRIPTS, INC. AND SUBSIDIARIES
weighted average shares of outstanding common stock. For purposes of calculating diluted earnings per share, the denominator includes both the weighted average shares of common stock outstanding and dilutive potential common stock.

    In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period. Allscripts has excluded the impact of all outstanding warrants and options to purchase shares of common stock, all outstanding convertible preferred shares on an if converted basis and contingent share payment obligations from the calculation of diluted loss per share because all such securities are antidilutive for all periods presented. Antidilutive potential common stock from the exercise of outstanding warrants and options to purchase shares of common stock excluded from the diluted earnings per share computation for the nine months ended September 30, 1998 and 1999 includes 6,419,000 and 7,197,000 shares, respectively.

    On July 28, 1999, Allscripts consummated an initial public offering of its common stock. Upon the closing of the offering, all of the outstanding shares of Allscripts' convertible preferred stock were automatically converted into 2,977,483 shares of common stock. Additionally, 19,958 shares of common stock were issued upon the closing of the offering, pursuant to a contingent share payment obligation (see Note 5). The unaudited pro forma diluted net loss per share information included in the accompanying consolidated statement of operations for the nine months ended September 30, 1998 and 1999 reflects the impact of such conversion and such issuance on basic and diluted net loss per share as of the beginning of the year, or date of issuance, if later, using the if-converted method. In addition, the unaudited pro forma net loss per share information excludes accretion and accrued dividends on redeemable preferred shares as redemption of said shares is assumed to have occurred as of the beginning of the year or, if later, date of issuance.

    Below is a summary of the shares used in calculating unaudited diluted net loss per share and unaudited pro forma diluted net loss per share for the periods indicated.

                                                            Nine Months Ended
                                                              September 30,
                                                           --------------------
                                                             1998       1999
                                                           --------- ----------
   Unaudited diluted weighted average shares outstanding:
     Attributable to common stock outstanding............  5,557,206 10,199,302
     Attributable to common stock options and warrants...        --         --
     Attributable to convertible preferred stock.........        --         --
     Attributable to contingent share payment
      obligation.........................................        --         --
                                                           --------- ----------
                                                           5,557,206 10,199,302
                                                           ========= ==========
   Unaudited pro forma diluted weighted average shares
    outstanding:
     Attributable to common stock outstanding............  5,557,206 10,199,302
     Attributable to common stock options and warrants...        --         --
     Attributable to convertible preferred stock.........  2,977,483  2,580,485
     Attributable to contingent share payment
      obligation.........................................     19,958     17,297
                                                           --------- ----------
                                                           8,554,647 12,797,084
                                                           ========= ==========

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

7. Exercise of Warrants

    In the third quarter of 1999, 4,114,728 shares of common stock were issued through the cashless exercise of warrants. Shares of common stock totaling 140,656 were surrendered to exercise the warrants, such shares being valued at the excess of fair market value of a common share on the day of exercise over the warrant exercise price. The net value surrendered was approximately $1,395,000. These surrendered shares have been recorded as treasury stock in the September 30, 1999 balance sheet.

8. Contingencies

    The pharmaceutical repackaging industry is subject to stringent federal and state regulations. Allscripts' repackaging operations are regulated by the FDA as if Allscripts were a manufacturer. Allscripts is also subject to regulation by the DEA in connection with the packaging and distribution of controlled substances.

    Allscripts is a defendant in over 2,000 multi-defendant lawsuits brought by over 3,000 claimants involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. The majority of these suits were filed between February 1998 and June 1999 and the remaining suits were filed in state courts in Texas beginning in August 1999. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. In each of these suits, Allscripts is one of many defendants, including manufacturers and other distributors of these drugs. Allscripts does not believe it has any significant liability incident to the distribution or repackaging of these drugs, and it has tendered defense of these lawsuits to its insurance carrier for handling. In addition, while Allscripts has not yet conducted a review of all of the Texas suits, since physician dispensing is generally prohibited in Texas and Allscripts has never distributed these drugs in Texas, Allscripts believes that it is unlikely that it is responsible for the distribution of the drugs at issue in many of the recently filed Texas suits. The lawsuits are in various stages of litigation, and it is too early to determine what, if any, liability Allscripts will have with respect to the claims made in these lawsuits. If Allscripts' insurance coverage in the amount of $16,000,000 per occurrence and $17,000,000 per year in the aggregate is inadequate to satisfy any resulting liability, Allscripts will have to defend these lawsuits and be responsible for the damages, if any, that Allscripts suffers as a result of these lawsuits. Allscripts does not believe that the outcome of these lawsuits will have a material adverse effect on its financial condition, results of operations or cash flows.

9. Discontinued Operations

    In March 1999, Allscripts sold substantially all of the assets, excluding cash and accounts receivable, of its pharmacy benefit management business. The operating results of the pharmacy benefit management business have been segregated from continuing operations and reported as a separate line item on the Unaudited Condensed Consolidated Statements of Operations under the caption "Income from discontinued operations." Additionally, Allscripts has restated its prior financial statements to present the operating results of the pharmacy benefit management operation as a discontinued operation.

                       ALLSCRIPTS, INC. AND SUBSIDIARIES

    Operating results from discontinued operations were as follows:

                                                           Nine Months Ended
                                                             September 30,
                                                        -----------------------
                                                           1998        1999
                                                        ----------- -----------
                                                              (unaudited)
      Revenue.......................................... $38,517,000 $14,292,000
      Cost of revenue..................................  35,939,000  13,378,000
                                                        ----------- -----------
          Gross profit.................................   2,578,000     914,000
      Selling, general and administrative expenses.....   1,321,000     146,000
      Amortization of intangibles......................     377,000     126,000
                                                        ----------- -----------
      Operating income.................................     880,000     642,000
      Interest income..................................       2,000         --
                                                        ----------- -----------
      Income from discontinued operations.............. $   882,000 $   642,000
                                                        =========== ===========

    Included in revenue is $2,550,000 in the first nine months of 1998 and $375,000 in the first nine months of 1999 from Anthem, Inc., a related party.

    In the first quarter of 1999, Allscripts recognized a gain on the sale of this business of $3,547,000, which has also been reported as a separate line item under the caption "Gain on sale of discontinued operations." This gain does not reflect contingent payments from the buyer of up to $8,400,000, which will be recognized if and when they are realized.

    In the third quarter of 1999, Allscripts reduced selling, general and administrative expenses relating to discontinued operations resulting in income from discontinued operations of $616,000 due to the collection of receivables that had previously been fully reserved.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Forward-Looking Statements...............................................  17
Use of Proceeds..........................................................  17
Price Range of Common Stock..............................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  33
Management...............................................................  44
Certain Relationships and Related Party Transactions.....................  52
Principal and Selling Stockholders.......................................  54
Description of Capital Stock.............................................  56
Shares Eligible for Future Sale..........................................  59
Legal Matters............................................................  60
Experts..................................................................  60
Underwriting.............................................................  61
Where to Find More Information...........................................  63
Index to Consolidated Financial Statements............................... F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                               2,000,000 Shares

                               Allscripts, Inc.

                                 Common Stock


                                ---------------


                                ---------------


                             Goldman, Sachs & Co.

                           Bear, Stearns & Co. Inc.

                              CIBC World Markets

                            Wit Capital Corporation

                      Representatives of the Underwriters


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution

    We will bear the expenses relating to the registration of common stock. Except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee, the following expenses are estimates:

      Securities and Exchange Commission registration fee......... $31,575
      National Association of Securities Dealers, Inc. filing
       fee........................................................  30,500
      Nasdaq National Market listing fee..........................   9,920
      Legal fees and expenses.....................................    *
      Accountants' fees...........................................    *
      Printing fees...............................................    *
      Transfer agent fees.........................................    *
      Miscellaneous...............................................    *
                                                                   -------
          Total...................................................    *
                                                                   =======

--------
   *To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

    Our Certificate of Incorporation and By-laws provide that we shall, subject to certain limitations, indemnify our directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

    Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. Our Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

    Pursuant to the Underwriting Agreement as set forth in Exhibit 1.1, our directors and officers are indemnified against certain civil liabilities that they may incur under the Securities Act in connection with this registration statement and the related prospectus.

    We have purchased directors and officers liability insurance, which provides coverage against certain liabilities.

    In addition, some of our directors are indemnified against liabilities that they may incur in their capacities as directors by third parties with which they are affiliated.

Item 15. Recent Sales of Unregistered Securities

    In the three years preceding the filing of this registration statement, we sold the following securities (adjusted to give effect to a one-for-six reverse stock split) that were not registered under the Securities Act:

    On July 17, 1997, we issued 519,530 common shares to HBO & Company in exchange for all of HBO & Company's right, title and interest in and to the TouchScript system. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act, no public sale having been involved.

    On April 16, 1998, we issued warrants to purchase 916,657 common shares with a per share exercise price of $0.06 and shares of Series H redeemable preferred stock with modified redemption terms to the holders of Series H preferred stock in exchange for their shares of Series H preferred stock. Exemption from registration is claimed pursuant to Sections 3(a)(9) and 4(2) of the Securities Act.

    On April 16, 1998, we issued 1,339,241 shares of Series I redeemable preferred stock and 4,597,070 common shares to a group of accredited investors including members of management for an aggregate consideration of $8,930,000. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act, no public sale having been involved.

    On April 16, 1998, we issued 1,803,838 shares of Series J redeemable preferred stock and warrants to purchase 1,326,661 common shares with a per share exercise price of $0.06 to the holders of the Debentures in exchange for the Debentures and accrued interest thereon. Exemption from registration is claimed pursuant to Sections 3(a)(9) and 4(2) of the Securities Act.

    On March 31, 1999, we issued warrants to purchase 11,666 common shares with a per share exercise price of $3.00 to certain non-employees.

    In May and September 1999 we issued an aggregate 204,771 common shares to the stockholders of TeleMed Corp. in exchange for all of the outstanding capital stock of TeleMed Corp. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act, no public sale having been involved.

    On June 30, 1999, we issued a promissory note in the principal amount of $650,000 to Shopping@Home, Inc. in exchange for substantially all of the assets of Shopping@Home. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act, no public sale having been involved.

    On July 28, 1999, upon the closing of our initial public offering, Allscripts, Inc., an Illinois corporation, merged with and into its wholly owned subsidiary, Allscripts, Inc., a Delaware corporation. In connection with the merger, Allscripts, Inc.-Delaware issued shares of common stock to the holders of common stock of Allscripts, in exchange for such holders' shares of common stock of Allscripts. Exemption from registration is claimed pursuant to
Section 3(a)(9) of the Securities Act.

    In the three years preceding the filing of this registration statement, we
have issued an aggregate of           unregistered common shares to current and
former employees upon exercise of options for an aggregate exercise price of
$        . Exemption from registration is claimed pursuant to Rule 701 under the Securities Act.

    In the three years preceding the filing of this registration statement, we
have issued an aggregate of       shares of unregistered common stock upon
exercise of warrants for an aggregate exercise price of $      and       shares
of common stock surrendered pursuant to cashless exercises. Exemption from registration is claimed pursuant to sections 3(a)(9) and 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits--See Index to Exhibits.

  (b) Financial Statement Schedules
      Report of Independent Accountants
      Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings

    The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Libertyville and State of Illinois on the 27th day of January, 2000.

                                        Allscripts, Inc.

                                        /s/ David B. Mullen
                                        ________________________________________
                                        David B. Mullen
                                        President and Chief Financial Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned hereby constitutes and appoints, jointly and severally, David B. Mullen and John G. Cull, or either of them (with full power to each of them to act alone), as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this Registration Statement, any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and any and all additional registration statements filed pursuant to Rule 462(b) related to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 27th day of January, 2000.

                  Signature                                     Title
                  ---------                                     -----

           /s/ Glen E. Tullman               Chairman and Chief Executive Officer
 ___________________________________________   (Principal Executive Officer)
               Glen E. Tullman

           /s/ David B. Mullen               President, Chief Financial Officer and
 ___________________________________________   Director (Principal Financial Officer)
               David B. Mullen

            /s/ John G. Cull                 Senior Vice President, Finance, Treasurer
 ___________________________________________   and Secretary (Principal Accounting
                John G. Cull                   Officer)

           /s/ Philip D. Green               Director
 ___________________________________________
               Philip D. Green

           /s/ M. Fazle Husain               Director
 ___________________________________________
               M. Fazle Husain


          /s/ Michael J. Kluger              Director
 ___________________________________________
              Michael J. Kluger

            /s/ L. Ben Lytle                 Director
 ___________________________________________
                L. Ben Lytle

          /s/ Edward M. Philip               Director
 ___________________________________________
              Edward M. Philip

            /s/ Gary M. Stein                Director
 ___________________________________________
                Gary M. Stein

                       Report of Independent Accountants
                        on Financial Statement Schedule

To the Board of Directors
Allscripts, Inc.

    Our audits of the consolidated financial statements referred to in our report dated May 12, 1999, except for the information in Note 22, for which the date is June 18, 1999, appearing in this Registration Statement also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
May 12, 1999

                       Allscripts, Inc. and Subsidiaries
                       Valuation and Qualifying Accounts

Schedule II

                              Beginning   Charged to   Deductions    Ending
                               Balance   Cost/expenses (Writeoffs)   Balance
                             ----------- ------------- ----------- -----------
Allowance for accounts
 receivable
  Year ended December 31,
   1996..................... $ 3,213,086  $   30,524    $(102,121) $ 3,141,489
  Year ended December 31,
   1997.....................   3,141,489     666,829     (376,371)   3,431,947
  Year ended December 31,
   1998.....................   3,431,947   1,240,449     (149,889)   4,522,507

Valuation allowance for
 deferred tax assets
  Year ended December 31,
   1996..................... $ 9,821,000  $1,222,000    $     --   $11,043,000
  Year ended December 31,
   1997.....................  11,043,000   2,545,000          --    13,588,000
  Year ended December 31,
   1998.....................  13,588,000   1,696,000          --    15,284,000

                               INDEX TO EXHIBITS

Exhibit
Number                   Description                                  Reference
-------                  -----------                                  ---------
1.1      Form of Underwriting Agreement

2.1      Form of Plan of Merger between the          Incorporated herein by reference from the
         Registrant and Allscripts, Inc., an         Registrant's Registration Statement on
         Illinois corporation                        Form
                                                     S-1 as part of Amendment No. 4 filed on
                                                     July 20, 1999 (SEC file no. 333-78431)

3.1      Amended and Restated Certificate of         Incorporated herein by reference from the
         Incorporation                               Registrant's Quarterly Report on Form 10-Q
                                                     for the quarter ended June 30, 1999

5.1*     Opinion of Gardner, Carton & Douglas

3.2      By-laws                                     Incorporated herein by reference from the
                                                     Registrant's Quarterly Report on Form 10-Q
                                                     for the quarter ended June 30, 1999

10.1+    Amended and Restated 1993 Stock Incentive   Incorporated herein by reference from the
         Plan                                        Registrant's Registration Statement on
                                                     Form
                                                     S-1 as part of Amendment No. 2 filed on
                                                     June 29, 1999 (SEC file no. 333-78431)

10.2     Asset Purchase Agreement, dated as of       Incorporated herein by reference from the
         March 19, 1999, by and among the            Registrant's Registration Statement on
         Registrant, PharmaCare Management Services, Form
         Inc., PharmaCare Direct, Inc. and ProCare   S-1 as part of Amendment No. 1 filed on
         Pharmacy, Inc.                              June 7, 1999 (SEC file no. 333-78431)

10.3     Twelfth Restated Registration Agreement     Incorporated herein by reference from the
         dated as of June 18, 1999, by and among the Registrant's Registration Statement on
         Registrant, those Holders of the            Form
         Registrant's Series A Preferred, Series B   S-1 as part of Amendment No. 2 filed on
         Preferred, Series C Preferred, Series D     June 29, 1999 (SEC file no. 333-78431)
         Preferred, Series F Preferred and Series G
         Preferred listed in Schedule I attached
         thereto, the Holders of the Extension
         Guaranty Warrants listed in Schedule II
         thereto, the Holders of the 1996 Extension
         Guaranty Warrants listed in Schedule II
         thereto, those Holders of Common listed in
         Schedule III thereto, the Holders of Series
         H Warrants and H Unit Common listed in
         Schedule IV thereto, the Holders of
         Extension Series H Warrants listed in
         Schedule IV thereto, the Holders of I Unit
         Common listed in Schedule V thereto and the
         Holders of Debenture Warrants listed in
         Schedule VI thereto.

10.4     Industrial Building Lease dated April 30,   Incorporated herein by reference from the
         1997 between G2 Limited Partnership and the Registrant's Registration Statement on
         Registrant                                  Form
                                                     S-1 filed on May 14, 1999 (SEC file no.
                                                     333-78431)


Exhibit
Number                   Description                                  Reference
-------                  -----------                                  ---------
10.5     Lease Agreement between American National
         Bank and Trust Company of Chicago, as
         Trustee, and the Registrant dated September
         1996, as amended December 31, 1999

10.6+    Employment Agreement effective August 1,    Incorporated herein by reference from the
         1997 between the Registrant and Glen E.     Registrant's Registration Statement on
         Tullman                                     Form S-1 filed on May 14, 1999 (SEC file
                                                     no. 333-78431)

10.7+    Employment Agreement effective August 1,    Incorporated herein by reference from the
         1997 between the Registrant and David B.    Registrant's Registration Statement on
         Mullen                                      Form S-1 filed on May 14, 1999 (SEC file
                                                     no. 333-78431)

10.8+    Employment Agreement effective September 2, Incorporated herein by reference from the
         1997 between the Registrant and Steven M.   Registrant's Registration Statement on
         Katz                                        Form S-1 filed on May 14, 1999 (SEC file
                                                     no. 333-78431)

10.9+    Agreement dated May 1, 1995 between the     Incorporated herein by reference from the
         Registrant and John G. Cull                 Registrant's Registration Statement on
                                                     Form S-1 filed on May 14, 1999 (SEC file
                                                     no. 333-78431)

10.10    Form of TouchScript Master License          Incorporated herein by reference from the
         Agreement                                   Registrant's Registration Statement on
                                                     Form S-1 filed on May 14, 1999 (SEC file
                                                     no. 333-78431)

10.11    Revolving Credit Agreement dated as of      Incorporated herein by reference from the
         April 16, 1998 and amended as of May 6,     Registrant's Registration Statement on
         1998 by and between the Registrant and      Form S-1 as part of Amendment No. 2 filed
         LaSalle National Bank                       on June 29, 1999 (SEC file no. 333-78431)

10.12    Supply Agreement dated August 27, 1998      Incorporated herein by reference from the
         between McKesson U.S. Health Care and the   Registrant's Registration Statement on
         Registrant                                  Form S-1 as part of Amendment No. 1 filed
                                                     on June 7, 1999 (SEC file no. 333-78431)

10.13    Form of Series H Warrant                    Incorporated herein by reference from the
                                                     Registrant's Registration Statement on
                                                     Form S-1 filed on May 14, 1999 (SEC file
                                                     no. 333-78431)

10.14    Form of Extension Guaranty Warrant          Incorporated herein by reference from the
                                                     Registrant's Registration Statement on
                                                     Form S-1 filed on May 14, 1999 (SEC file
                                                     no. 333-78431)

10.15    Form of 1996 Extension Guaranty Warrant     Incorporated herein by reference from the
                                                     Registrant's Registration Statement on
                                                     Form S-1 filed on May 14, 1999 (SEC file
                                                     no. 333-78431)


Exhibit
Number                   Description                                  Reference
-------                  -----------                                  ---------
10.16    Form of Debenture Warrant                   Incorporated herein by reference from the
                                                     Registrant's Registration Statement on
                                                     Form
                                                     S-1 filed on May 14, 1999 (SEC file no.
                                                     333-78431)

10.17    Form of Series H Extension Warrant          Incorporated herein by reference from the
                                                     Registrant's Registration Statement on
                                                     Form
                                                     S-1 filed on May 14, 1999 (SEC file no.
                                                     333-78431)

10.18    Asset Purchase Agreement dated June 30,     Incorporated herein by reference from the
         1999 by and among the Registrant and        Registrant's Registration Statement on
         Shopping@Home, Inc., Glen Tullman, Lee      Form
         Shapiro, Stanley Crane and Joseph E. Carey  S-1 as part of Amendment No. 4 filed on
                                                     July 20, 1999 (SEC file no. 333-78431)

10.19+   Employment Agreement, effective August 2,   Incorporated herein by reference from the
         1999, between the Registrant and Joseph E.  Registrant's Quarterly Report on Form 10-Q
         Carey                                       for the quarter ended September 30, 1999
                                                     (filed as Exhibit 10.1 thereto)

23.1     Consent of PricewaterhouseCoopers LLP

23.2     Consent of Gardner, Carton & Douglas
         (included in Exhibit 5.1)

24.1 Powers of Attorney (included on signature page)

27.1     Financial Data Schedule

--------
+Indicates compensatory plan.
*To be filed by amendment.